   As filed with the Securities and Exchange Commission on  December 15, 1995

                                                       Registration No. 33-79484

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           -------------------------

                                 POST-EFFECTIVE

                                AMENDMENT NO.  7

                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           -------------------------

                            CROWN CASINO CORPORATION

             (Exact name of registrant as specified in its charter)

                 TEXAS                                        7999                                    63-0851141
     (State or other jurisdiction of              (Primary Standard Industrial                       (IRS Employer
     incorporation or organization)               Classification Code Number)                   Identification Number)

                     2415 WEST NORTHWEST HIGHWAY, SUITE 103
                              DALLAS, TEXAS  75220
                                 (214) 352-7561
                  (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                               EDWARD R. MCMURPHY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            CROWN CASINO CORPORATION
                     2415 WEST NORTHWEST HIGHWAY, SUITE 103
                              DALLAS, TEXAS  75220
                                 (214) 352-7561
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:
                             HELEN T. FERRARO, ESQ.
                           SMITH, GAMBRELL & RUSSELL
                                   SUITE 1800
                           3343 PEACHTREE ROAD, N.E.
                               ATLANTA, GA 30326
                                 (404) 264-2620

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]


         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                            CROWN CASINO CORPORATION

                           --------------------------

                             CROSS REFERENCE SHEET
                  (PURSUANT TO ITEM 501(b) OF REGULATION S-K)


       FORM S-1 ITEM NUMBER                                         CAPTION OR LOCATION IN PROSPECTUS
       --------------------                                         ---------------------------------
1.    Forepart of the Registration Statement and
         Outside Front Cover Page of Prospectus . . . . . . . .     Cover Page of Registration Statement; Cross Reference
                                                                        Sheet; Outside Cover

2.    Inside Front and Outside Back Cover Pages
         of Prospectus  . . . . . . . . . . . . . . . . . . . .     Inside Front Cover Page; Outside Back Cover Page

3.    Summary Information, Risk Factors and
         Ratio of Earnings to Fixed Charges . . . . . . . . . .     Prospectus Summary; The Company; Risk Factors

4.    Use of Proceeds . . . . . . . . . . . . . . . . . . . . .     Use of Proceeds

5.    Determination of Offering Price . . . . . . . . . . . . .     Plan of Distribution

6.    Dilution  . . . . . . . . . . . . . . . . . . . . . . . .     *

7.    Selling Security Holders  . . . . . . . . . . . . . . . .     Selling Shareholders

8.    Plan of Distribution  . . . . . . . . . . . . . . . . . .     Cover Page; Plan of Distribution

9.    Description of Securities to be Registered  . . . . . . .     Dividend Policy; Description of Capital Stock

10.   Interests of Named Experts and Counsel  . . . . . . . . .     *

11.   Information with Respect to the Registrant  . . . . . . .     Prospectus Summary; Risk Factors; The Company; Dividend Policy;
                                                                        Market Price of and Dividends on Common Stock; Selected
                                                                        Financial Information; Management's Discussion and
                                                                        Analysis of Financial Condition and Results of Operations;
                                                                        Business; Management; Executive Compensation; Certain
                                                                        Transactions; Change in Independent Auditors; Security
                                                                        Ownership of Certain Beneficial Owners and Management;
                                                                        Selling Shareholders; Description of Capital Stock;
                                                                        Financial Statements

12.   Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities . . . .     *

__________________

* Not applicable.

PROSPECTUS
                          MAXIMUM OF 10,121,869 SHARES

                            CROWN CASINO CORPORATION

                                  ------------

                                  COMMON STOCK

                                  ------------

       Of the 10,121,869 shares of Common Stock (the "Common Stock") of Crown Casino Corporation (the "Company") being offered hereby, 2,000,000 shares are being sold by the Company and 6,937,623 shares are being sold by certain holders of Common Stock. In addition, 1,184,246 shares of Common Stock underlying outstanding common stock purchase warrants are being offered for sale to the public by the holders of such warrants upon the exercise thereof. Such warrants are exercisable at prices ranging from $3.00 per share to $12.00 per share. Unless the context otherwise requires, the holders of Common Stock or outstanding warrants selling shares hereunder are hereinafter collectively referred to as the "Selling Shareholders." The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. The 2,000,000 shares being sold by the Company are being marketed on a best efforts basis by certain directors and executive officers of the Company, who will not receive any commissions or other remuneration in connection with such activities. See "Plan of Distribution." There is no minimum purchase requirement and there are no escrow arrangements with respect to such shares. The offering of such shares by the Company will expire November 8, 1996, unless earlier terminated in the sole discretion of the Company. The Company's Articles of Incorporation contain certain restrictions on ownership of the Common Stock. See "Risk Factors - Restrictions on Holders of Company Common Stock Contained in Articles of Incorporation."


       The Company's Common Stock is traded in the over-the-counter market under the Nasdaq symbol "DICE." On December 12, 1995, the average of the closing price for the Common Stock, as reported on the Nasdaq system, was $1 7/8 per share. As of the date hereof, the Company has sold a total of 915,000 shares of Common Stock in this offering, 320,000 shares at a price of $5.00 per share, 170,000 shares at a price of $3.50 per share, and 425,000 shares at a price of $4.00 per share. The offering price of the remaining 1,085,000 shares of Common Stock being sold by the Company hereby will be $3.50 per share.



       SEE "RISK FACTORS" ON PAGE 6 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                 ______________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


=============================================================================================================
                                                               Underwriting      Proceeds to        Proceeds
                                                Price to       Discounts and       Selling             to
                                                 Public         Commissions      Shareholders      Company(1)
-------------------------------------------------------------------------------------------------------------
Offering by Selling Shareholders:(2)         See Text Below   See Text Below    See Text Below
  Offering Price Per Share  . . . . . . .                                                             $0
  Offering Price Per Share of Common         See Text Below   See Text Below    See Text Below
       Stock Underlying Warrants  . . . .                                                             $0
-------------------------------------------------------------------------------------------------------------
Offering by Company:
    Offering Price Per Share  . . . . . .         $3.50             $0                $0               $3.50

            Total Minimum . . . . . . . .          $0               $0                $0              $0

            Total Maximum . . . . . . . .         $3.50             $0                $0           $7,692,500

=============================================================================================================



(1) Before deducting expenses payable by the Company, which are estimated to be $230,000. Amounts shown reflect the sale by the Company of 320,000 shares at a price of $5.00 per share, 170,000 shares at a price of $3.50 per share, 425,000 shares at a price of $4.00 per share, and assume the sale of the remaining 1,085,000 shares at a price of $3.50 per share.
(2) The Selling Shareholders have advised the Company that they propose to offer for sale and to sell the Common Stock from time to time until November 8, 1996, through brokers in the over-the-counter market, in private transactions, and otherwise, at market prices then prevailing or obtainable. Accordingly, sales prices and proceeds to the Selling Shareholders will depend upon price fluctuations and the manner of sale. If the Common Stock is sold through brokers, the Selling Shareholders will pay brokerage commissions and other charges (which compensation as to a particular broker-dealer may be in excess of customary commissions). Except for the payment of such brokerage commissions and charges and the legal fees, if any, of the Selling Shareholders, the Company will bear all expenses in connection with registering the shares offered hereby. Such expenses are estimated to total approximately $230,000. See "Plan of Distribution."


         This Prospectus also relates to such additional securities as may be issued to the Selling Shareholders because of future stock dividends, stock distributions, stock splits or similar capital readjustments.


              The date of this Prospectus is  December ____, 1995

                             AVAILABLE INFORMATION

         The Company is subject to certain informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 75 Park Place, 14th Floor, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, upon payment of prescribed fees. In addition, such reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1506.

         The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission as an exhibit to the Registration Statement.

                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus.


        Crown Casino Corporation, formerly Skylink America Incorporated, and subsidiaries ("Crown" or the "Company") owns a 50% interest in St. Charles Gaming Company, Inc. ("SCGC"), which owns and operates a riverboat gaming casino located in Calcasieu Parish, Louisiana that opened on July 29, 1995, and owns an 18.6 acre tract of land in the gaming district of Las Vegas, Nevada which is being held for possible development of a hotel and casino. The Company is also actively pursuing other gaming opportunities in these and other jurisdictions.


        From its inception in 1983 to February 1994, the Company had been engaged in various facets of the cable programming business including (i) providing Free-To-Guest ("FTG") and Pay-Per-View ("PPV") programming services and equipment to the lodging and hospital industries, (ii) designing, producing and selling PPV equipment, (iii) constructing and operating Satellite Master Antenna Television and Community Antenna Television systems, and (iv) the buying and selling of cable properties and assets.

        During the fiscal year ended April 30, 1992, management concluded that the hotel/motel FTG programming business had become increasingly competitive from a profit margin standpoint and that programming in the hotel industry was at or near saturation. Based on its conclusion that the value of the FTG business had peaked, in late fiscal 1992 the Company sold the majority of its FTG programming business which accounted for approximately 85% of the Company's total revenues during fiscal 1992. In June 1993, the Company made the decision to enter the gaming industry and, based upon that decision, the Company sold its remaining cable assets in November 1993 and February 1994.

        On June 25, 1993, Crown entered the gaming industry with the purchase of SCGC for $500,000 cash and 1.6 million shares of Crown common stock. SCGC had been formed in January 1993 in order to apply to the Louisiana Riverboat Gaming Commission ("Gaming Commission") to operate a riverboat gaming casino to be based in St. Charles Parish, Louisiana, near New Orleans. On June 18, 1993, SCGC received preliminary approval of its application from the Gaming Commission and in July 1993 filed its application with the Louisiana Riverboat Gaming Enforcement Division of the Office of State Police (the "Enforcement Division") for a license to operate a riverboat gaming casino. On March 29, 1994, SCGC received one of only fifteen authorized riverboat gaming licenses, subject to certain conditions, issued in the State of Louisiana.

        In January 1995, SCGC made the strategic decision to relocate the site for its planned Louisiana casino from St. Charles Parish to Calcasieu Parish in the southwest part of the state near the Texas border. See "Business--Gaming Development." In March 1995, the Company entered into an agreement with Louisiana Riverboat Gaming Partnership ("LRGP") to form a joint venture to develop the Calcasieu Parish project. LRGP, a joint venture owned 50% by Casino America, Inc. ("Casino America") and 50% by Louisiana Downs, Inc., an Edward J. DeBartolo company, currently owns the Isle of Capri(SM) dockside riverboat casino located on the Red River in Bossier City, Louisiana. On June 9, 1995, the Company sold 50% of the outstanding common stock of SCGC for (i) a five-year $20 million note (the "LRGP Note"), (ii) $1 million cash, and (iii) a warrant (which may only be exercised by converting a portion of the LRGP Note) to purchase 416,667 shares of Casino America common stock at $12 per share. In July 1995, SCGC's riverboat casino opened for business in Calcasieu Parish as an Isle of Capri(SM) themed property. Certain conditions remain to be satisfied before a permanent riverboat gaming license will be issued by the Enforcement Division, although the casino may conduct business prior to receipt of such permanent license. See "Business--Gaming Development."

        SCGC's site in Calcasieu Parish consists of a 10.5 acre tract and an adjacent 5.5 acre tract (collectively, the "Site") on the west bank of the Calcasieu River bordering Lake Charles to the east and approximately 1/8 mile south of Interstate 10. The Site is approximately 28 miles east of the Texas border, which makes the casino the closest riverboat gaming establishment to Houston, Texas. The Company believes a majority of the casino's patrons come from Texas, due in part to the current absence of legalized casino gaming in Texas. SCGC has entered into lease agreements with respect to the Site for an initial term of five (5) years with renewal options for an additional thirty-five (35) years.

        The Calcasieu Parish casino's gaming operations are being managed by Casino America. Casino America has been a developer, owner and operator of dockside riverboat and dockside floating pavilion casinos and related facilities since 1992. Casino America currently owns and operates floating pavilion casinos in Biloxi and Vicksburg, Mississippi, and operates the dockside riverboat casino in Bossier City, Louisiana owned by LRGP.


        On December 13, 1993 the Company acquired 100% of the outstanding common stock of Gaming Entertainment Management Services, Inc. ("GEMS"), a Nevada corporation, which was organized in September 1992 for the purpose of developing a hotel and casino project in Las Vegas, Nevada known as the Desert Winds Hotel and Casino (the "Desert Winds"). GEMS via contract had the right to purchase an 18.6 acre parcel of land for $10 million in the gaming district of Las Vegas. The option was exercised and the land was purchased on June 8, 1994. GEMS has no operations other than the potential development of the Desert Winds project. In connection with this transaction, the Company issued 885,000 shares of its common stock and assumed approximately $585,000 of liabilities. The Desert Winds site has received zoning approval for the construction of a 12-story, 400 room hotel and casino. The Company is currently pursuing potential opportunities to joint venture the development of the Desert Winds project, although no agreement has been reached with any person in this regard. See "Business - Future Expansion."



        In July 1995, the Company entered into a definitive asset purchase agreement to acquire the Bourbon Street Hotel and Casino (the "Bourbon Street Casino") located in Las Vegas, Nevada for a purchase price of $10 million. The Bourbon Street Casino has approximately 430 slot machines and 15 table games over its 15,000 square feet of gaming space, 166 hotel rooms, including 16 suites. In November 1995, the Company determined not to proceed with the acquisition of the Bourbon Street Casino due to (i) the possibility of more attractive investment opportunities (including potentially acquiring a second riverboat casino which would be operated from SCGC's existing site in Calcasieu Parish, (ii) the lack of attractive financing, and (iii) declining margins at the property. In connection with this decision, in November 1995 the Company wrote off a $500,000 nonrefundable deposit and approximately $127,000 of other costs related to the proposed acquisition. See "Business - Gaming Development."



         The Company and Casino America have been pursuing opportunities to potentially acquire a second riverboat casino which would be operated from SCGC's existing site in Calcasieu Parish, although no agreement has been reached with any third party respecting such an acquisition and any such acquisition would require various state and local regulatory approvals, including the approval of the Gaming Commission and the Enforcement Division. In connection therewith, on August 31, 1995, the Company applied to the Gaming Commission for a certificate of preliminary approval for a gaming license which certificate had been previously issued by the Gaming Commission to a third party and was subsequently surrendered back to the State by such third party due to a decision to abandon the project. Thirteen other applicants have also applied for the certificate of preliminary approval. No action has been taken by the Gaming Commission, and a recent notice to the applicants from the Gaming Commission indicates that all proceedings regarding the preliminary approval process have been suspended pending the resolution of certain legal proceedings regarding the parameters of the Gaming Commission's statutory authority. The Company has not filed an application for approval with the Enforcement Division. See "Business - Future Expansion."

        The Company's business strategy is to expand its gaming operations through acquisition and development in new and existing gaming jurisdictions.

                         SUMMARY FINANCIAL INFORMATION
                     (In thousands, except per share data)


                                                                                                           UNAUDITED
                                                                                                        Six Months Ended
                                                             Years Ended April 30,                         October 31,
                               ----------------------------------------------------------------     --------------------------
                                  1995          1994         1993         1992          1991         1995              1994
                                  ----          ----         ----         ----          ----         ----              ----
INCOME STATEMENT DATA:

   Revenues from:
     Continuing operations     $     --      $     --     $     --      $     --     $     --      $     --          $     --
     Discontinued operations         --           604        1,347        11,618       13,602            --                --

   Income (loss) from:
     Continuing operations     $(20,325)     $ (2,052)    $   (263)     $   (380)    $   (581)     $ 10,017(5)       $ (4,546)
     Discontinued operations                     (177)        (145)        2,701(1)      (614)           --                --
                               --------------------------------------------------------------      --------------------------
                               $(20,325)     $ (2,229)    $   (408)     $  2,321     $ (1,195)     $ 10,017          $ (4,546)
                               ==============================================================      ==========================


   Income (loss) per share from:
     Continuing operations     $  (2.01)     $   (.34)    $   (.07)     $   (.10)    $   (.16)     $    .82          $   (.48)
                                                                                                        ---              ----
     Discontinued operations                     (.03)        (.04)          .73         (.16)           --                --
                               --------------------------------------------------------------      --------------------------
                               $  (2.01)     $   (.37)    $   (.11)     $    .63     $   (.32)     $    .82          $   (.48)
                               ==============================================================      ==========================



                                                                                                         Balance at
                                                     Balance at April 30,                                October 31,
                               -------------------------------------------------------------           --------------
                                  1995          1994         1993         1992          1991               1995
                                  ----          ----         ----         ----          ----               ----
BALANCE SHEET DATA:

   Total assets(2)             $ 54,507      $ 30,974     $  4,388      $  5,477     $  2,148            $ 39,610


   Working capital              (30,981)(3)     2,607        1,167           991        1,270               1,048


   Long-term obligations          2,271         2,330           --            --        6,009(4)                3


   Stockholders' equity          17,930        23,837        3,711         4,196        1,875              28,119


   Shares outstanding            11,678         8,999        3,524         3,689        3,697              11,725


____________________

(1) Includes a gain on the sale of certain cable assets of $5.7 million before income taxes.
(2) Assets related to discontinued operations are shown net of related liabilities.
(3)     Includes debt and capital lease obligations of $29,388.
(4)     Long-term obligation amounts pertain to discontinued operations.
(5) Includes a gain on the sale of 50% of SCGC of $13.4 million after income taxes.

                                  THE COMPANY

        The Company was incorporated under the laws of Alabama in 1983. In 1989, the Company reincorporated in Texas and in 1993, the Company entered the gaming business and changed its name to Crown Casino Corporation. The Company's executive offices are located at 2415 West Northwest Highway, Suite 103, Dallas, Texas 75220 and its telephone number is 214-352-7561.

                                  RISK FACTORS

        In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following information relating to the Company and the Common Stock before making an investment in the Common Stock offered hereby.

NEW VENTURE RISKS; LACK OF OPERATING HISTORY

        The SCGC Louisiana casino project is a new development. The Company's operations are subject to all of the many risks inherent in the establishment of a new business enterprise, including operating problems with the riverboat and the land-based support facility, as well as the ability of the Company to market a new venture in a new gaming jurisdiction. The Company has never been involved in constructing land based support facilities or operating riverboat casinos. While the Company has engaged Casino America to manage the Company's Louisiana casino operations, and the Company believes that Casino America personnel do possess extensive casino management experience, such personnel have only limited experience in managing riverboat casinos. There can be no assurance that the Company will be able to operate and manage the Louisiana casino on a profitable basis.


        In addition, the land based support facility for SCGC's Calcasieu Parish project is not yet completed. The Company estimates that as of December 1, 1995 approximately $15 million will be spent to complete the permanent terminal facility and retire project-related payables. In addition, SCGC plans to construct a 300-room hotel at an estimated cost of $15 million. The Company expects that the additional capital necessary to complete this project will come from LRGP or a financing source arranged by LRGP, as well as cash flows from the Calcasieu Parish project. However, LRGP has no contractual obligation to provide such capital and no assurance can be given that LRGP will provide the capital necessary to complete the planned improvements.


DEPENDENCE ON KEY PERSONNEL


        Management of the Company has no prior operating experience in riverboat gaming. Therefore, the success of the Company is largely dependent upon the efforts and skills of certain executive officers, key employees and Casino America, the loss of services of any of whom could materially adversely affect the Company. The Company's business will require managers with gaming industry experience and skilled employees. A shortage of skilled labor exists in the gaming industry, which may make it more difficult and expensive to attract and retain qualified employees. While the Company believes that it will be able to attract and retain qualified employees, no assurance can be given that such employees will be available to the Company.


COMPETITION

        The casino gaming industry is highly fragmented and characterized by intense competition among a large number of participants, including riverboat, dockside and land-based casinos, video lottery terminals, Indian gaming, and other forms of legalized gaming in the United States. The Company will be competing with other larger, more established gaming companies, some of which have far greater financial resources than the Company. The Calcasieu Parish casino is the third riverboat casino operating in the Lake Charles area. In addition, a land-based Indian-owned casino opened in January 1995 in Kinder, Louisiana approximately 39 miles from the site of the Calcasieu Parish project. Furthermore, a nationally recognized gaming company has announced plans to develop a riverboat casino project in the Lake Charles area. The Company believes that competition in the gaming industry, particularly the riverboat and dockside gaming industry, is based on the quality and location of gaming facilities, the effectiveness of marketing efforts, and customer service and satisfaction. Although management of the Company believes that the location of the Calcasieu Parish riverboat casino will allow it to effectively compete with other casinos in the area, the Company expects competition in the casino gaming industry to be intense as more casinos are opened and new entrants into the gaming industry become operational.


FINANCING RISK


        In June 1994, SCGC completed a private placement of a $28,000,000 Senior Secured Increasing Rate Note (the "Senior Note") to an institutional investor (the "Lender"). SCGC repaid $6.5 million of the Senior Note in October 1994. The balance of the Senior Note was repaid in August 1995 from the issuance of $38.4 million of Senior Secured Increasing Rate Notes (the "New Notes") issued jointly by SCGC and LRGP to the same Lender. The New Notes become due on July 27, 1996, but may be extended for two additional six-month periods under certain circumstances. Also, the New Notes contain a variety of business, operating and financial covenants, including maintaining minimum cash flow and fixed charge coverage. Events of default occurred in September 1995 due to the failure to meet certain financial covenants governing the New Notes. SCGC and LRGP are presently negotiating with the Lender to obtain a waiver of such defaults, but no waiver has yet been executed by the Lender. No assurance can be given that a satisfactory waiver will be forthcoming. During the pendency of an event of default, the Lender is entitled to accelerate the maturity of the New Notes and to foreclose on the collateral securing the New Notes. The Company believes (i) the collective cash flow of LRGP and SCGC is more than sufficient to support the level of debt that the New Notes represent, and (ii) the Lender is well collateralized. Accordingly, while no assurance can be given, the Company does not expect that the Lender will accelerate the maturity of the New Notes and seek to foreclose on the collateral. Neither the Company nor any of its consolidated subsidiaries are guarantors of the New Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -Liquidity and Capital Resources."


        In the event SCGC and LRGP are unable to finance the retirement of the New Notes or are unable to secure third party financing sufficient to retire the New Notes, they will either seek an extension of the maturity date of such New Notes or the Company will seek third party financing on their behalf. There can be no assurance that they will be able to secure either such extension or such third party financing.





        In addition, the land-based support facility for the SCGC Calcasieu Parish casino project is not yet completed. The Company estimates that as of December 1, 1995 an additional $15 million will be spent to complete the permanent terminal facility and retire project-related payables. In addition, SCGC plans to construct a 300 room hotel at an estimated cost of $15 million. The Company expects that the additional capital necessary to complete this project will come from LRGP or a financing source arranged by LRGP, as well as cash flows from the Calcasieu Parish project. However, LRGP has no contractual obligation to provide such capital and no assurance can be given that LRGP will provide the capital necessary to complete the planned improvements.

SUBSTANTIAL LEVERAGE AND RELATED DEBT SERVICE

        In connection with the issuance of the New Notes and other equipment capital lease related debt incurred in connection with the establishment and operation of the Calcasieu Parish casino, SCGC and LRGP have substantial annual fixed debt service obligations. The ability of SCGC and LRGP to meet debt service requirements will depend on the ability (i) to generate sufficient cash flows from operations and/or (ii) to refinance the New Notes when they become due. Management of the Company believes that SCGC's and LRGP's cash flows from operations will be sufficient to make the required interest payments on the debt outstanding at such time. However, these operations are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of SCGC and LRGP. As a result, there can be no assurance that operations will generate sufficient cash flows to meet their debt service requirements.

LICENSING RISK

        SCGC has received a certificate of final approval from the Gaming Commission and a license with certain conditions from the Enforcement Division. The conditions to the license include the operation of the riverboat under an approved plan of security and internal controls for a period of six months, exercising due diligence in the development of its planned hotel in Calcasieu Parish, and obtaining the Enforcement Division's prior written approval for any modification to its plans for such hotel, including the abandonment of any portion of the project. Upon satisfaction of the conditions to the license, a permanent license will be issued by the Enforcement Division. No assurance can be given that these conditions will be met or that such final license or approvals will be obtained.


        In addition, there are numerous statutes and regulations in the State of Nevada governing gaming, and the Nevada regulatory authorities also have broad discretionary powers in connection with the licensing process. There can be no assurance that the Company will obtain the necessary permits and licenses in order to develop a casino in Nevada, should the Company wish to do so.



        There are numerous other requirements specified in both the Nevada and Louisiana gaming statutes and relevant regulations governing the ownership and control of gaming operations, and the state regulatory agencies have broad discretionary authority to take action necessary to protect the public interests, including suspension or revocation of a license or disqualification of persons associated with the gaming operations who are found to be unsuitable. SCGC has expended significant sums of money in the development of the Calcasieu Parish casino, prior to having obtained all final requisite licenses, permits and approvals. The failure to obtain any such license, permit or approval, as well as any withdrawal, suspension, revocation, restriction or failure to renew such license, permit or approval, would have a material adverse impact on the Company.


REGULATION OF LOAN TRANSACTIONS

        Under the Louisiana Riverboat Economic Development and Gaming Control Act (the "Louisiana Riverboat Act"), and applicable regulations issued thereunder, the Enforcement Division is empowered to regulate the adequacy and business terms of the financing of a licensee. The Enforcement Division is empowered under the regulations to order any loan transaction which it finds unacceptable for any reason rescinded. Within 30 days of any loan transaction involving a licensee, the licensee must file a statement with the Enforcement Division disclosing the names and addresses of all parties to the transaction and the terms of the transaction. If, after whatever investigation the Enforcement Division deems appropriate, the Enforcement Division finds that the transaction is contrary or inimical to the public health, safety, morals, and good order and general welfare of the people of Louisiana, or would reflect, or tend to reflect, discredit upon the State of Louisiana, or the gaming industry, the Enforcement

Division may order the transaction rescinded within such time and upon such terms and conditions as it may deem appropriate. The Enforcement Division has reviewed and approved the issuance of the New Notes.


        Similarly, the Nevada Gaming Commission has the authority to approve the holder of any debt securities of a gaming company conducting gaming operations in the state, and in connection therewith, if the Company issues debt in order to complete an acquisition or development of a casino, such debt issuance would likely require the approval of the Nevada Gaming Commission. No assurance can be given that such approval would be obtained.


NEW GAMING JURISDICTION


        Louisiana is a new gaming market, with the first riverboat gaming activities commencing in November 1993 on Lake Ponchartrain. Through November 30, 1995, there were twelve riverboat casinos operating in Louisiana; however, two riverboat casinos previously operating near New Orleans were placed in bankruptcy in the summer of 1995, and other riverboat casinos operating in Louisiana have reported disappointing results of operations. The success of gaming in a market which has never supported gaming operations cannot be guaranteed or accurately predicted. The number of patrons of a riverboat casino in a new gaming jurisdiction like Louisiana and the propensity of these patrons to wager cannot be predicted with any degree of certainty and there can be no assurance that SCGC will be able to operate the Calcasieu Parish casino in a profitable manner.


REGULATORY UNCERTAINTY IN LOUISIANA

        The gaming industry in the State of Louisiana has recently received national media attention in part due to the commencement by federal authorities of an investigation of certain members of the Louisiana legislature and their association with gaming interests. There are also reports that a significant percentage of Louisiana residents are opposed to gaming in the State.
Depending upon the results of the investigation and other political developments, it is possible that the State of Louisiana may pass new gaming statutes and regulations which could have an adverse impact upon gaming generally in the State of Louisiana. The Company cannot predict how any such new or different statutes or regulations would impact SCGC's operations in the State of Louisiana.

        The Louisiana Riverboat Act permits the issuance of up to fifteen licenses to conduct gaming activities on a riverboat, of which no more than six may be issued for the operation of gaming activities on riverboats in any one parish. The Enforcement Division has awarded fifteen licenses, including one to the Company. In addition, Louisiana law also permits the operation of a single land-based facility in New Orleans. There are also Indian gaming casinos currently in operation in the state which are not subject to Louisiana gaming laws.

        The initial license necessary for conducting gaming activities on the Louisiana casino is for a five-year term and, thereafter, is renewable for one-year terms. No assurance can be given that the Enforcement Division will renew such license. No assurance can be given that the State of Louisiana will not repeal or amend existing legislation or enact legislation which may have a material adverse effect on the Company, including legislation that may (i) increase the number of riverboat gaming licenses which can be granted, (ii) authorize dockside gaming, (iii) permit more than one land-based casino, (iv) increase the statutory gaming fees and/or taxes, or (v) limit or prohibit gaming activities in the State of Louisiana.

        The Enforcement Division has broad discretion to deny, condition, restrict, revoke or suspend gaming licenses, including the license received by the Company, and impose fines and other penalties for violation of the Louisiana Riverboat Act and/or the relevant rules and regulations. Penalties may include revocation or suspension of licenses or permits. In such event, the ability of SCGC or the Company to successfully pursue a claim against the State of Louisiana, the Enforcement Division and/or the Gaming Commission involves the interpretation of state and federal law, including constitutional law, as to which the law is unclear. In addition, the Louisiana statute makes it clear that all risk of non-licensing is on the applicant, and each applicant is required to sign a comprehensive release of all present and future claims concerning matters of licensing and regulatory oversight against the Enforcement Division and the State of Louisiana. Accordingly, no prediction can be made regarding SCGC's or the Company's ability to successfully pursue such a claim if such a claim were to arise.

TAXATION

        The Company believes that the availability of significant additional revenue through taxation is one of the primary reasons that Louisiana and other jurisdictions have legalized gaming. The Company's gaming operations are, and any future gaming operations are likely to be, subject to significant taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees would adversely affect the Company.

MARITIME CONSIDERATIONS

        Under the provisions of Title 46 of the U.S. Code, the design, construction and operation of the Calcasieu Parish riverboat casino are subject to regulation and approval by the U.S. Coast Guard. SCGC's riverboat vessel has received a Certificate of Inspection. The Calcasieu Parish riverboat casino will be subject to periodic inspections by the Coast Guard and every five years the riverboat must be dry docked for hull and other inspections, which will result in a loss of service that can have an adverse effect on the Company. Loss of the Certificate of Inspection would preclude the use of the riverboat as a floating casino.

        All shipboard employees of SCGC employed on U.S. Coast Guard regulated vessels, including those not involved with the actual operation of the vessel, such as dealers, cocktail hostesses and security personnel, may be subject to the Jones Act, which, among other things, exempts those employees from state limits on workers' compensation awards. The Company believes that SCGC has adequate insurance to cover employee claims.

        Operating on the Calcasieu River will expose the riverboat casino to marine hazards such as unpredictable river currents, potentially severe weather conditions and exposure to maritime traffic. SCGC has obtained maritime insurance coverage; however, the occurrence of a catastrophic loss in excess of such coverage could have a material adverse effect on the Company.

REGULATION BY GAMING AUTHORITIES

        Typically, gaming authorities, including those in Louisiana and Nevada, have discretionary authority to, and in certain circumstances must, require a direct or indirect holder of Common Stock to file an application to be investigated and to be found suitable as an owner or landlord of a gaming establishment. Such application may be required regardless of the circumstances under which ownership is obtained. The gaming laws and regulations of other jurisdictions in which the Company may seek or obtain licenses may also contain restrictions on the ability of a person or group to acquire or hold such securities or may require regulatory approval. In addition, the federal Merchant Marine Act of 1936 and the federal Shipping Act of 1916 and applicable regulations thereunder contain provisions designed to prevent persons who are not citizens of the United States, as defined therein, from holding in the aggregate more than 25% of the outstanding shares of common stock of the entities subject to such regulation. In addition, Louisiana and Nevada gaming regulators have the statutory right to investigate and approve any holder of 5% or more of the outstanding Common Stock of the Company. The regulator must determine that such persons are deemed suitable to hold such stock and may require such holders to make filings and submit to regulatory proceedings in order to be qualified. Any holder of Common Stock required to apply for a finding of suitability must pay all investigative fees and costs of the gaming authorities in connection with such an investigation. Such restrictions could adversely affect the marketability of the Company's Common Stock.

        In both Louisiana and Nevada, if the gaming authority finds that an individual owner or holder of a security of a corporate licensee or of a holding or an intermediary company or any person or persons with an economic interest in a licensee, or a director, partner, officer or manager is not qualified under applicable law or regulation and if, as a result, the licensee is no longer qualified to continue as a licensee, the gaming authority may suspend or revoke the license or permit. The gaming authority may also issue, under penalty, a revocation of license, a condition of disqualification naming the person or persons and declaring that such person or persons may not receive dividends or interest on securities of the corporation, exercise directly, or through a trustee or nominee, a right conferred by securities of the corporation, receive remuneration from the licensee, receive any economic benefit from the licensee, continue an ownership or economic interest in a licensee or remain as a manager, officer, director or partner of a licensee.

ENVIRONMENTAL REGULATION

        The Company and SCGC are subject to a variety of federal, state and local governmental regulations relating to the use, storage, discharge, emission and disposal of hazardous material. While the Company and SCGC believe that they are presently in material compliance with all environmental laws, failure to comply with such laws could result in the imposition of severe penalties or restrictions on operations by government agencies or courts of law which could adversely affect operations. Neither the Company nor SCGC maintains environmental impairment liability insurance to cover such events.

RESTRICTIONS ON HOLDERS OF COMPANY STOCK CONTAINED IN ARTICLES OF INCORPORATION

        The Articles of Incorporation of the Company provide that any shareholder of the Company who is found to be unsuitable by any gaming regulatory authority with jurisdiction over the Company's operations, may, in the discretion of the Board of Directors, be required to divest the shares of Company stock owned by such person within forty-five (45) days from the date on which the Company notifies the disqualified holder of the regulatory authority's determination of unsuitability, or the Company will have the right to purchase such stock at a price equal to the fair market value as defined in the Articles of Incorporation less twenty-five percent (25%).

        In addition, the Articles of Incorporation require that the Company maintain compliance under the federal Merchant Marine Act of 1936 and the federal Shipping Act of 1916, as amended, restricting the amount of shares of Company Common Stock which may be held by non-U.S. citizens. The Company may require foreign persons to divest their shares of Company Common Stock in accordance with the provisions of the Articles of Incorporation in the event that the Company determines that it is in violation of either of these Acts. See "Description of Capital Stock."


UNCERTAINTY WITH RESPECT TO LAS VEGAS PROJECT


        The Company acquired all of the outstanding shares of capital stock of GEMS in December 1993 in exchange for an aggregate of 885,000 shares of Company Common Stock and the assumption of approximately $585,000 of liabilities. In June 1994, the Company exercised its option to purchase 18.6 acres of real property in Las Vegas for the development of a hotel and casino. This project is in the earliest stages of development, and there can be no assurance that the project will be completed, or if completed, that the project will be operated profitably. See "Business - Future Expansion."


MAINTENANCE OF EFFECTIVE PROSPECTUS

        Selling Shareholders may effect sales of shares of Common Stock only pursuant to an effective Registration Statement and Prospectus. The Company has undertaken to maintain the effectiveness of this Prospectus for a period of two years from November 8, 1994. In the event of the lapse of effectiveness of this Prospectus, Selling Shareholders would be restricted from selling their shares in the open market.

CONTEMPORANEOUS OFFERING BY COMPANY AND SELLING SHAREHOLDERS

        The offering of shares by the Company will be conducted contemporaneously with the offering of shares by the Selling Shareholders. Due to the relatively small size of the Company and the fact that the Company's Common Stock is relatively thinly traded, either the Company or a Selling Shareholder may be unable to effect sales if the other party is offering to sell shares simultaneously.


SALES OF THE COMPANY'S SECURITIES IN THE EVENT OF APPLICATION OF PENNY STOCK
RULES



        Although the Company's Common Stock is not presently subject to the so-called "penny stock" rules promulgated by the Securities and Exchange Commission, in the event that the Company's Common Stock no longer qualifies for exclusion from the definition of "penny stock" under applicable regulations, the Company's Common Stock would become subject to such rules, which impose additional sales practice requirements on broker dealers who sell such securities to persons other than established customers and accredited investors (generally, institutions with assets in excess of $5,000,000 or individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the penny stock rules, a broker dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, such rules may affect the ability of broker dealers to sell the Company's publicly traded securities and also could affect the ability of purchasers in this offering to sell the Common Stock in the secondary market should such rules become applicable in the future.


                                DIVIDEND POLICY

        The Company currently anticipates that all of its earnings will be retained for development of the Company's business, and does not anticipate paying any cash dividends in the foreseeable future. Future cash dividends, if any, will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's future earnings, operations, capital requirements and surplus, general financial condition, and contractual restrictions that may exist, and such other factors as the Board of Directors may deem relevant.

                                USE OF PROCEEDS

        The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Shareholders.

        As of the date hereof, the Company has sold a total of 915,000 shares of Common Stock in this offering, 320,000 shares at a price of $5.00 per share, 170,000 shares at a price of $3.50 per share, and 425,000 shares at a price of $4.00 per share. The remaining 1,085,000 shares are offered hereby at a price of $3.50 per share. The net proceeds to the Company from the sale of the 2,000,000 shares offered by the Company hereby (after deducting estimated offering expenses) are estimated to be approximately $7.5 million. Of the approximate $3.5 million in net proceeds raised by the Company through the date of this Prospectus, the Company has utilized the proceeds for development of SCGC's Calcasieu Parish riverboat casino and for general corporate purposes. The Company intends to utilize the remaining net proceeds for the acquisition and/or development of other casino projects, with any remainder to be added to working capital to be used for general corporate purposes. At the current time, the Company is not contractually obligated to any party with respect to any acquisition or new casino development. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."


                 MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK


        The Company's Common Stock is authorized for quotation on the Nasdaq Small Cap Market system under the Nasdaq symbol "DICE." The following table sets forth, by fiscal quarter, the high and low bid prices reported by Nasdaq for the Company's Common Stock for the periods indicated. The bid quotation information presented represents prices between dealers and does not include retail mark-ups, mark-downs, or other fees or commissions and may not represent actual transactions.



                                                                 Bid Prices
                                                      -------------------------------

                                                         High                   Low
                                                       --------               -------
                Fiscal Year 1996
                        First Quarter                   $6-5/16                $4-3/4
                        Second Quarter                    5-5/8                 2-7/8

                Fiscal Year 1995
                        First Quarter                    $7-1/2                $5-5/8
                        Second Quarter                    8-3/8                 4-1/8
                        Third Quarter                         7                 2-7/8
                        Fourth Quarter                    5-3/4                 3-1/4

                Fiscal Year 1994
                        First Quarter                    $7-3/4                 $ 1/2
                        Second Quarter                        8                 4-3/8
                        Third Quarter                     7-1/2                     5
                        Fourth Quarter                       11                 6-5/8



        The closing price reported by Nasdaq for the Common Stock on December 12, 1995 was $1 7/8. On that date, there were approximately 1,875 shareholders of record. This number excludes individual shareholders holding stock under nominee security position listings.


        Since its inception, the Company has paid no dividends on its Common Stock. The Company currently intends to follow a policy of retaining earnings to finance future growth. Payment of dividends in the future will be determined by the Company's Board of Directors and will depend upon, among other things, the Company's future earnings, operations, capital requirements and surplus, general financial condition, and contractual restrictions that may exist, and such other factors as the Board of Directors may deem relevant.

                         SELECTED FINANCIAL INFORMATION


        The selected financial data presented below as of April 30, 1995, 1994, 1993, 1992 and 1991 and for each of the five years in the period ended April 30, 1995, have been derived from audited consolidated financial statements of the Company. The information presented for the six months ended October 31, 1995 and 1994 is derived from the unaudited financial statements of the Company. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operations for the six months ended October
31, 1995 are not necessarily indicative of the results that may be expected for the entire year ending April 30, 1996. The selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.


                         SUMMARY FINANCIAL INFORMATION
                     (In thousands, except per share data)


                                                                                                        UNAUDITED
                                                                                                    Six  Months Ended
                                                     Years Ended April 30,                             October 31,
                               --------------------------------------------------------------      --------------------
                                  1995          1994         1993         1992          1991        1995         1994
                                  ----          ----         ----         ----          ----        ----         ----
INCOME STATEMENT DATA:

   Revenues from:
     Continuing operations     $     --      $     --     $     --      $     --     $     --      $    --     $     --
     Discontinued operations         --           604        1,347        11,618       13,602           --           --
   Income (loss) from:
     Continuing operations     $(20,325)     $ (2,052)    $   (263)     $   (380)    $   (581)     $10,017(5)  $ (4,546)

     Discontinued operations                     (177)        (145)        2,701(1)      (614)          --           --
                               --------------------------------------------------------------      --------------------
                               $(20,325)     $ (2,229)    $   (408)     $  2,321     $ (1,195)     $10,017     $ (4,546)
                               ==============================================================      ====================

   Income (loss) per share
      from:
     Continuing operations     $  (2.01)     $   (.34)    $   (.07)     $   (.10)    $   (.16)     $   .82     $   (.48)
     Discontinued operations                     (.03)        (.04)          .73         (.16)          --           --
                               --------------------------------------------------------------      --------------------
                               $  (2.01)     $   (.37)    $   (.11)     $    .63     $   (.32)     $   .82     $   (.48)
                               ==============================================================      ====================



                                                                                                        Balance at
                                                             Balance at April 30,                       October 31,
                               ----------------------------------------------------------------         -----------
                                  1995          1994         1993         1992          1991               1995
                                  ----          ----         ----         ----          ----               ----
BALANCE SHEET DATA:

   Total assets(2)             $ 54,507      $ 30,974     $  4,388      $  5,477     $  2,148            $ 39,610


   Working capital              (30,981)(3)     2,607        1,167           991        1,270               1,048


   Long-term obligations          2,271         2,330           --            --        6,009(4)                3


   Stockholders' equity          17,930        23,837        3,711         4,196        1,875              28,119


   Shares outstanding            11,678         8,999        3,524         3,689        3,697              11,725


____________________

(1) Includes a gain on the sale of certain cable assets of $5.7 million before income taxes.
(2) Assets related to discontinued operations are shown net of related liabilities.
(3)     Includes debt and capital lease obligations of $29,388.
(4)     Long-term obligation amounts pertain to discontinued operations.
(5) Includes a gain on the sale of 50% of SCGC of $13.4 million after income taxes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following should be read in conjunction with the Company's consolidated financial statements appearing elsewhere herein.

OVERVIEW


        The Company owns a 50% interest in St. Charles Gaming Company, Inc. ("SCGC") which owns and operates a riverboat gaming casino in Calcasieu Parish, Louisiana, that opened on July 29, 1995, and owns an 18.6 acre tract of land in the gaming district of Las Vegas, Nevada which is being held for possible development of a hotel and casino. The Company is also actively pursuing other gaming opportunities in these and other jurisdictions. Prior to March 1994, the Company had been engaged in various facets of the cable and related programming businesses. As a result of the Company's entry into the gaming industry in June 1993 with the acquisition of SCGC, the Company made the decision to discontinue operations in the cable programming industry and focus all its efforts on gaming. During fiscal 1994, the Company sold all its remaining cable related assets and operations.


        In June 1993, the Company completed the acquisition of 100% of the outstanding common stock of SCGC, a Louisiana corporation, which had received preliminary approval from the Louisiana Riverboat Gaming Commission to construct and operate a riverboat casino to be based in St. Charles Parish, Louisiana. In March 1994, SCGC received a license with certain conditions from the Louisiana Riverboat Gaming Enforcement Division of the Office of State Police. In January 1995, SCGC made the strategic decision to relocate the site for its planned Louisiana riverboat casino from St. Charles Parish to Calcasieu Parish in the southwest part of the state near the Texas border. In March 1995, the Company entered into an agreement with Louisiana Riverboat Gaming Partnership ("LRGP") to form a joint venture to develop the Calcasieu Parish project. LRGP, a joint venture owned 50% by Casino America, Inc. ("Casino America") and 50% by Louisiana Downs, Inc., owns the Isle of Capri(SM) dockside riverboat casino in Bossier City, Louisiana. Pursuant to the joint venture agreement, on June 9, 1995 the Company sold 50% of the outstanding common stock of SCGC for (i) a five-year $20 million note (the "LRGP Note"), (ii) $1 million cash, and (iii) a warrant (which may only be exercised by converting a portion of the LRGP Note) to purchase 416,667 shares of Casino America common stock at $12 per share. In July 1995, SCGC's riverboat casino opened for business in Calcasieu Parish, Louisiana as an Isle of Capri(SM) themed property.

        In December 1993, the Company acquired 100% of the outstanding common stock of Gaming Entertainment Management Services, Inc. ("GEMS") which was organized for the purpose of developing a hotel and casino in Las Vegas, Nevada known as the Desert Winds Hotel and Casino (the "Desert Winds"). GEMS' primary asset was its option to purchase an 18.6 acre tract of land in the gaming district of Las Vegas. In June 1994, the option was exercised and the land was purchased. The Company may develop such property by itself or on a joint venture basis.


        In July 1995, the Company entered into a definitive stock purchase agreement to acquire the Bourbon Street Hotel and Casino (the "Bourbon Street Casino") located in Las Vegas, Nevada for a purchase price of $10 million. The Bourbon Street Casino has reported annual revenues of approximately $12 million. However, the Company has determined not to proceed with the acquisition of the Bourbon Street Casino due to (i) the possibility of more attractive investment opportunities (including potentially acquiring a second riverboat casino which would be operated from SCGC's existing site in Calcasieu Parish, (ii) the lack of attractive financing, and (iii) declining margins at the property. As a result of this decision, in November 1995 the Company wrote off a $500,000 nonrefundable deposit and approximately $127,000 of other costs related to the proposed acquisition. See "Business - Gaming Development."


RESULTS OF OPERATIONS

        As a result of the Company's sale of 50% of SCGC on June 9, 1995, from and after such date SCGC's operating results are no longer consolidated with the Company, but rather are accounted for on the equity method. Accordingly, operating results for the first quarter of the current and prior fiscal year are not entirely comparable.

        As a result of the Company's decision to exit the cable industry, all revenues, costs and expenses directly related to cable operations have been reclassified to discontinued operations. The Company's discontinued operating results for fiscal 1994 and 1993 are not readily comparable to one another. Fiscal 1994 discontinued operations reflect the loss on the sale of the Company's remaining cable assets and only nine months of cable operations whereas fiscal 1993 discontinued operations did not have any cable asset sales and had a full twelve months of cable operations. The following discussion focuses on results from continuing operations.


SIX MONTHS ENDED  OCTOBER 31, 1995 COMPARED TO  SIX MONTHS ENDED  OCTOBER 31,
1994



        Gaming pre-opening and development costs for the six months ended October 31, 1995 decreased $2,733,622 compared to the same period in the prior fiscal year. The decrease was attributable to the Company no longer consolidating SCGC's operating results from and after June 9, 1995. General and administrative expenses for the six months ended October 31, 1995 increased $297,661 compared to the same period in the prior fiscal year. The increase was primarily attributable to increased compensation, partially as a result of additional staff at the corporate level, and consulting expense. Interest expense for the six months ended October 31, 1995 decreased $2,077,253 compared to the same period in the prior fiscal year. The decrease was the result of the Company no longer consolidating the operating results of SCGC from and after June 9, 1995, as SCGC was formerly responsible for substantially all of the Company's consolidated interest expense. Interest income for the six months ended October 31, 1995 increased $926,258 compared to the same period in the prior fiscal year. The increase was the result of interest being recognized in the current fiscal period on the $20 million LRGP Note at the rate of 11.5% per annum, whereas in the prior fiscal period interest income on a portion of the proceeds from the issuance of the $28 million Senior Note was being held in escrow and earning interest at the rate of 3% to 4% in a money market fund.


FISCAL YEAR 1995 COMPARED TO FISCAL YEAR 1994

        General and administrative expenses for fiscal 1995 increased $583,006 compared to fiscal 1994. The increase was primarily attributable to increased professional fees, personnel and travel costs associated with the development of the Company's Louisiana riverboat casino project. Gaming pre-opening and development costs for fiscal 1995 increased $7,208,553 compared to fiscal 1994. The increase was the result of greater personnel, advertising, legal, consulting and training costs incurred in connection with the anticipated opening of the Louisiana riverboat casino, and development efforts outside of Louisiana which began in fiscal 1995. In addition, fiscal 1995 reflects development activities for a full year, whereas in fiscal 1994, the Company was only in the early stages of developing its Louisiana riverboat casino project.

        In January 1995, SCGC made the decision to abandon its site in St. Charles Parish, Louisiana in favor of a new and more attractive site in Calcasieu Parish, Louisiana. As a result of this decision, the Company recorded a charge of approximately $3.1 million, which represents the write-off of previously capitalized costs specific to the St. Charles Parish site. Also, in March 1995, in connection with the stock purchase agreement with LRGP, SCGC paid $4 million to buy out its casino management agreement and entered into a new management agreement with Casino America.


        Interest expense amounted to $6,826,538 in fiscal 1995, principally attributable to the issuance of the Senior Note in June 1994, with no comparable amount in the prior fiscal year period. Included in fiscal 1995 interest expense is $3,376,392 of amortization of debt issuance costs and the discount from the issuance of the Senior Note.

FISCAL YEAR 1994 COMPARED TO FISCAL YEAR 1993

        General and administrative expenses for fiscal 1994 increased $814,309 compared to fiscal 1993. The increase was primarily attributable to increased professional fees, personnel and travel costs associated with the development of the Company's riverboat casino in St. Charles Parish, Louisiana and an increase in bad debt expense. In addition, the Company incurred nearly $1 million of gaming pre-opening expenses during fiscal 1994 in connection with the development of the Calcasieu Parish riverboat casino with no comparable amount in fiscal 1993.

        Interest expense for fiscal 1994 increased $574,434 over fiscal 1993 due to the write-off of approximately $321,760 of deferred financing costs and the sale of certain notes receivable at an aggregate discount of $245,085. The deferred financing costs write-off occurred as a result of the Company's decision to abandon a prior financing commitment in favor of a more attractive financing which closed in June 1994. Interest income for fiscal 1994 declined $57,816 from fiscal 1993 as a result of the sale of certain notes receivable during fiscal 1994 that were generating interest income prior to their sale.

LIQUIDITY AND CAPITAL RESOURCES


        During fiscal 1995, pursuant to a private placement and public equity offering, the Company raised approximately $7.4 million, net of transaction costs, through the sale of 1,701,700 shares of its common stock. As of December 1, 1995, the Company had sold 915,000 shares in this offering resulting in gross proceeds of $3,895,000 and had an additional 1,085,000 shares of common stock available for sale pursuant to its registration statement.


                                  The Company


         The Calcasieu Parish riverboat casino opened for business on July 29, 1995. In the near term, revenues generated by the casino are not expected to have an impact on the Company, as cash flows generated will be used to service the debt obligations of SCGC and LRGP (see "SCGC" below). The Company has no capital expenditure commitments with respect to the Calcasieu Parish project. The impact of the riverboat casino on the Company's financial condition in the long term cannot be predicted with any certainty, and will depend upon the profitability of the casino's operations.



        Management of the Company is evaluating the design, scope and capital requirements of its proposed hotel and casino project which is to be built on the Company's 18.6 acre tract of land in Las Vegas. Management is considering a variety of scenarios with respect to the operation and ownership of the proposed hotel and casino, including a potential joint venture relationship, but currently has no definitive development plan in place. In connection with the joint venture agreement with LRGP, the Company granted LRGP a right of first refusal to develop such project with the Company in the event the Company chooses to develop such project on a joint venture basis.



        As a source of liquidity, the Company receives interest monthly on the LRGP Note, provided no event of default has occurred and is continuing on the New Notes issued by SCGC and LRGP to the Lender (see "SCGC" below). Also, in November 1995, the Company issued a $1 million ten year note to a bank which bears interest at the bank's prime rate plus 1 1/2%, and is secured by certain equipment. The proceeds are to be used for general corporate purposes.


                                      SCGC


        Since the Company and LRGP entered into the joint venture agreement in March 1995, LRGP and its affiliate, Casino America, have been providing capital to develop the Calcasieu Parish project which opened in July 1995. As of December 1, 1995, the Company anticipates an additional $15 million will be spent to complete the permanent terminal facility and retire project-related payables. In addition, SCGC plans to construct a 300 room hotel at an estimated cost of $15 million. The Company expects that the additional capital necessary to complete the Calcasieu Parish project will come from LRGP or a financing source arranged by LRGP, and cash flows from operating the Calcasieu Parish project. However, LRGP has no contractual obligation to provide such capital and no assurance can be given that LRGP, or another financing source, will provide the capital necessary to complete the planned improvements.



        In June 1994, SCGC completed a private placement of a $28,000,000 Senior Secured Increasing Rate Note (the "Senior Note") to an institutional investor. SCGC repaid $6.5 million of the Senior Note in October 1994. The balance of the Senior Note was repaid in August 1995 from a portion of the proceeds from the issuance of $38.4 million of Senior Secured Increasing Rate Notes (the "New Notes") issued jointly by SCGC and LRGP (collectively, the "Issuers") to the same institutional investor. The New Notes initially become due on July 27, 1996, but can be extended up to an additional twelve months at the option of the Issuers provided no event of default has occurred and is continuing, carry a 12% coupon increasing 25 basis points each quarter until maturity, and provide for contingent interest beginning in May 1996 equal to 7.5% of the Issuers' consolidated cash flow, as defined. The New Notes are collateralized by substantially all the assets of the Issuers and the agreement governing the New Notes contains covenants relating to certain business, operational and financial matters including limitations on (i) incurring additional debt, (ii) paying dividends, (iii) merging or consolidating with others, (iv) changes in control, (v) capital expenditures, (vi) investments and joint ventures, (vii) the sale of assets, and financial covenants pertaining to
(a) minimum cash flow, (b) minimum fixed charge ratio, (c) maximum leverage ratio, and (d) minimum net worth. Events of default occurred in September
1995 due to the failure to meet certain of the financial covenants. SCGC and LRGP are presently negotiating with the Lender to obtain a waiver of such defaults, but no waiver has yet been executed by the Lender. No assurance can be given that a satisfactory waiver will be forthcoming. During the pendency of an event of default, the Lender is entitled to accelerate the maturity of the New Notes and to foreclose on the collateral securing the New Notes. The Company believes (i) the collective cash flow of LRGP and SCGC is more than sufficient to support the level of debt that the New Notes represent, and (ii) the Lender is well collateralized. Accordingly, while no assurance can be given, the Company does not expect that the Lender will accelerate the maturity of the New Notes and seek to foreclose on the collateral.



        The New Notes are not guaranteed by the Company or any of its consolidated subsidiaries. However, during any period an event of default has occurred and is continuing under the New Notes, the Company is not entitled to receive interest payments on the $20 million LRGP Note, and in the event of foreclosure on the New Notes, it is anticipated that the collectibility of the LRGP Note would be jeopardized.


SEASONALITY

        The Company anticipates that gaming revenues will be higher during warmer weather (typically from early spring through late fall) than during the colder winter months.

EFFECTS OF INFLATION

        Although management of the Company cannot accurately determine the precise effect of inflation on the Company's operations, it does not believe inflation has had a material effect on the Company's financial position or results of operations.


                                    BUSINESS

GENERAL


        Crown Casino Corporation, formerly Skylink America Incorporated, and subsidiaries ("Crown" or the "Company") owns a 50% interest in St. Charles Gaming Company, Inc. ("SCGC"), which owns and operates a riverboat gaming casino located in Calcasieu Parish, Louisiana that opened on July 29, 1995, and owns an 18.6 acre tract of land in the gaming district of Las Vegas, Nevada which is being held for possible development of a hotel and casino. The Company is also actively pursuing other gaming opportunities in these and other jurisdictions.


        Prior to March 1994, the Company had been engaged in various facets of the cable programming business including (i) providing Free-To- Guest ("FTG") and Pay-Per-View ("PPV") programming services and equipment to the lodging and hospital industries, (ii) designing, producing and selling PPV equipment, (iii) constructing and operating Satellite Master Antenna Television and Community Antenna Television systems, and (iv) the buying and selling of cable properties and assets.

HISTORY

        Since its inception in 1983, the Company has been engaged in various facets of the cable and related programming businesses. During the fiscal year ended April 30, 1992, it became apparent to management of the Company that the hotel/motel FTG programming business had become increasingly competitive from a profit margin standpoint and that programming in the hotel industry was at or near saturation, and it was management's opinion that the value of the FTG business had peaked. Taking into account these and other factors, in late fiscal 1992, the Company sold the majority of its FTG programming business which accounted for approximately 85% of the Company's cable revenues during fiscal 1992. During the next fiscal year, the Company reviewed the status of its remaining cable operations, namely PPV and franchised cable, and began exploring new business opportunities. In early fiscal 1994, the Company began focusing its attention on opportunities in the gaming industry. In June 1993, the Company made the decision to enter the gaming business through the acquisition of SCGC. Based upon that decision, the Company sold its remaining cable assets in November 1993 and February 1994. The dispositions of the FTG, PPV and other cable assets in fiscal 1992 and 1994 did not require stockholder approval under the laws of the State of Texas and therefore no vote of stockholders was taken. Such assets were sold to third parties unaffiliated with the Company.

GAMING DEVELOPMENT

        On June 25, 1993, Crown entered the gaming industry with the purchase of SCGC for $500,000 cash and 1.6 million shares of Crown common stock. SCGC had been formed in January 1993 in order to apply to the Louisiana Riverboat Gaming Commission ("Gaming Commission") to operate a riverboat gaming casino to be based in St. Charles Parish, Louisiana, near New Orleans. On June 18, 1993, SCGC received preliminary approval of its application from the Gaming Commission and in July 1993 filed its application with the Louisiana Riverboat Gaming Enforcement Division of the Office of State Police (the "Enforcement Division") for a license to operate a riverboat gaming casino. On March 29, 1994, SCGC received one of only fifteen authorized riverboat gaming licenses, subject to certain conditions, issued in the State of Louisiana.


        In January 1995, SCGC made the strategic decision to relocate the site for its planned Louisiana riverboat casino from St. Charles Parish to Calcasieu Parish in the southwest part of the state near the Texas border, because the Company believed that the Lake Charles market was a much more attractive market than New Orleans and the Company encountered opposition to its plans from the local governing body of St. Charles Parish. In March 1995, the Company entered into an agreement with Louisiana Riverboat Gaming Partnership ("LRGP") to form a joint venture to develop the Calcasieu Parish project. LRGP, a joint venture owned 50% by Casino America, Inc. ("Casino America") and 50% by Louisiana Downs, Inc., an Edward J. DeBartolo company, owns the Isle of Capri(SM) dockside riverboat casino in Bossier City, Louisiana. On June 9, 1995, the Company sold 50% of the outstanding common stock of SCGC for (i) a five-year $20 million note (the "LRGP Note"), (ii) $1 million cash, and (iii) a warrant (which may only be exercised by converting a portion of the LRGP Note) to purchase 416,667 shares of Casino America common stock at $12 per share. In July 1995, SCGC's riverboat casino opened for business in Calcasieu Parish as an Isle of Capri(SM) themed property.


        SCGC's site in Calcasieu Parish consists of a 10.5 acre tract and an adjacent 5.5 acre tract (collectively, the "Site") on the west bank of the Calcasieu River bordering Lake Charles to the east and approximately 1/8 mile south of Interstate 10. The Site is approximately 28 miles east of the Texas border which makes the casino the closest riverboat gaming establishment to Houston, Texas. The Company believes a majority of the casino's patrons will come from Texas due, in part, to the current absence of legalized gaming in that state. SCGC has entered into lease agreements with respect to the Site for an initial term of five years with renewal options for an additional thirty-five years.

        SCGC's gaming operations are being managed by Casino America. Casino America owns and operates casinos in Biloxi and Vicksburg, Mississippi, and operates the dockside riverboat casino in Bossier City, Louisiana owned by LRGP.


        On December 13, 1993, the Company acquired 100% of the outstanding common stock of Gaming Entertainment Management Services, Inc. ("GEMS"), a Nevada corporation, which was organized in September 1992 for the purpose of developing a hotel and casino project in Las Vegas, Nevada known as the Desert Winds Hotel and Casino (the "Desert Winds"). GEMS via contract had the right to purchase an 18.6 acre tract of land for $10 million in the gaming district of Las Vegas. The option was exercised and the land was purchased on June 8, 1994. GEMS has no operations other than its development of the Desert Winds project. In connection with this transaction, the Company issued 885,000 shares of its common stock and assumed approximately $585,000 of liabilities. The Desert Winds site has received zoning approval for the construction of a twelve story, 400 room hotel and casino. The Company is currently pursuing potential opportunities to joint venture the development of the project, although no agreement has been reached with any person in this regard.

        In July 1995, the Company entered into a definitive asset purchase agreement to acquire the Bourbon Street Hotel and Casino (the "Bourbon Street Casino") located in Las Vegas, Nevada for a purchase price of $10 million. The Bourbon Street Casino has approximately 430 slot machines and 15 table games over its 15,000 square feet of gaming space, 166 hotel rooms, including 16 suites, and has reported annual revenues of approximately $12 million. In November 1995, the Company determined not to proceed with the acquisition of the Bourbon Street Casino due to (i) the possibility of more attractive investment opportunities (including potentially acquiring a second riverboat casino which would be operated from SCGC's existing site in Calcasieu Parish,
(ii) the lack of attractive financing, and (iii) declining margins at the property. The Company had intended to finance a portion of the purchase price by exercising the Casino America warrant by converting part of the LRGP Note into Casino America stock, then selling such Casino America stock. The recent decline in the market price of Casino America stock has made this alternative unfeasible. As a result of this decision, in November 1995 the Company wrote off a $500,000 nonrefundable deposit and approximately $127,000 of other costs related to the proposed acquisition.



        The Company and Casino America have been pursuing opportunities to potentially acquire a second riverboat casino which would be operated from SCGC's existing site in Calcasieu Parish, although no agreement has been reached with any third party respecting such an acquisition and any such acquisition would require various state and local regulatory approvals, including the approval of the Gaming Commission and the Enforcement Division. On August 31, 1995, the Company applied to the Gaming Commission for a certificate of preliminary approval for a gaming license which certificate had been previously issued by the Gaming Commission to a third party and was subsequently surrendered back to the State by such third party due to a decision to abandon the project. Thirteen other applicants have also applied for the certificate of preliminary approval. No action has been taken by the Gaming Commission, and a recent notice to the applicants from the Gaming Commission indicates that all proceedings regarding the preliminary approval process have been suspended pending the resolution of certain legal proceedings regarding the parameters of the Gaming Commission's statutory authority. The Company has not filed an application for approval with the Enforcement Division.


        The Company's business strategy is to expand its gaming operations through acquisition and development in new and existing gaming jurisdictions.


        The LRGP Joint Venture Agreement. On March 2, 1995, the Company entered into an agreement with LRGP to form a joint venture to develop the Company's Louisiana casino project (the "Agreement"). Pursuant to the Agreement, on June 9, 1995, the Company sold 50% of the outstanding common stock of SCGC to LRGP for (i) the $20 million LRGP Note, (ii) $1 million cash, and (iii) a warrant to purchase up to 416,667 shares of Casino America common stock at an exercise price of $12.00 per share (which is exercisable at any time but may only be exercised by converting a portion of the LRGP Note).



        The LRGP Note bears interest at 11.5% per annum, payable monthly, and is collateralized by LRGP's 50% interest in SCGC. Principal is payable in seventeen equal quarterly installments beginning in June 1996. If the distributions from SCGC to LRGP during any quarter are less than the principal installment due for such quarter, LRGP will only be obligated to pay the amount of such distribution and any deficiency will be deferred to the next installment due under the LRGP Note. All principal and interest not previously paid will be due and payable in June 2000. Also, during any period of default under the New Notes issued by LRGP and SCGC, the Company will not receive interest payments on the LRGP Note, and in the event of foreclosure on the New Notes, it is anticipated that the collectibility of the LRGP Note would be jeopardized. The New Notes are currently in default. See

"Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."


        In addition, pursuant to the Agreement, LRGP will lend funds or will provide a financing source for SCGC to provide for the development of the Calcasieu Parish project in amounts to be agreed upon between LRGP and the Company. The maximum amount of all loans funded or guaranteed by LRGP will not exceed $45 million, unless agreed to by the parties. In August 1995, SCGC and LRGP jointly issued $38.4 million of senior secured increasing rate notes, the proceeds of which were used to retire all of SCGC's senior debt ($21.9 million) and certain LRGP obligations ($8.4 million). The balance of the proceeds were used in the development of the Calcasieu Parish project. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."


        Since the Company and LRGP entered into the joint venture agreement in March 1995, LRGP and its affiliate, Casino America, have been providing capital to develop the Calcasieu Parish project which opened in July 1995. As of December 1, 1995, the Company anticipates an additional $15 million will be spent to complete the permanent terminal facility and retire project-related payables. In addition, SCGC plans to construct a 300 room hotel at an estimated cost of $15 million. The Company expects that the additional capital necessary to complete the Calcasieu Parish project will come from LRGP or a financing source arranged by LRGP, and cash flows from operating the Calcasieu Parish project. However, LRGP has no contractual obligation to provide such capital and no assurance can be given that LRGP will provide the capital necessary to complete the planned improvements. The Company is not obligated to pay any debts or expenses of SCGC or to make any future capital contributions to SCGC.


        In connection with the Agreement, SCGC bought out its prior casino management agreement and entered into a new casino management agreement with Casino America. The Casino America management agreement has a term of 99 years and provides for a management fee of (i) 2% of "Revenues," as defined in the agreement (generally net gaming revenues less gaming and admission taxes plus all other operating revenues), plus (ii) 10% of "Net Operating Income," as defined in the agreement, provided however, the total management fee shall not exceed 4% of "Revenues." In the event the LRGP Note goes into default and the Company reacquires LRGP's 50% interest in SCGC, SCGC will have the right to terminate the Casino America management agreement.


        The Company and LRGP also entered into a shareholders' agreement respecting their joint ownership of SCGC, which governs the ownership rights by the Company and LRGP to the stock of SCGC. Except as expressly permitted by the shareholders' agreement, neither the Company nor LRGP may sell, assign, or otherwise transfer or encumber any part of the SCGC stock owned by either of them without the written consent of the other. The shareholders' agreement provides, among other things, that if, after January 1, 1996, either the Company or LRGP desires to sell its interest in SCGC through a stock sale, such shareholder must first offer to sell its interest in SCGC to the other shareholder under the terms and conditions provided in the agreement. In addition, if at any time after January 1, 1996, the Company or LRGP receives an offer from an unrelated third party to purchase all or substantially all of SCGC's assets for adequate consideration as set forth in the shareholders' agreement, then the shareholder of SCGC receiving such offer shall give notice of the offer to the other shareholder and in the event that such shareholder desires to reject the offer, then the rejecting shareholder must purchase all of the shares of SCGC stock owned by the shareholder who desires to accept the offer, at a price equal to the amount that the accepting shareholder would have received had the offer been accepted by the rejecting shareholder.

        In addition to the foregoing, the Company granted LRGP a right of first refusal to jointly develop its 18.6 acre tract of land in the gaming district of Las Vegas in the event the Company chooses to develop such project on a joint venture basis.

CALCASIEU PARISH CASINO FACILITIES


        The Calcasieu Parish casino (the "Casino") is a four deck riverboat measuring approximately 292 feet in length by 74 feet in width. The Casino offers approximately 48,000 square feet of floor space including 26,000 square feet which is used for active gaming operations. The Casino contains approximately 871 slot machines, all of which are equipped with IGT's computerized player tracking system ("The Smart System"), which allows the Casino to build a data base of its customers' playing habits, and 43 table games (including black jack, craps, Caribbean stud and roulette) on three levels for a total of approximately 1,175 gaming positions. The fourth level of the riverboat contains approximately 9,000 square feet of entertainment space. The Casino has a U.S. Coast Guard capacity of 2,000 passengers (excluding crew) and has been designed to create a comfortable and spacious atmosphere.



        The Casino's land based support facilities currently consist of a 15,000 square foot temporary facility and a 1,400-space parking garage. Construction of the permanent land-based pavilion, which when combined with the temporary facility will encompass 90,000 square feet of space, is ongoing. The permanent land-based pavilion, which is expected to be completed in March 1996, will contain a variety of non-gaming amenities such as restaurants, bars and lounges, an entertainment area, a gift shop and a boarding area, as well as administrative offices. After completion of the permanent facility, SCGC plans to begin construction of a 300-plus room hotel.


CALCASIEU PARISH SITE

        The Calcasieu Parish site (the "Site") consists of a 10.5 acre tract and an adjacent 5.5 acre tract on the west bank of the Calcasieu River bordering Lake Charles to the east and approximately 1/8 mile south of Interstate 10. The Site, located in the Greater Lake Charles area, is approximately 28 miles east of the Texas border, which makes it the closest riverboat gaming establishment to Houston, Texas.

        In March and July 1995, SCGC entered into agreements to lease the two parcels of land that comprise the Site. The leases have an initial term of five years with seven five-year renewal options. During the initial term, the leases require annual rental payments of $850,000 in years one through four, and $1,000,000 in year five, payable monthly. During the first renewal term, the rent will be increased annually by the greater of (i) 5%, or (ii) the percentage increase in the average consumer price index for Calcasieu Parish, Louisiana for the previous twelve month period. During the second through seventh renewal terms, the lessor and SCGC will attempt to set the rent equal to 100% of the rent paid by other riverboat gaming operators in Louisiana and Mississippi for comparable property usages, or if no agreement can be made, then the parties will appoint real estate appraisers to set the rent for such renewal term. However, in no event shall the annual rent be less than $1.6 million during the fourth and all subsequent renewal terms. In addition, SCGC will pay all real estate taxes, except for taxes due on the unimproved value of the property. The Company has guaranteed the obligations of SCGC under these leases.

CALCASIEU PARISH RIVERBOAT OPERATIONS


        The Casino, which opened on July 29, 1995, makes up to eight cruises every 24 hours (weather and river conditions permitting) at three-hour intervals beginning at 8:45 a.m. with the latest cruise at 5:45 a.m. While on board passengers are offered a variety of slot machines, craps, black jack, roulette, Caribbean stud and any other gaming opportunity for which there is a perceived market demand. Pursuant to Louisiana law, the Casino can remain at the dock during periods of adverse weather at the discretion of the riverboat captain and gaming can continue.

        The Casino's gaming operations are being managed by Casino America pursuant to a casino management agreement which was executed simultaneously with the Agreement. SCGC had previously contracted with Century Casinos, Inc. to manage the Casino's gaming operations. As a result of the Agreement, however, SCGC and Century Casinos, Inc. terminated their agreement pursuant to which SCGC paid a termination fee of $4 million.


        Since 1992, Casino America has been a developer, owner and operator of dockside riverboat and floating pavilion casinos and related facilities.
Casino America currently owns and operates floating pavilion casinos in Biloxi and Vicksburg, Mississippi, and operates the dockside riverboat casino in Bossier City, Louisiana owned by LRGP. Casino America is generally responsible, subject to the direction and approval of an executive management committee, for the construction, development and operation of the Casino and land-based facilities. Casino America is generally expected to, among other things, (i) create the design and specifications of the land-based facilities,
(ii) assist in the supervision of construction activities, (iii) assist in the purchasing of equipment for the land-based facility, (iv) prepare operating budgets, (v) develop and implement operating policies, marketing strategies and credit systems, (vi) hire and train personnel, (vii) coordinate advertising and public relations, (viii) assist in obtaining necessary licenses and permits, and (ix) provide other services incidental to the completion of the development.



         With respect to operations, Casino America is generally expected to, among other things, (i) employ, pay, and supervise all employees of the Casino,
(ii) purchase or provide for all necessary supplies and provisions, (iii) maintain, repair and operate the Casino in a first class and professional manner, (iv) ensure compliance with all statutes, ordinances, laws, rules and regulations of applicable governing bodies, (v) arrange for utilities, telephone service, security and trash removal, (vi) supervise concessionaires,
(vii) establish and maintain accounting systems and internal controls, (viii) hire, book, and retain entertainment, and (ix) provide additional services necessary for the successful operation of the Casino.


CALCASIEU PARISH MARKET

        Calcasieu Parish has a population of approximately 172,000, including approximately 160,000 in the Greater Lake Charles area. The following table reflects the estimated population within various distances from the Casino:

                      Distance from                      Estimated
                         Casino                         Population
                       (in miles)                      (in millions)
                       ----------                      -------------
                           50                                .5
                          100                               1.5
                          150                               6.4
                          200                               9.9

        Lake Charles is an active community with a cultural heritage and community resources, including a symphony orchestra, ballet and numerous art galleries and museums. The area is also host to seasonal festivals and special events which highlight Cajun food and music, historic crafts and water sports. Lake Charles hosts the annual "Contraband Days," which is the second largest festival in Louisiana after New Orleans' Mardi Gras Festival. Contraband Days spans a period of two weeks and attracts approximately

200,000 visitors to the area. In addition, Lake Charles has a civic center which offers a 2,000 seat theater and a 50,000 square foot exhibition hall which is used for conventions, sporting events and entertainment. Lake Charles is well known for its outdoor recreational activities including hunting, boating and fishing.

        U.S. Interstate 10 connects Lake Charles to Texas cities to the west, including Orange (35 miles), Beaumont (58 miles), Port Arthur (59 miles), Galveston (135 miles), and Houston (140 miles), and the Louisiana cities of Baton Rouge (123 miles), and New Orleans (207 miles) to the east. The Company believes a majority of its patrons will come from Texas, particularly from the Greater Houston area, due in large part to the current absence of legalized casino gaming in Texas.

LAS VEGAS MARKET


        According to the Las Vegas Convention and Visitors Association (the "LVCVA"), the number of visitors to Las Vegas has increased at a steady and significant rate for the last ten years from 12.8 million in 1984 to 28.2 million visitors in 1994, a compound annual rate of increase of 8.2%. Aggregate expenditures by visitors increased at an estimated compound annual rate of 11.8% from $6.3 billion in 1984 to an estimated $19.2 billion in 1994. The number of hotel and motel rooms increased by approximately 44.2% from 61,394 in 1988 to 88,560 in 1994. Despite this significant increase in hotel and motel rooms the Las Vegas hotel occupancy rate exceeded 85% in each year from 1988 to 1994. Las Vegas hotel occupancy rates are among the highest of any major market in the United States.



        The expansion of gaming in the United States has been accompanied by an increasing acceptance of gaming as a form of entertainment. As a result of the increased popularity and public acceptance of gaming, Las Vegas has sought to increase its popularity as a vacation resort. An increasing number of destination resorts are developing non-gaming entertainment to complement their gaming in order to draw visitors to Las Vegas. The Company believes that large theme resorts will serve to increase the popularity of Las Vegas as a vacation and convention destination. The MGM Grand Hotel and Theme Park opened in December 1993 with 5,000 hotel rooms, a multi-themed casino, and a large scale amusement and entertainment facility. Shortly before the MGM opening, the Luxor's 2,600-room project along with Treasure Island's 2,900-room complex adjacent to the Mirage opened. By the end of 1997, it is anticipated that at least another 8,500 hotel rooms will be opened in Las Vegas. In addition, Clark County, in which Las Vegas is located, has had one of the fastest growing populations in the United States, increasing at a compound annual rate of 5.9% from 1984 to 1994.


        The Company believes that the growth in the Las Vegas market has been enhanced as a result of dedicated programs by the LVCVA and major Las Vegas hotels to promote Las Vegas as a major convention site, the increased capacity of McCarran International Airport ("McCarran") and the introduction of large multi-themed destination resorts in Las Vegas. In 1984, approximately one million people attended conventions in Las Vegas and spent approximately $800 million. In 1994, the number of convention attendees had increased to more than 2.6 million, and the amount spent by convention attendees increased to approximately $3.0 billion. Currently, Las Vegas is the fourth largest convention market in the country.

        During the past five years, the facilities of McCarran have been expanded to accommodate the increasing number of airlines and passengers it services. The number of passengers traveling through McCarran increased from
10.1 million in 1984 to 26.9 million in 1994, a compound annual rate of increase of 10.3%. A $200 million expansion project was recently completed, allowing for the accommodation of up to 30 million travelers annually. Long-term expansion plans for McCarran provide for additional runways, three new satellite concourses, 65 additional gates and other facilities which would allow McCarran to handle up to 60 million visitors annually.

SALES AND MARKETING


        Calcasieu Parish. SCGC's marketing strategy is to attract customers to the Casino by designing and implementing marketing strategies and promotions that emphasize the Isle of Capri's(SM) Caribbean theme and promote repeat visitation and customer loyalty. For example, SCGC offers Island Gold Players Club membership for its slot machine patrons and "V.I.P." services to higher wagering and repeat gaming patrons. The Island Gold Players Club is a promotional activity in which members accumulate points that can be exchanged for benefits, such as casino cash tokens, prizes and complimentary services.
In addition, Club members receive tournament priority and monthly newsletters. It is anticipated that (to the extent permitted by law) Club membership cards will be usable on an interchangeable basis at other Isle of Capri(SM) casino properties. Further, SCGC uses the Island Gold Players Club to track patron slot play and develop a customer database, which SCGC utilizes in its marketing programs.



        The Isle of Capri(SM) theme and the Island Gold Players Club membership are used at Casino America's floating pavilion casinos in Biloxi and Vicksburg, Mississippi and at LRGP's riverboat casino in Bossier City, Louisiana.


        To encourage group sales, SCGC emphasizes bus programs, corporate and hotel sales programs and golf package programs with area hotels and golf courses. SCGC also places a significant emphasis on attracting local residents and seeks to maintain a strong local identity by being a leader in staging and supporting special events. SCGC further enhances its casino's appeal to local patrons by offering liberal rules on its table games and by encouraging enrollment in the Island Gold Players Club.


        SCGC uses radio, outdoor and print media to promote its services and to achieve greater name recognition. To further enhance the Isle of Capri(SM) casino tropical theme, SCGC utilizes Jeffrey Holder, a well known actor and television personality popularly known as the "Uncola(R) Man,"(1) as a celebrity spokesperson for certain of the Isle of Capri(SM) television and print media advertisements.






INDUSTRY AND COMPETITION


        The gaming industry nationwide is undergoing dramatic transformation. The legalization of gaming on Indian reservations has influenced the spread of gaming throughout the U.S. An active area of expansion is riverboat gaming which presently is permitted in Illinois, Indiana, Missouri, Iowa, Louisiana and Mississippi. In addition, ballots and referenda related to some form of legalized gaming are being considered in several other states. Given the success and generally positive reception to date, management believes that gaming is likely to continue to expand.

        The Company believes that the expansion into emerging markets of gaming, including riverboat and dockside gaming, state sponsored video lotteries, small stakes casino gaming and gaming on Indian land, reflects the increasing popularity and acceptability of gaming activities in the United States. The primary reason for the growth in the legalization of riverboat and dockside gaming is attributable to a need by states to increase tax revenues and create jobs without increasing general taxation. Secondly, riverboat and dockside gaming is apparently more palatable to the general public than traditional land-based casinos because riverboat casinos are by their nature restricted to waterways and therefore remove some of the public's concern of having a casino operating in their neighborhood. Lastly, as public





____________________

    (1)   The Uncola(R) trademark is owned by Dr. Pepper/Seven-Up
          Companies, Inc.

officials see their citizens travel across borders to neighboring states that have approved gaming, there is competitive pressure to pass gaming legislation and retain the related tax revenues.

        Riverboat gaming operations can differ from traditional land based casinos in that they can charge for admission, sometimes require reservations, and can restrict entry and departure to a period of fixed duration. Even when the vessels remain at the dock during inclement weather, boarding times may be restricted. The casino floor, however, does not need to be cleared between gaming sessions. Riverboats, unlike land based facilities, are also regulated by the U.S. Coast Guard, whose regulations affect boat design, on-board facilities, equipment and personnel.

        The casino gaming industry is highly fragmented and characterized by a high degree of competition among a large number of participants, including riverboat, dockside and land-based casinos, video lottery terminals, Indian gaming, and other forms of legalized gaming in the United States. The Company will be competing with larger, more established gaming companies, many of which have far greater financial resources than the Company. The Company believes that competition in the gaming industry, particularly the riverboat and dockside gaming industry, is based on the quality and location of gaming facilities, the effectiveness of marketing efforts, and customer service and satisfaction. Although management of the Company believes that the location of the Calcasieu Parish Casino will allow the Company to effectively compete with other casinos in the geographic area surrounding it, the Company expects competition in the casino gaming industry to be intense as more casinos are opened and new entrants into the gaming industry become operational.

        Calcasieu Parish. Louisiana state law currently limits the number of riverboat gaming licenses that may be granted to fifteen, plus a single land-based facility in New Orleans. There are also Indian gaming casinos operating in the state, which are not subject to Louisiana gaming laws. The Company believes Louisiana's self imposed limitation on the number of licenses that may be granted may create a favorable operating environment for the holders of such licenses.

        The primary market area for the Calcasieu Parish Casino includes the Houston, Texas metropolitan area, other population centers west of the Casino such as Beaumont, Galveston, Orange and Port Arthur, Texas, and population centers east of the Casino such as Lafayette and Baton Rouge, Louisiana. SCGC expects that more than half of its patrons will come from Texas, with a significant portion coming from metropolitan Houston. Although casino gaming is not currently permitted in Texas, the Texas legislature has considered various proposals to authorize casino gaming. Gaming cannot commence in Texas until the legislature adopts appropriate legislation (which may require an amendment to the Texas Constitution and an affirmative vote of the people) and operators complete the licensing and construction process. If casinos commence operations in Texas in or near SCGC's primary market area, they would adversely affect the Calcasieu Parish Casino.


        The Calcasieu Parish Casino is the third riverboat gaming facility to enter the Lake Charles, Louisiana market. Two riverboats, containing an aggregate of approximately 55,000 square feet of casino floor space, currently operate from a single location in the City of Lake Charles approximately three miles from the site of SCGC's Casino. In addition, a land-based, Indian-owned casino opened in January 1995 in Kinder, Louisiana, approximately 39 miles from the site of the Casino. Furthermore, a nationally recognized gaming company has announced plans to develop a riverboat casino project in the Lake Charles area. As a new entrant into the Lake Charles market, the Casino faces the additional challenge of competing for established customers of its competitors. Management believes that the Casino has several competitive advantages in the Lake Charles gaming market. The Casino, with its location at the western end of the Lake Charles gaming market, will be the first gaming facility reached by patrons arriving from the west, including Texas. The Company intends to capitalize on its superior location by maximizing the visibility of the Casino with a 120-foot-high tower. Moreover, management believes that free on-site covered parking facilities further enhance the competitive advantages of the Casino.




LOUISIANA GAMING REGULATION

        In July 1991, the Louisiana legislature adopted legislation permitting certain types of gaming activity on the Mississippi, Red, Calcasieu, Mermentau, Ouachita or Atchafalaya rivers, in the Mississippi River Gulf Outlet, Bayou Bienvenue, Lake Ponchartrain, Lake Maurepas, Lake Charles and the Intracoastal Waterway. In 1995, this legislation was expanded to include the Toledo Bend Reservoir north of the Toledo Bend Dam.

        The legislation granted authority to supervise gaming activities to the Gaming Commission and the Enforcement Division. The Gaming Commission is authorized to hear and determine all appeals relative to the granting, suspension, revocation, and renewal of all licenses, permits and applications. In addition, the Gaming Commission must establish regulations concerning authorized routes and duration of excursions, minimum levels of insurance, construction of riverboats and periodic inspections. The Enforcement Division is authorized to investigate applicants and issue licenses, investigate violations of the statute and conduct reviews of gaming activities.

        In issuing a license, the Enforcement Division must find that the applicant is a person of good character, honesty and integrity, and the applicant is a person whose prior activities, criminal record, if any, reputation, habits and associations do not pose a threat to the public interest of the State of Louisiana or to the effective regulation and control of gaming, or create or enhance the dangers of unsuitable, unfair or illegal practices, methods, and activities in the conduct of gaming or the carrying on of business and financial arrangements in connection therewith. The Enforcement Division will not grant a license unless it finds that: (i) the applicant is capable of conducting gaming operations, which means that the applicant can demonstrate the capability, either through training, education, business experience, or a combination of the above to operate a gaming casino; (ii) the proposed financing of the riverboat and the gaming operations is adequate for the nature of the proposed operation and from a source suitable and acceptable to the Enforcement Division; (iii) the applicant demonstrates a proven ability to operate a vessel of comparable size, capacity and complexity to a riverboat so as to ensure the safety of its passengers; (iv) the applicant submits a detailed plan of design of the riverboat in its application for a license; (v) the applicant designates the docking facilities to be used by the riverboat;
(vi) the applicant shows adequate financial ability to construct and maintain a riverboat; and (vii) the applicant has a good faith plan to recruit, train, and upgrade minorities in all employment classifications.

        The Enforcement Division is empowered to issue up to fifteen licenses to conduct gaming activities on a riverboat of new construction in accordance with applicable law. However, no more than six licenses may be granted to riverboats operating from any one parish.

        The Louisiana gaming law specifies certain restrictions and conditions relating to riverboat gaming operations, including but not limited to the following: (i) gaming is not permitted while a riverboat is docked, unless the vessel is docked for less than 45 minutes between excursions, or unless dangerous weather or water conditions exist; (ii) each round trip riverboat cruise may not be less than three nor more than eight hours in duration (inclusive of the 45 minutes between excursions), subject to specified exceptions; (iii) agents of the Enforcement Division are permitted on board at any time during gaming operations; (iv) gaming devices, equipment, and supplies may only be purchased or leased from permitted suppliers; (v) gaming may only take place in the designated gaming area while the riverboat is upon a designated river or waterway; (vi) gaming equipment may not be possessed, maintained, or exhibited by any person on a riverboat except in the specifically designated gaming area, or a secure area used for inspection, repair, or storage of such equipment; (vii) wagers may be received only from a person present on a licensed riverboat;
(viii) persons under 21 are not permitted in designated gaming areas; (ix) except for slot machine play, wagers may be made only with tokens, chips, or electronic cards purchased from the licensee aboard a riverboat; (x) licensees may only use docking facilities and routes for which they are licensed and may only board and discharge passengers at the riverboat's licensed berth; (xi) licensees must have adequate protection and indemnity insurance; (xii) licensees must have all necessary federal and state licenses, certificates, and other regulatory approvals prior to operating a riverboat; and (xiii) gaming may only be conducted in accordance with the terms of the license and the rules and regulations adopted by the Enforcement Division.

        Louisiana law permits 24-hour unlimited stakes gaming on newly constructed riverboats which conduct cruises, does not have loss or bet limitations, but restricts the percentage of space on a riverboat that may be utilized for gaming to the lesser of (a) 60% of the total square footage of the passenger access area, or (b) 30,000 square feet. A total of fifteen riverboat gaming licenses are authorized to be granted, with a maximum of six riverboat gaming licenses in any one parish. Louisiana law also allows a single, land-based casino in the City of New Orleans. The legal age for gaming in Louisiana is 21.

        The license fee to conduct gaming activities on a riverboat is (i) $50,000 per riverboat for the first year of operation and $100,000 per year per riverboat thereafter plus (ii) 3 1/2% of the net gaming proceeds. In addition, an annual franchise fee of 15% of the net gaming proceeds is charged to conduct operations on Louisiana waterways. The local governing authority (city or parish) is permitted to assess the riverboat operation up to $2.50 per person as an admissions tax. In addition, Calcasieu Parish has a statutory 50c. per head admissions tax applicable to riverboat gaming operations, the proceeds of which are used to support education.

        The transfer of a license or permit or an interest in a license or permit is prohibited. The sale, assignment, transfer, pledge, or disposition of securities which represent 5% or more of the total outstanding shares issued by a corporation that holds a license is subject to Enforcement Division approval. A security issued by a corporation that holds a license must generally disclose these restrictions.

        The conditions to SCGC's permanent riverboat casino license include the operation of the riverboat under an approved plan of security and internal controls for a period of six months, exercising due diligence in the development of its planned hotel in Calcasieu Parish, and obtaining of the Enforcement Division's prior written approval to any modification to its plans for such hotel, including the abandonment of any portion of the project. Upon satisfaction of the conditions to the license, a permanent license will be issued by the Enforcement Division.


       The Company believes that SCGC is in material compliance with all applicable gaming regulations.


NEVADA GAMING REGULATION


        The Company is not currently seeking a Nevada gaming license. However, should the Company finalize development plans for the Desert Winds project or otherwise acquire casino operations in Nevada, it will apply for such a license and will be subject to the following regulations.


        The ownership and operation of casino gaming facilities in Nevada are subject to: (i) the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, the "Nevada Act"); and (ii) various local ordinances and regulations. Gaming operations in Nevada are subject to the licensing and regulatory control of the Nevada Gaming Commission ("Nevada Commission"), the Nevada State Gaming Control Board ("Nevada Board") and various other county and city regulatory agencies, including the City of Las Vegas, collectively referred to as the "Nevada Gaming Authorities."


        The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees. Changes in such laws, regulations and procedures could have an adverse effect on the Company's proposed gaming operations.



        The Company, upon application for a Nevada gaming license, will be required to be registered with the Nevada Commission as a publicly traded corporation (a "Registered Corporation") and to be found suitable to own the stock of any entity which owns or operates a casino. A casino is generally licensed by the Nevada Gaming Authorities as a corporate licensee ( a "Corporate Licensee") under the terms of the Nevada Act.


        As a Registered Corporation, the Company will be required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. No person may become a stockholder of, or receive, any percentage of profits from a Corporate Licensee without first obtaining licenses and approvals from the Nevada Gaming Authorities.

        The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, the Company or the Corporate Licensee in order to determine whether such individual is suitable or should be licensed as a business associate of the Corporate Licensee.
Officers, directors and certain key employees of the Corporate Licensee will be required to file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Officers, directors and key employees of the Company who are actively and directly involved in the activities of the Corporate Licensee may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

        If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with the Company or the Corporate Licensee, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require the Company or the Corporate Licensee to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or resolutions of questions pertaining to licensing are not subject to judicial review in Nevada.

        The Company and the Corporate Licensee will be required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, liens, sales of securities and similar financing transactions by the Corporate Licensee will be required to be reported to or approved by the Nevada Commission.

        If it were determined that the Nevada Act was violated by the Corporate Licensee, the licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Company, the Corporate Licensee and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Limitation, conditioning or suspension of the licenses of the Corporate Licensee could (and revocation of any license of the Corporate Licensee would) materially adversely affect the Company.

        Any beneficial holder of a Registered Corporation's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated and have its suitability as a beneficial holder of the Registered Corporation's voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

        The Nevada Act requires any person who acquires more than 5% of a Registered Corporation's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Registered Corporation's voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of a Registered Corporation's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the Registered Corporation's corporate charter, bylaws, management, policies or operations, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Registered Corporation's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and the other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to the consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

        Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the voting securities of the Company beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. The Company will be subject to disciplinary action if, after it receives a notice that a person is unsuitable to be a stockholder or to have any other relationship with it, it
(i) pays that person any dividend or interest upon voting securities of the Company, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remunerations in any form to that person for services rendered or otherwise, or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value.

        The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remunerations in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.


        The Company will be required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Company will also be required to render maximum assistance in determining the identity of the beneficial owner. The Company will also be required to disclose to the Nevada Commission, upon its request, the identities of any of their security holders. The Nevada Commission has the power to require the stock certificates of the Company to bear a legend indicating that the securities are subject to the Nevada Act.


        After becoming a Registered Corporation, the Company may not make a public offering of its securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes.

        The regulations of the Nevada Board and the Nevada Commission also provide that any entity which is not an "affiliated company," as such term is defined in the Nevada Act, or which is not otherwise subject to the provisions of the Nevada Act or such regulations, such as the Company, which plans to make a public offering of securities intending to use such securities, or the proceeds from the sale thereof for the construction or operation of gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes, may apply to the Nevada Commission for prior approval of such offering. The Nevada Commission may find an applicant unsuitable to be a holding company if it did not submit such an application.

        Changes in control of a Registered Corporation through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

        The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Registered Corporation's Board of Directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purposes of acquiring control of the Registered Corporation.

        License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling of food or refreshments. Nevada licensees that hold a license to manufacture or distribute gaming devices also pay certain fees and taxes to the State of Nevada.

        Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act.
Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operation who was denied a license or finding of suitability in Nevada on the grounds of personal unsuitability.

NON-GAMING REGULATIONS

        The Company is subject to certain federal, state and local safety and health laws, regulations and ordinances that apply to non-gaming businesses generally, such as the Clean Air Act, Clean Water Act, Occupational Safety and Health Act, Resource Conservation Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act. The Company has not made, and does not anticipate making, material expenditures with respect to such environmental laws and regulations. However, the coverage and attendant compliance costs associated with such laws, regulations and ordinances may result in future additional costs to the Company's operations.

        The federal Merchant Marine Act of 1936 and the federal Shipping Act of 1916 and applicable regulations thereunder contain provisions designed to prevent persons who are not citizens of the United States from holding in the aggregate more than 25% of the outstanding shares of common stock of entities subject to such regulation.

        All navigable vessels must comply with U.S. Coast Guard requirements as to boat design, on-board facilities, equipment, personnel (including requirements that each vessel be operated by a minimum complement of personnel) and safety. Each vessel must hold a Certificate of Inspection from the Coast Guard. The Coast Guard requirements establish design standards, set limits on the operation of the vessels and require individual licensing of certain personnel involved with the operation of the vessel. The Calcasieu Parish Casino is subject to periodic inspections by the Coast Guard and every five years the Casino must be dry docked for hull and other inspections, which will result in a loss of service that can have an adverse effect on the Company. Failure to hold a Certificate of Inspection would preclude the use of the riverboat as a floating casino.

        All shipboard employees of SCGC, even those not involved in the actual operation of the vessel, such as dealers, cocktail hostesses and security personnel, may be subject to the Jones Act which, among other things, exempts those employees from state limits on workers' compensation awards.

        Continuing construction activities on the Site require the approval of a variety of regulatory agencies including those associated with sewage, fire and building safety, food service and sanitation and other construction and development related matters.

FUTURE EXPANSION


        In December 1993, Crown acquired all of the outstanding stock of GEMS, which had an option to purchase an 18.6 acre tract of land for $10 million in the gaming district of Las Vegas located across the street from the Gold Coast Hotel and Casino. GEMS exercised the option and purchased the land on June 8, 1994. The land has received zoning approval for the construction of a 12-story, 400-room hotel and casino known as the Desert Winds Hotel and Casino. In connection with the joint venture agreement with LRGP, the Company granted LRGP a right of first refusal to jointly develop its Desert Winds project in the event the Company chooses to develop such project on a joint venture basis. GEMS has no other operations other than the development of the Desert Winds project. The Company is currently pursuing potential opportunities to joint venture the development of the Desert Winds project, although no agreement has been reached with any person in this regard.



        In July 1995, the Company entered into a definitive asset purchase agreement to acquire the Bourbon Street Casino in Las Vegas, Nevada for a purchase price of $10 million, of which $500,000 was paid by the Company as a deposit. The Bourbon Street Casino has approximately 430 slot machines and 15 table games over its 15,000 square feet of gaming space, 166 hotel rooms, including 16 suites, and has reported annual revenues of approximately $12 million. In November 1995, the Company determined not to proceed with the acquisition of the Bourbon Street Casino due to (i) the possibility of more attractive investment opportunities (including potentially acquiring a second riverboat casino which would be operated from SCGC's existing site in Calcasieu Parish, (ii) the lack of attractive financing, and (iii) declining margins at the property. The Company had intended to finance a portion of the purchase price by exercising the Casino America warrant by converting part of the LRGP
Note into Casino America stock, then selling such Casino America stock. The recent decline in the market price of Casino America stock has made this alternative unfeasible. As a result of this decision, in November 1995 the Company wrote off a $500,000 deposit and approximately $127,000 of other costs related to the proposed acquisition.



        The Company and Casino America have been pursuing opportunities to potentially acquire a second riverboat casino which would be operated from SCGC's existing site in Calcasieu Parish, although no agreement has been reached with any third party respecting such an acquisition and any such acquisition would require various state and local regulatory approvals, including the approval of the Gaming Commission and the Enforcement Division. The Company anticipates that the operation of a second riverboat casino at the Calcasieu Parish site would involve joint ownership or a joint venture arrangement with LRGP or Casino America. In August 1995, the Company formed a wholly-owned subsidiary, Calcasieu Gaming Corporation, LLC ("Calcasieu Gaming"), that applied for a certificate of preliminary approval to dock a second riverboat casino at SCGC's site in Calcasieu Parish. The Company applied to the Gaming Commission for a certificate of preliminary approval for a license which certificate had been previously issued by the Gaming Commission to a third party and was subsequently surrendered back to the State by such third party due to a decision to abandon the project. Thirteen other applicants have also applied for the certificate of preliminary approval. No action has been taken by the Gaming Commission, and a recent notice to the applicants from the Gaming Commission indicates that all proceedings regarding the preliminary approval process have been suspended pending the resolution of certain legal proceedings regarding the parameters of the Gaming Commission's statutory authority. The Company has not filed an application for approval with the Enforcement Division.



 EMPLOYEES



         At December 1, 1995 the Company employed 11 persons full time. None of the Company's employees is covered by a collective bargaining agreement and the Company believes that its employee relations are satisfactory. SCGC currently employs approximately 960 persons full time.


PROPERTIES

        The Company currently maintains its executive offices in approximately 3,000 square feet of leased office space in Dallas, Texas. In July 1995, the Company executed a lease for approximately 6,000 square feet of office space at a different location in the Dallas area. The lease has a five-year term with two three-year renewal options. During the initial term, annual rent (excluding insurance, taxes and common area maintenance charges) ranges from $65,450 in year one to $77,350 in year five.

        On July 8, 1994, SCGC purchased its Calcasieu Parish Casino. The Casino consists of four decks and an aggregate of 48,000 square feet of floor space, including 26,000 square feet to be used for active gaming operations.

        In March and July 1995, SCGC entered into agreements to lease the two parcels of land that compromise the 16-acre Calcasieu Parish site. The leases have an initial term of five years with seven five-year renewal options. During the initial term, the leases require annual rental payments of $850,000 (excluding property taxes) in years one through four, and $1,000,000 in year five, payable monthly.





        The Company owns 6.5 acres of land adjacent to the Mississippi River levee in St. Charles Parish, Louisiana that it had planned to use in connection with its former riverboat casino site in St. Charles Parish. The Company is currently seeking to sell such property.


        The Company, through its GEMS subsidiary, exercised an option to purchase an 18.6 acre tract of land in the gaming district of Las Vegas, Nevada on June 8, 1994, for $10 million. The land has received zoning approval for the construction of a 12-story, 400-room hotel and casino.

ENVIRONMENTAL MATTERS

        The Company's operations do not qualify it as a hazardous waste generator and the Company believes it is in compliance with all applicable laws and regulations governing the discharge of hazardous waste into the environment.

PENDING LITIGATION

        Other than as set forth below, there are no pending legal proceedings to which the Company is a party or of which any of its properties are subject that the Company believes have the potential to have a material adverse effect on the Company. There are no material proceedings known to the Company being contemplated by any governmental authority. There are no material proceedings known to the Company, pending or contemplated, in which any director, officer or affiliate or any principal security holder of the Company or any associate of any of the foregoing, is a party or has an interest, adverse to the Company.


        On September 21, 1994, an action was filed against the Company and SCGC in the 24th Judicial District Court for the Parish of Jefferson, Louisiana by Avondale Industries, Inc. ("Avondale"). In this action, Avondale alleges that the Company was contractually obligated to Avondale for the construction of SCGC's riverboat vessel based upon a letter of intent (allegedly reaffirming a previous agreement entered into between Avondale and SCGC). Avondale alleges that the Company breached a duty to negotiate in good faith toward the execution of a definitive Vessel Construction Contract. Alternatively, Avondale alleges that a separate, oral contract for the construction of the vessel existed and that the Company committed unspecified unfair trade practices and misrepresentation. Avondale seeks unspecified damages including "all lost profits and lost overhead" and attorneys fees. Avondale has verbally stated its lost profits and lost overhead amount to approximately $2.5 million. While no assurance can be given as to the ultimate outcome of this litigation, management believes that this litigation will not have a material adverse effect on the financial position of the Company. The Company intends to vigorously contest liability in this matter.



        In October 1995, an action was filed against the Company, Casino America, Louisiana Downs, Inc. and W.S. Bellows Construction Co. (the "Defendants") in the U.S. District Court for the Western District of Louisiana, Lake Charles Division, by Marvin D. Vincent and the National Black Chamber of Commerce, Inc. (the "Plaintiffs"). In this action the Plaintiffs allege that the Defendants have desecrated the alleged grave sites of their ancestors during the course of construction of the Calcasieu Parish land-based facilities. The Plaintiffs are seeking damages of $2 million per Defendant, plus $10 million in punitive damages, costs and attorneys' fees. While no assurance can be given as to the ultimate outcome of this litigation, management believes that the allegations made in the lawsuit are without merit and that this litigation will not have a material adverse effect on the financial position or results of operations of the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

        The following table sets forth certain information regarding the executive officers and directors of the Company:


  NAME                                         AGE      POSITION WITH THE COMPANY
  ----                                         ---      -------------------------
  Edward R. McMurphy  . . . . . . . . . .      45       Chairman of the Board, President and

                                                        Chief Executive Officer

  Tilman J. Falgout, III  . . . . . . . .      46       Executive Vice President, General
                                                        Counsel and Director
  Mark D. Slusser . . . . . . . . . . . .      38       Vice President Finance, Chief
                                                        Financial Officer and Secretary

  Edward J. Preuss, Jr. . . . . . . . . .      63       Vice President Project Development

  Leslie M. Clavir  . . . . . . . . . . .      54       Vice President Gaming

  John David Simmons  . . . . . . . . . .      59       Director

  David J. Douglas  . . . . . . . . . . .      31       Director

  Gerald L. Adams . . . . . . . . . . . .      60       Director

  Gerard M. Jacobs  . . . . . . . . . . .      40       Director

  Robert J. Kehl  . . . . . . . . . . . .      61       Director

----------------------------


        EDWARD R. MCMURPHY has served as President of the Company since July 1984 and as Chief Executive Officer since January 1988. He has been a director of the Company since its inception in April 1983. Prior to and during his involvement with the Company, Mr. McMurphy served as President of Marion Properties, Inc., a real estate investment and development company from 1979 to 1986.

        TILMAN J. FALGOUT, III has served as Executive Vice President and General Counsel of the Company since March 1995 and as a director of the Company since September 1992. From 1978 through June 1995, Mr. Falgout was a partner in the law firm of Stumpf & Falgout, Houston, Texas.

        MARK D. SLUSSER has served as Chief Financial Officer of the Company since October 1989 and as Secretary since April 1990. From 1981 until joining the Company, Mr. Slusser was employed by Ernst & Young LLP, where he held various positions in the Audit Department including Senior Manager. Mr. Slusser is a Certified Public Accountant.

        EDWARD J. PREUSS, JR. has served as Vice President Project Development since April 1994. He was self employed as a general business consultant for 11 years prior to joining the Company. Prior to his self-employment, Mr. Preuss worked at Marion Corporation as Vice President of Corporate Communications from 1976 to 1983.

        LESLIE M. CLAVIR has served as Vice President Gaming of the Company since March 1995. From December 1993 to February 1995, Mr. Clavir was employed by Century Casinos, Inc. as General Manager of SCGC's Louisiana riverboat casino. From 1991 to November 1993, Mr. Clavir served as Director of Casino Operations for the Hotel San Remo in Las Vegas, Nevada. From 1986 to 1991, Mr. Clavir owned and operated three bar and restaurant properties. From 1982 to 1986, Mr. Clavir was General Manager of the Pioneer Inn Hotel and Casino in Reno, Nevada. From 1977 to 1982, Mr. Clavir was employed by the Boyd Group where he held various casino operational and management positions.

        JOHN DAVID SIMMONS has served as a director of the Company since August 1986. Since 1970, he has been President of Condomart, Inc., a marketing consulting firm specializing in real estate marketing. Mr. Simmons is also currently employed by Simmons & Associates, Inc., a real estate development company, and Management Resources Company, a management consulting firm.

        DAVID J. DOUGLAS has served as managing director of Triple S Capital Corporation (investment banking firm) since February 1993. From July 1989 through January 1993, Mr. Douglas served as Vice President of Hatchett Capital Group, Inc. (investment banking firm). From 1986 through 1988, Mr. Douglas was employed by Paine Webber Incorporated, where he was promoted to Associate in 1988. Mr. Douglas has served as a director of the Company since September 1992.

        GERALD L. ADAMS has been an entrepreneur for the past 30 years, starting, developing and operating a number of businesses primarily related to the shipping, trucking, and more recently, real estate industries. Mr. Adams currently owns and operates several companies, including TriRiver Dock, Inc. (stevedoring), Illinois Marine Towing, Inc. (marine towing), Barge Terminal Trucking, Inc. (trucking) and Adams Enterprises, Inc. (trucking and crane services). Mr. Adams has served as a director of the Company since October 1993.

        GERARD M. JACOBS has been the owner and President of Environmental Waste Funding Corporation, a company specializing in landfill development and finance, since 1991. From 1988 to 1991, Mr. Jacobs specialized in landfill development and finance as a sole proprietor. Mr. Jacobs is also a director and a substantial stockholder of Casper & Associates, Inc., an engineering firm specializing in fiber optic communications. From 1983 to 1988, Mr. Jacobs developed resource recovery, landfill and hydroelectric projects for the investment banking firm of Russell, Rea & Zappala, Inc., Pittsburgh, Pennsylvania. From 1978 to 1983, Mr. Jacobs practiced securities, corporate and banking law with the law firms of Reed, Smith, Shaw & McClay and Manion, Alder & Cohen, P.C., Pittsburgh, Pennsylvania. Mr. Jacobs has been a director of the Company since September 1994.

        ROBERT J. KEHL has been an entrepreneur for the past 35 years, starting, developing and operating businesses primarily in the riverboat construction, gaming, riverboat touring and restaurant industries. Since 1993, Mr. Kehl has served as president of Kehl River Boats, Inc., a riverboat construction firm in Houma, Louisiana. Mr. Kehl, through companies owned or controlled by him, has built several riverboat vessels, many of which have been sold for use as riverboat gaming vessels. In April 1991, Mr. Kehl's family owned DuBuque Casino Belle, Inc. became the first riverboat gaming operation in the nation. Mr. Kehl currently has interests in several companies involved in gaming and riverboat construction or operation. Mr. Kehl has been a director of the Company since September 1994.

        The Board of Directors has established Compensation and Stock Option and Audit Committees. The Compensation and Stock Option Committee, which is comprised of Messrs. Douglas, Simmons and Adams, is responsible for recommending compensation levels for the Company's executive officers and is authorized to consider and make grants of options pursuant to the Company's 1986 Incentive Stock Option Plan and 1991 Non-Qualified Stock Option Plan and to administer such plans. The Audit

Committee, which is comprised of Messrs. Douglas, Jacobs and Kehl, is responsible for recommending independent auditors and reviewing with the independent auditors the scope and results of the audit engagement.

        The individuals serving on the Board of Directors will continue to serve until reelected or replaced at the next annual meeting of stockholders of the Company, or until their earlier resignation or removal. All executive officers of the Company serve at the discretion of the Board of Directors.

                             EXECUTIVE COMPENSATION

        The following table sets forth the compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and any other executive officer whose salary and bonus, if any, exceeded $100,000 during the years ended April 30, 1995, 1994 and 1993:

                           SUMMARY COMPENSATION TABLE


                                                        Annual Compensation
                                          ---------------------------------------------
                                                                                               Long-Term
                                                                                              Compensation
                                                                                              ------------
           Name and             Fiscal                                   Other Annual        Stock Options/
      Principal Position        Year          Salary        Bonus       Compensation              SARs
      ------------------        ----          ------        -----       ------------         --------------
  Edward R. McMurphy            1995        $162,500      $ 70,000           --                250,000 (1)
    President and               1994         156,410       100,000           --                275,000
    Chief Executive             1993         125,000       123,427           --                   --
    Officer

____________________
(1)     Represents a regrant of an option previously granted in fiscal 1994.


EMPLOYMENT AGREEMENT

        Effective January 1, 1988, the Company entered into a five-year employment agreement with Edward R. McMurphy. The employment agreement was amended in February 1991 to extend the term of employment for five years from January 1, 1991, terminating on December 31, 1995. The amendment provides for an annual base salary of at least $125,000, and awarded incentive stock options to Mr. McMurphy covering 30,000 shares at an exercise price of $0.65625, which options vested at the rate of 10,000 shares per year commencing on January 1, 1993, and have a term of ten years expiring on February 25, 2001.

        In the event of Mr. McMurphy's death or disability during the term of employment, Mr. McMurphy or his designated beneficiary or estate will be paid an amount equal to the annual base salary as then in effect on the date of Mr. McMurphy's death or disability, as the case may be. The Company may, upon 30 days' written notice, terminate his employment "without cause" upon the condition that he shall be entitled, during the balance of the term of employment, to the annual base salary which would otherwise be payable to him had he remained in the employ of the Company.

STOCK OPTION PLAN

        The following table provides certain information concerning individual grants of stock options under the Company's Incentive Stock Option Plan made during the fiscal year ended April 30, 1995, to the executive officer named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       Potential Realizable
                                                                                         Value at Assumed
                                                                                      Annual Rates of Stock
                                                                                        Price Appreciation
                                                                                               for
         Individual Grants                                                                Option Term (1)
-----------------------------------------------------------------------------------------------------------
                                             % of Total
                               Number of      Options
                               Securities    Granted to
                               Underlying    Employees
                                Options          in         Exercise     Expiration
        Name                    Granted     Fiscal Year       Price         Date         5%         10%
 ---------------------         ---------    -----------     ---------    ----------   --------   ----------
 Edward R. McMurphy            250,000(2)      53.8%        $3.3125       1/19/05     $520,803   $1,319,818

__________________________________

(1) The dollar amounts under these columns represent the potential realizable value of each option assuming that the market price of the common stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by regulation and therefore are not intended to forecast possible future appreciation, if any, of the price of the common stock.


(2) Of this amount, 50,000 shares became exercisable on April 19, 1995, and the balance will become exercisable in increments of 50,000 shares per year commencing on April 19, 1996.


        The following table provides certain information concerning each exercise of stock options under the Company's Incentive Stock Option Plan during the fiscal year ended April 30, 1995, by the executive officer named in the Summary Compensation Table and the fiscal year end value of unexercised options held by such person under the Company's Stock Option Plan:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                                       Number of                Value of
                                                                      Unexercised             Unexercised
                                                                   Options at Fiscal       Options at Fiscal
                                                                        Year-End                 Year-End
                               Shares Acquired        Value           Exercisable/            Exercisable/
            Name                 on Exercise         Realized        Unexercisable          Unexercisable(1)
            ----                 -----------         --------        -------------          -------------
 Edward R. McMurphy                20,000            $87,000        217,143/200,000        $754,208/$306,250
--------------------

(1) The market value of the Company's common stock at April 28, 1995 was $4.84375 per share, and all options held by the above officer were in-the-money. The actual value, if any, an executive may realize will depend upon the amount by which the market price of the Company's common stock exceeds the exercise price when the options are exercised.


DIRECTOR COMPENSATION

        Effective May 1, 1995, non-employee directors of the Company receive a $20,000 annual retainer, $1,500 per board meeting attended in person, and $500 per committee meeting attended in person. Directors who are also employees of the Company do not receive separate compensation for their services as a director. In February 1991, the Board of Directors adopted the Company's 1991 Non-Qualified Stock Option Plan ("Non-Qualified Plan"), which was approved by the Company's stockholders in September 1991, pursuant to which options to purchase shares of the Company's common stock may be granted to directors, officers and key employees of the Company, including non-employee directors. On the last business day of February in each year, each then non-employee director of the Company is automatically granted an option to purchase 2,500 shares of common stock at an exercise price equal to the fair market value of such stock on the date of grant. Options granted under the Plan are exercisable for a period of up to ten years. In the event that a director ceases to be a director of the Company for any reason, options granted to the director will expire upon the earlier to occur of (1) the tenth anniversary of the date of grant of the option or (2) ninety days following the date on which such director ceased to be a director.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



        Gerald L. Adams, who became a director of the Company in October 1993, served during the last fiscal year on the Company's Compensation and Stock Option Committee. In June 1993, the Company entered the gaming industry with the purchase of all of the outstanding capital stock of SCGC for $500,000 in cash and 1.6 million shares of Company Common Stock. Mr. Adams was the principal stockholder and executive officer of SCGC, and received $500,000 plus 750,000 shares of Company Common Stock (after transferring 450,000 shares to certain third parties to terminate a management contract) in connection with this transaction.


                              CERTAIN TRANSACTIONS

        During fiscal 1995, Tilman J. Falgout, III, presently Executive Vice President and General Counsel and director of the Company, was a partner in the law firm of Stumpf & Falgout, Houston, Texas, which receives fees from the Company for legal services rendered on its behalf. During fiscal 1995, such firm earned fees totaling approximately $259,000 for services rendered to the Company. During fiscal 1994, such firm earned fees totaling $217,674 for services rendered to the Company.

        On May 20, 1993, the Company entered into an agreement with 10 Westpark Corporation, a corporation controlled by Mr. Falgout, pursuant to which the Company agreed to issue 400,000 shares of its common stock to 10 Westpark Corporation should 10 Westpark introduce the Company to a corporation or other entity which would allow the Company to enter the gaming business. The payment would be in the nature of a finder's fee, and as of the date of the agreement, the value of the contract to 10 Westpark Corporation was $287,500 (based upon the average of the closing bid and asked prices of the common stock on May 20,
1993). The Company closed the acquisition of St. Charles Gaming Company, Inc. in June 1993 and issued the 400,000 shares of common stock to 10 Westpark Corporation in July 1993. Mr. Falgout holds the shares in 10 Westpark Corporation for the benefit of himself and his brothers and sisters.

        In October 1993, the Company entered into a purchase agreement with Kehl River Boats, Inc. ("KRB") to purchase a riverboat to house its casino facility. Robert J. Kehl, a director of the Company, is president and a significant stockholder of KRB. The agreement with KRB provides for a purchase price, which has been paid in full, comprised of (i) 1,056,667 shares of Crown common stock, (ii) $9.57 million in cash payments, and (iii) a warrant to purchase 100,000 shares of the Company's common stock exercisable at $6.06125 per share.

        In connection with the Company's private placement of Common Stock from June 1993 to May 1994, Gerard M. Jacobs, a director of the Company, acted as a finder. In consideration of Mr. Jacobs' services in such capacity, the Company paid Mr. Jacobs an aggregate of $116,971 in cash and issued to Mr. Jacobs warrants to purchase 77,981 shares of the Company's common stock, at an average exercise price of $7.50 per share.

        In June 1994, the Company and Mr. Jacobs entered into a Teaming Agreement, agreeing to work together to obtain a license to conduct gaming operations in the State of Illinois. Any such venture will be owned 50% by the Company and 50% by a group of Illinois residents, the names and respective interests of which will be specified by Mr. Jacobs. The agreement provides that Mr. Jacobs will receive a fee, payable in warrants to purchase common stock of the Company, in consideration for his services in assisting the Company in obtaining such a license. Upon the execution of the agreement, the Company issued to Mr. Jacobs a warrant to purchase 50,000 shares of common stock of the Company exercisable at $7.25 per share. Upon the occurrence of certain future events, including the issuance of an Illinois gaming license, the agreement provides for the issuance of warrants to purchase up to an additional 200,000 shares of Crown common stock.

        Management believes that all of the foregoing transactions were, and all future transactions between the Company and its officers, directors, principal shareholders or affiliates of such persons will be, on terms no less favorable to the Company than could have been obtained from unaffiliated parties.

                         CHANGE IN INDEPENDENT AUDITORS

        On October 26, 1993, Ernst & Young LLP, the independent auditors for the Company, resigned. Ernst & Young LLP advised the Company that a primary reason for their resignation was the Company's change in its business from cable programming to the gaming industry. Ernst & Young LLP advised the Company that the local Dallas office did not have sufficient expertise in this area and that substantial additional educational requirements would have to be met in order for the local office to continue the engagement.

        Ernst & Young LLP's report on the financial statements of the Company for the fiscal year ended April 30, 1993 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

        During the fiscal year ended April 30, 1993 and the subsequent interim period preceding the resignation of Ernst & Young LLP, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. No event listed in Paragraphs (A) through (D) of Item 304 a(1)(v) of Regulation S-K occurred within the fiscal year ended April 30, 1993 and the subsequent interim period preceding the resignation of Ernst & Young LLP.

        Ernst & Young LLP provided the Company with a letter indicating its agreement with the foregoing statements made by the Company.

        On April 28, 1994, the Company engaged Coopers & Lybrand L.L.P. as its independent auditors. During the fiscal year ended April 30, 1993 and the subsequent interim period prior to engaging Coopers & Lybrand L.L.P., the Company did not consult with Coopers & Lybrand L.L.P. regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements. There were no disagreements with or a reportable event related to the engagement of the Company's prior independent accountants.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth certain information as of December 1, 1995, with respect to ownership of the outstanding common stock by (i) all persons known to the Company to own beneficially more than five percent (5%) of the outstanding common stock of the Company (whose address is shown), (ii) each director of the Company, and (iii) all directors and executive officers as a group. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares owned by him.



                                                      Number of Shares                      Percent
                Name                                  Beneficially Owned                    of Class
-------------------------------------                 ------------------                    --------
Robert J. Kehl                                            1,059,167(1)                         8.9%
    Third Street
    Ice Harbor
    Dubuque, Iowa 52004

Edward R. McMurphy                                          700,476(2)

                                                                                               5.9%
    2415 West Northwest Hwy.
    Suite 103
    Dallas, Texas 75220

Gerald L. Adams                                             555,000(3)                         4.7%

Tilman J. Falgout, III                                      474,000(4)                         4.0%

Gerard M. Jacobs                                            319,681(5)

                                                                                               2.7%

John David Simmons                                           39,650(6)                           *

David J. Douglas                                             32,500(7)                           *

All Directors and Executive                               3,242,017(8)
 Officers as a Group (10 persons)                                                             26.2%

-------------------------



*Less than 1%.

(1) Includes 956,667 shares and 100,000 shares subject to a presently exercisable stock purchase warrant, all issued in the name of Kehl River Boats, Inc., of which Mr. Kehl is president and a principal shareholder. Also includes 2,500 shares subject to a non-qualified stock option.

(2) Includes 217,143 shares subject to presently exercisable incentive stock options.

(3)    Includes 5,000 shares subject to non-qualified stock options.

(4) Includes 32,500 shares subject to non-qualified stock options, 25,000 shares subject to presently exercisable incentive stock options, and 400,000 shares held in a corporation controlled by Mr. Falgout.

(5) Includes 2,300 shares held by a corporation controlled by Mr. Jacobs, 110,000 shares owned by Mr. Jacobs' spouse, 127,981 shares subject to outstanding stock purchase warrants, and 2,500 shares subject to a non-qualified stock option.

(6)    Includes 37,500 shares subject to non-qualified stock options.

(7)    Includes 32,500 shares subject to non-qualified stock options.

(8) Includes an aggregate of 642,624 shares subject to stock options and/or warrants held by certain of the Company's directors and executive officers, or corporations of which they are significant shareholders, 402,300 shares held in corporations controlled by certain directors, 956,667 shares issued in the name of Kehl River Boats, Inc. of which a director is president and a principal shareholder, and 110,000 shares owned by the spouse of a director.

                              SELLING SHAREHOLDERS

        The following table sets forth certain information as of September 30, 1994 (before the commencement of this offering), with respect to ownership of the outstanding Common Stock by each of the Selling Shareholders. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares owned by him. This table assumes that all shares offered by the Selling Shareholders are sold in this offering. Unless otherwise indicated, no Selling Shareholder has any position, office or other material relationship with the Company.

                                      Before the Offering as of (9/30/94)                      After the Offering
                                      ----------------------------------- Shares to    ----------------------------------
                                       Number of Shares       Percent     be sold in   Number of Shares       Percent
Name of Beneficial Owner              Beneficially Owned      of Class     Offering    Beneficially Owned     of Class
------------------------              ------------------      --------     --------    ------------------     --------
SELLING SHAREHOLDERS WHO ARE
DIRECTORS OF THE COMPANY:

Gerald L. Adams                          752,500 (1)        7.0%          750,000          2,500               *
  1225 East 9th Street
  Lockport, Illinois 60441

Robert J. Kehl                         1,156,667 (2)       10.6%        1,156,667              0               *
  3rd Street
  Ice Harbor
  DuBuque, Iowa 52004

Tilman J. Falgout, III                   462,500 (3)        4.3%          400,000         62,500               *

Gerard M. Jacobs                         337,181 (4)        3.1%          303,981         33,200               *


OTHER SELLING SHAREHOLDERS:

  Private Placement for Cash:
  ---------------------------

6420 Wilshire Associates                  10,000               *           10,000              0               0

Myron L. Ace                              10,000               *           10,000              0               0

Acorn Corrugated Box Co.                  10,000               *           10,000              0               0

Vincent A. Albanese                        9,700               *            9,700              0               0

Richard J. Albenesius                      5,000               *            5,000              0               0

Frank & Sharon Alesia                     10,700               *           10,700              0               0

Paul Almond                                5,000               *            5,000              0               0

Robert Amonie, M.D.                       10,000               *           10,000              0               0

Donald A. Ballarini                       10,000               *           10,000              0               0

Chengyuan Bao and Liang Yan Xue            5,000               *            5,000              0               0

Fred B. Barbara                           50,000               *           50,000              0               0

Bank of the West TTEE                      5,000               *            5,000              0               0

Marvin Barhorst                            3,000               *            3,000              0               0

Michael M. & Joan L. Bearden               5,000               *            5,000              0               0

Vincent & Kathleen Bell                    9,500               *            9,500              0               0

Floyd M. Berg                              8,000               *            8,000              0               0

Neal M. Bidwell                           10,000               *           10,000              0               0

BJRC High Yield Partners                  15,000               *           15,000              0               0

Richard Bloom                              1,000               *            1,000              0               0

George & Rose Bonomo                     100,000               *          100,000              0               0

Paul Bratney                               3,000               *            3,000              0               0

Wayne J. Breau                             2,500               *            2,500              0               0

Brent-Air Pharmacy                        10,000               *           10,000              0               0

Brompton Partners L.P.                    12,000               *           12,000              0               0

Harry Joe Brown, Jr.                      10,000               *           10,000              0               0

Albert Bruno                              80,000               *           80,000              0               0

Corrine Bruno                             20,000               *           20,000              0               0

William Burrough                           5,000               *            5,000              0               0

Dr. Allen Bursk                           10,000               *           10,000              0               0

Vincent Cainkar                            2,000               *            2,000              0               0

James W. Cameron, Jr.                     50,000               *           50,000              0               0

Philip A. Carpenter                       18,000               *           18,000              0               0

Richard Carpenter TTEE for
Karen Carpenter Testamentary Trust        15,000               *           15,000              0               0

Richard Carpenter by WF Wolfen            15,000               *           15,000              0               0

Bruno and Maryann Caruso                   5,000               *            5,000              0               0

David P. Cutler                            8,333               *            8,333              0               0

Neil & Sharon Dabney                      20,000               *           20,000              0               0

John G. & Margery M. Davies               10,000               *           10,000              0               0

Wilda & David Davis                        3,000               *            3,000              0               0

Richard Dawson/Nancy Dhonau               10,000               *           10,000              0               0

William and Jolan Deeley                   4,000               *            4,000              0               0

D/R Asset Mgmnt. Inc. FAO                 40,000               *           40,000              0               0

Delaware Charter GTEE & Trust             20,000               *           20,000              0               0

Randee C. Devlin                          10,000               *           10,000              0               0

Arthur T. Donaldson                       10,000               *           10,000              0               0

Jack Dorman                               10,000               *           10,000              0               0

James F. Dorsey                           10,000               *           10,000              0               0

Double Bliss Corp.                         8,750               *            8,750              0               0

I. Steven Edelson                          7,870               *            7,870              0               0

E. Lee Elliott & Anthony L. Rick          10,000               *           10,000              0               0

Jorge A. Escalante                       370,000            3.4%          370,000              0               0

Eshman Living Trust                        5,000               *            5,000              0               0

Hong Fan                                   5,000               *            5,000              0               0

Lynn Feldkamp                              3,000               *            3,000              0               0

Jerry Fields                              10,000               *           10,000              0               0

Keith A. Finger                            5,000               *            5,000              0               0

Diane Finkel                               1,000               *            1,000              0               0

Donald H. Foster                         204,000            1.9%          204,000              0               0

Philip Freedberg                           5,000               *            5,000              0               0

Jack E. Freedman                          10,000               *           10,000              0               0

Leonard H. Friedlander                     5,000               *            5,000              0               0

Calude T.H. Friedman                       5,000               *            5,000              0               0

GC & H Partners                           10,000               *           10,000              0               0

Galbrook Corp.                             8,750               *            8,750              0               0

Theodore Lynch Getty Gaston                5,000               *            5,000              0               0

Gerald Ginsberg DDS PC, MPP               17,500               *           17,500              0               0

Morris Glesby                              5,000               *            5,000              0               0

Sandra Post Goggin                         5,000               *            5,000              0               0

Terrence J. Goggin                        13,334               *           13,334              0               0

Ralph Goldman                              9,300               *            9,300              0               0

Richard A. Gralitzer                      10,000               *           10,000              0               0

Greenstreet Partners                      50,000               *           50,000              0               0

John Gregory                               2,000               *            2,000              0               0

David Gross                                8,000               *            8,000              0               0

Ronald B. Gross, MP Plan                  17,500               *           17,500              0               0

Susan Harris Family Trust                 10,000               *           10,000              0               0

J. Michael Hester                         13,890               *           13,890              0               0

Hermarl Holdings Inc.                     27,500               *           27,500              0               0

Warren Hoffman IRA                        10,000               *           10,000              0               0

William F. & Prudence Hopkins             20,000               *           20,000              0               0

Edwin J. Hull                              8,333               *            8,333              0               0

The Insight Fund L.P.                     10,000               *           10,000              0               0

Irell & Manella Profit Sharing Plan        5,000               *            5,000              0               0

George Izeluk                             10,000               *           10,000              0               0

JMG Capital Partners                      15,000               *           15,000              0               0

Gerard M. Jacobs                          66,000               *           66,000              0               0

Thomas Haskins Jacobs                     10,000               *           10,000              0               0

William R. Jenkins                       115,000            1.1%          115,000              0               0

William L. Jiler                           7,500               *            7,500              0               0

J. Stuart Johnson                         20,000               *           20,000              0               0

J. Steven Johnson                          5,000               *            5,000              0               0

Warren Johnson                            10,000               *           10,000              0               0

Alvan Kamis                               10,000               *           10,000              0               0

George Karabatsos                         10,000               *           10,000              0               0

Harold Katz                                5,000               *            5,000              0               0

M. Gordon Keiser                           5,000               *            5,000              0               0

Frank E. Kerdyk                           10,000               *           10,000              0               0

Paul Kestenbaum                            5,000               *            5,000              0               0

Leslie King Living Trust                   5,000               *            5,000              0               0

Thomas V. King                             4,000               *            4,000              0               0

Harlan Kleiman & Lorraine Reiner          10,000               *           10,000              0               0

Nicholas P. Klokochar                     10,000               *           10,000              0               0

Jacqueline Knapp                           5,000               *            5,000              0               0

Joel and Judy Knapp Family Trust          10,000               *           10,000              0               0

Juliette Knapp                             5,000               *            5,000              0               0

Otis C. Knighton                          50,000               *           50,000              0               0

Ron Kool                                   5,000               *            5,000              0               0

Krasnow Family Trust                       5,000               *            5,000              0               0

Fred Kyle                                  2,000               *            2,000              0               0

Steven Landgarten                          3,000               *            3,000              0               0

Robert Lassoff                            10,000               *           10,000              0               0

The Morris Leviloff Trust                 10,000               *           10,000              0               0

Daniel J. Lynch                            5,000               *            5,000              0               0

John P. & Michelle Lynch                  10,000               *           10,000              0               0

Mandel Properties                          2,500               *            2,500              0               0

Vincent P. Mazzeo                          5,000               *            5,000              0               0

Timothy S. McAnarney                         926               *              926              0               0

Jay R. McCollum                           20,000               *           20,000              0               0

Heather M. McKay                          10,000               *           10,000              0               0

Ellen Meyer                               20,000               *           20,000              0               0

Donald F. Moorehead                       50,000               *           50,000              0               0

George O. Moorehead                       10,000               *           10,000              0               0

Clifford J. Moquist                        5,000               *            5,000              0               0

The Max Negri Trust                       10,000               *           10,000              0               0

The Negri Foundation                      20,000               *           20,000              0               0

George Novogroder                         22,500               *           22,500              0               0

J. M. Oksiuta                             10,000               *           10,000              0               0

Irawan Onggara                            22,000               *           22,000              0               0

Morris Ostin by WF Wolfen                 15,000               *           15,000              0               0

William and Rosemary Pacella              50,000               *           50,000              0               0

Joseph J. Paris                            5,000               *            5,000              0               0

Michael Park                              10,000               *           10,000              0               0

David Pearce                              15,000               *           15,000              0               0

Frank Pierce                               5,000               *            5,000              0               0

PN Service Inc. MPP                       10,000               *           10,000              0               0

Brian D. Porter                          200,000            1.9%          200,000              0               0

John T. Porter                           100,000               *          100,000              0               0

Reidsville Investments                    10,000               *           10,000              0               0

Michael A. Reinsdorf                       7,870               *            7,870              0               0

Stephen & Jodie Reiss                      5,000               *            5,000              0               0

Judy L. Resnick                           20,000               *           20,000              0               0

Grace A. Roberti-Jacobs                  110,000            1.0%          110,000              0               0

Edward Robertson                           5,000               *            5,000              0               0

Stanley and Marilyn Ross Trust            20,000               *           20,000              0               0

David Rost                                 5,000               *            5,000              0               0

Ellis Rubenstein                           5,000               *            5,000              0               0

Harold Rubenstein                         10,000               *           10,000              0               0

Edward A. Rucker                           5,000               *            5,000              0               0

Joseph G. Salinger                         2,000               *            2,000              0               0

The Saritzky Trust                         2,000               *            2,000              0               0

Daniel Scelfo                              5,000               *            5,000              0               0

Ronald A. Schachar                        25,000               *           25,000              0               0

Darryl Schall                             10,000               *           10,000              0               0

Charles Schellhorn                        10,000               *           10,000              0               0

Rolf Schuermann                            7,000               *            7,000              0               0

Thomas Seeley                              5,000               *            5,000              0               0

Lorri Seguax                               5,000               *            5,000              0               0

Abdul R. Shakir                           10,000               *           10,000              0               0

Gary & Madelyn Silman Trust               10,000               *           10,000              0               0

Lee Norman Sion                           20,000               *           20,000              0               0

Samuel K. Skinner                         20,000               *           20,000              0               0

Sloane Overseas Fund Ltd.                  8,000               *            8,000              0               0

Andrew D. Smith                            5,000               *            5,000              0               0

Robert G. Solomon                         30,000               *           30,000              0               0

South Florida Clothing Exchange            5,000               *            5,000              0               0

A.J. Spiegal                               5,000               *            5,000              0               0

Susan Spivak, Trustee FBO                 10,000               *           10,000              0               0

Matthew J. Stahl                          10,000               *           10,000              0               0

Robert E. Stanell                         10,000               *           10,000              0               0

Jerome Steinbaum                          10,000               *           10,000              0               0

Neil Strauss                              10,000               *           10,000              0               0

David A. Swanson                           2,000               *            2,000              0               0

Wayne A. Taylor                           10,000               *           10,000              0               0

Julian W. Timmons                         12,000               *           12,000              0               0

Transtor, Inc.                            30,000               *           30,000              0               0

Ian Wallace                               10,000               *           10,000              0               0

Edward Wilkins                            35,000               *           35,000              0               0

Delmar F. Williams                         5,000               *            5,000              0               0

Daniel A. Wiltz                            9,000               *            9,000              0               0

Paul Junger Witt Family Trust             10,000               *           10,000              0               0

Herbert Wolas                             10,000               *           10,000              0               0

Richard Wolfen                             5,000               *            5,000              0               0

Werner F. Wolfen                          15,000               *           15,000              0               0

Jules Yanofsky                            10,000               *           10,000              0               0

Kangling Zheng                            11,000               *           11,000              0               0

Walter Zifkin                             10,000               *           10,000              0               0


  Acquisition of St. Charles Gaming Company, Inc.:
  ------------------------------------------------
10 Westpark Corporation                  400,000            3.7%          400,000              0               0

Gerald L. Adams                          752,500 (1)        7.0%          750,000          2,500               *

E.P.I.M., Inc.                            22,500               *           22,500              0               0

Clarence & Leina May Fogg                 84,200               *           84,200              0               0

G.C.E.S., Inc.                            22,500               *           22,500              0               0

Louisiana Education, Inc.                 22,500               *           22,500              0               0

Barry W. Miller                           67,500               *           67,500              0               0

Robert S. Miller                          10,000               *           10,000              0               0


  Acquisition of Gaming Entertainment Management Services, Inc.:
  --------------------------------------------------------------
Sol Adler                                 24,091               *           24,091              0               0

Ray Alizadeh                                 467               *              467              0               0

Michael G. Bailey                        101,710               *          101,710              0               0

Bailey Saetveit & Co. PSP                 14,394               *           14,394              0               0

Edward F. Calus                           26,768               *           26,768              0               0

David E. Clement                             701               *              701              0               0

Nancy Opie Clement                           701               *              701              0               0

Thomas A. Clement                            467               *              467              0               0

CPMSI                                     24,243               *           24,243              0               0

Linda K. Corporon                          3,460               *            3,460              0               0

W.E. Diederich                             2,146               *            2,146              0               0

Timothy M. Dougall                        29,465               *           29,465              0               0

William M. Dougall                        29,465               *           29,465              0               0

Charles Golding, Jr.                     294,646            2.7%          294,646              0               0

Dennis Goodman                            25,884               *           25,884              0               0

Geoffrey H. Gray                          82,677               *           82,677              0               0

Letitia Gray                               4,293               *            4,293              0               0

Gordon A. Haines                             126               *              126              0               0

John J. Halsey                             1,869               *            1,869              0               0

Larry J. Hannappel                         2,146               *            2,146              0               0

Judith B. Herm                             2,525               *            2,525              0               0

Dennis L. Jacob                               63               *               63              0               0

Richard Johnson                              126               *              126              0               0

Erik R. Kelly                                934               *              934              0               0

Thomas M. & Danielle L. Lamirato             934               *              934              0               0

Charles B. Lawton, M.D.                    2,146               *            2,146              0               0

James N. Menzel                              126               *              126              0               0

John McLaughlin                           15,152               *           15,152              0               0

Roy B. Moran                              35,000               *           35,000              0               0

Khaled H. Murib                              467               *              467              0               0

Brian Parsons                              1,742               *            1,742              0               0

Sally H. Parson Trust                      6,970               *            6,970              0               0

Barbara L. Rutt                           10,101               *           10,101              0               0

William R. Saetveit                       73,700               *           73,700              0               0

William K. & Ann J. Speaker                  126               *              126              0               0

Arlin & Karen Shepard                        126               *              126              0               0

Mike P. Slouka                               126               *              126              0               0

Norman Slotnick                           13,056               *           13,056              0               0

Robert B. & Cindy A. Speaker               4,167               *            4,167              0               0

Lloyd O. Thompson                          2,146               *            2,146              0               0

Trynd, Inc.                                4,154               *            4,154              0               0

Margaret J. Van Hook                       2,146               *            2,146              0               0

WDT Associates, Inc.                      11,786               *           11,786              0               0

Tom Ward & Kathleen Stumpp                27,399               *           27,399              0               0

Jerry & Audrey Williams                       63               *               63              0               0



For Sale Upon Exercise of Outstanding Warrants(5):
-------------------------------------------------
Crown Warrant Partners I                  23,529               *           23,529              0               0

Crown Warrant Partners II                120,000            1.2%          120,000              0               0

Richard Bloom                             48,867               *           48,867              0               0

Don Farris                                54,022               *           54,022              0               0

Daniel Goggin                             38,990               *           38,990              0               0

The Hubbard Company, Inc.                 77,981               *           77,981              0               0

Gerard M. Jacobs(6)                      127,981            1.2%          127,981              0               0

Kehl River Boats, Inc.                   100,000               *          100,000              0               0

Nomura Holding America, Inc.             508,414            4.5%          508,414              0               0

OKGBD & Co.                               80,440               *           80,440              0               0

Jason Reese                                  402               *              402              0               0

Allen Stern                                3,620               *            3,620              0               0


Consideration for Property or Services:
--------------------------------------
Calcasieu Development Corporation(7)     200,000            1.8%          200,000              0               0

Robert J. D'Hemecourt(8)                 100,000               *          100,000              0               0

Kehl River Boats, Inc.(9)              1,056,667            9.8%        1,056,667              0               0

______________________________

 *  Less than 1%.

(1)    Includes 2,500 shares subject to non-qualified stock options.

(2) Includes 1,056,667 shares and 100,000 shares subject to a presently exercisable stock purchase warrant, all issued in the name of Kehl River Boats, Inc., of which Mr. Kehl is president and a significant shareholder. See "Certain Transactions."

(3) Includes 30,000 shares subject to non-qualified stock options and 400,000 shares held in a corporation controlled by Mr. Falgout.

(4) Includes 2,300 shares held by a corporation controlled by Mr. Jacobs, 127,981 shares subject to presently exercisable stock purchase warrants and 110,000 shares held by Mr. Jacobs' wife, with respect to which Mr. Jacobs disclaims beneficial ownership.

(5) The shares set forth below are all subject to outstanding warrants to purchase Common Stock, unless otherwise noted. Such shares are offered for sale to the public by the holders of such warrants upon exercise thereof. For purposes of calculating the percentages in the table below, all such shares are assumed to be presently outstanding.

(6) Shares represented by warrants to purchase 77,981 shares and 50,000 shares.

(7) The Company and Calcasieu Development Corporation ("CDC") previously entered into a letter agreement regarding the potential use of certain land controlled by CDC in the City of Lake Charles that the Company was considering to use for its riverboat casino site. In consideration for the mutual release and termination of such agreement, and CDC's cooperation in effecting SCGC's development of its site in Calcasieu Parish, the Company issued 200,000 shares of Crown Common Stock to CDC.

(8)    Mr. D'Hemecourt is a Louisiana-based consultant to the Company.
       Pursuant to a consulting agreement between SCGC and Mr. D'Hemecourt, the Company issued Mr. D'Hemecourt 100,000 shares of Crown Common Stock as partial consideration for Mr. D'Hemecourt's services.

(9) In October 1993, the Company entered into a purchase agreement with Kehl River Boats, Inc. ("KRB") to purchase a riverboat already under construction. The agreement with KRB provides for a purchase price, which has been paid in full, comprised of (i) 1,056,667 shares of Crown Common Stock, (ii) $9.57 million in cash payments, and (iii) a warrant to purchase 100,000 shares of Crown Common Stock. Robert J. Kehl, president and a significant shareholder of KRB, is a director of the Company.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK


         The Company is authorized to issue up to 50,000,000 shares of Common Stock. As of December 1, 1995, 11,725,559 shares of Common Stock are issued and outstanding. Holders of shares of Common Stock are entitled to elect all of the members of the Board of Directors of the Company, and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Company. Subject to such preferential rights as the Board of Directors may grant in connection with future issuances of Preferred Stock, holders of shares of Common Stock are entitled to receive such dividends as the Board of Directors may declare in its discretion out of funds legally available therefor. Holders of shares of Common Stock are entitled to share ratably in any distribution made to holders of Common Stock in the event of a liquidation, dissolution or winding up of the Company after payment of liabilities and any liquidation preference on any shares of Preferred Stock then outstanding. Holders of shares of Common Stock have no cumulative voting or preemptive rights, nor do they have any conversion, preemptive or other rights to subscribe for additional shares or other securities. There are no redemption or sinking fund provisions with respect to such shares. All outstanding shares of Common Stock are fully paid and nonassessable.


PREFERRED STOCK

         The Board of Directors of the Company is authorized, without further action of the shareholders of the Company, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the number of shares constituting any such series and the rights and preferences thereof, including dividend rates, terms of redemption (including sinking fund provisions), redemption price or prices, voting rights, conversion rights and liquidation preferences of the shares constituting such series. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock. For example, an issuance of Preferred Stock could result in a class of securities outstanding with preferences over the Common Stock with respect to dividends and liquidations, and that could (upon conversion or otherwise) enjoy all of the rights appurtenant to Common Stock.

         The Company has no present plans to issue any shares of the Preferred Stock.

REGISTRATION RIGHTS RELATED TO CERTAIN WARRANTS

         On January 5, 1994, in partial consideration for its services as placement agent in connection with a proposed private placement of Company debt securities which was never consummated, the Company granted Dabney/Resnick, Inc. a warrant to purchase 80,440 shares of the Company's Common Stock. Pursuant to a separate Registration Rights Agreement, Dabney/Resnick, Inc. has the right to require the Company on one occasion to register the shares underlying such warrant under the federal Securities Act of 1933 (the "Securities Act").

         On January 5, 1994, the Company issued a warrant to purchase 80,440 shares of its Common Stock to Sun Life Insurance Company of America, Inc. ("Sun Life") as a commitment fee in connection with services rendered to the Company by Sun Life relating to a proposed private placement of debt securities which was never consummated. In June 1994, the Company issued a warrant to purchase 508,414 shares of its Common Stock to Nomura Holding America Inc. ("Nomura") in connection with Nomura's purchase from SCGC of a $28,000,000 Senior Secured Increasing Rate Note. Pursuant to separate Registration Rights Agreements, the above holders each have the right to require the Company on one occasion to register the shares underlying such warrants under the Securities Act.

         In March and April 1994, the Company issued warrants to purchase an aggregate of 314,952 shares of Common Stock to four persons in consideration of services rendered by them in connection with the Company's private placement of Common Stock.

         Pursuant to the contract for the purchase of SCGC's riverboat executed in October 1993, the Company granted to Kehl River Boats, Inc. a warrant to purchase 100,000 shares of Common Stock, which was issued in July 1994. In June 1994, the Company undertook to grant to Gerard M. Jacobs, a director of the Company, a warrant to purchase 50,000 shares of Common Stock in consideration of services on the Company's behalf in connection with the Company's efforts to obtain a gaming license in the State of Illinois. This warrant was issued in October 1994.

         The Company is required to give notice to each of the above holders of any proposed registration by the Company of shares of Common Stock pursuant to a registration statement to be filed under the Securities Act and to permit them, subject to certain restrictions, to register and sell shares of Common Stock pursuant to such registration statement.

         In addition, the Company has granted a warrant to purchase 50,000 shares of Common Stock to one individual in consideration of such individual's introducing the Company to the investment banking community for assistance in the Company's debt private placement. The warrant holder does not have registration rights with respect to such warrant.

CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION AND BYLAWS

         Divestiture. The Articles of Incorporation of the Company empower the Board of Directors to require the divestiture of shares of any person who beneficially owns, directly or indirectly, shares of any class of capital stock of the Company who is found by a gaming regulatory authority to be unsuitable to hold the Company's stock.

         In addition, the Articles of Incorporation provide that the Company must be in compliance with the federal Merchant Marine Act of 1936, as amended, and the federal Shipping Act of 1916, as amended. The Board of Directors is given the power to divest any shareholder who has rendered the Company in non-compliance with these Acts of a sufficient number of shares to bring the Company into compliance with the Acts.

         The procedure for divestiture requires the shareholder within 45 days of notice from the Company of violation of either provision to sell, transfer or dispose of his shares in the Company. Following the 45 day period, the Company shall, for a period of 60 days, have the right, but not the obligation, to purchase all or any part of such shares of stock from the disqualified shareholder at a price per share equal to the fair market value of such stock, less 25%.

         Indemnification. The Bylaws provide that directors and officers of the Company will be indemnified by the Company to the fullest extent authorized by Texas law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company.

         Limitation of Liability. In addition, the Articles of Incorporation provide that a director shall not be personally liable to the Company or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that such provision shall not eliminate or limit the liability of a director for (a) a breach of the director's duty of loyalty to the Company or its shareholders; (b) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law; (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (d) an act or omission for which the liability of a director is expressly provided by an applicable statute. In appropriate circumstances, equitable remedies or non-monetary relief, such as an injunction, will remain available to a shareholder seeking redress from a violation of fiduciary duty. In addition, the provision applies only to claims against a director arising out of his or her role as a director and not in any other capacity (such as an officer or employee of the Company).

         Anti-Takeover Provisions of Articles of Incorporation. The Company's Articles of Incorporation authorize the Board of Directors to issue up to 1,000,000 shares of Preferred Stock from time to time in one or more designated series or classes. The Board of Directors, without approval of the shareholders, is authorized to establish the voting, dividend, redemption, conversion, liquidation and other provisions of a particular series or class of Preferred Stock. The issuance of Preferred Stock could, among other things, adversely affect the voting power or other rights of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of the Company. The Board of Directors has no present intention to issue any series or class of Preferred Stock.

TRANSFER AGENT AND REGISTRAR

 Securities Transfer Corporation acts as the Transfer Agent and Registrar for the Common Stock.

                              PLAN OF DISTRIBUTION

         Of the 8,121,869 shares of Common Stock being offered hereby for the benefit of the Selling Shareholders, 3,316,756 shares were originally issued by the Company in a private placement to "accredited investors" pursuant to Regulation D promulgated by the Securities and Exchange Commission, which was completed in May 1994; 1,056,667 shares were issued to KRB in connection with the purchase of the riverboat; 300,000 shares were issued in consideration of certain agreements or services performed on behalf of the Company or for other non-cash consideration; 2,264,200 shares represent shares of Common Stock issued in connection with the acquisitions of SCGC and GEMS; and 1,184,246 shares underlie warrants to purchase Common Stock of the Company. The Company has agreed to register the shares for resale by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of such shares by the Selling Shareholders.

         The Selling Shareholders have advised the Company that they propose to offer for sale and to sell Common Stock from time to time beginning November 8, 1994 and for the next twenty-four months thereafter through brokers in the over-the-counter market, in private transactions, or otherwise, at market prices prevailing at the time of sale or at prices and terms then obtainable, in block transactions, negotiated transactions, or otherwise. Accordingly, sales prices and proceeds to the Selling Shareholders will depend upon market price fluctuations and the manner of sale.


         If the shares are sold through brokers, the Selling Shareholders will pay brokerage commissions and other charges, including any transfer taxes (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders will also pay the fees and expenses of any counsel retained by them in connection with this offering. Except for the payment of such legal fees and expenses, brokerage commissions and charges, the Company will bear all expenses in connection with registering the shares offered hereby, which registration expenses are estimated to total approximately $230,000.

         The 2,000,000 shares of Common Stock offered by the Company hereby are to be offered and sold on behalf of the Company on a best- efforts basis by certain directors and executive officers of the Company, who will not receive any commissions or other remuneration in connection with such activities. As of the date hereof, the Company has sold a total of 915,000 shares of Common Stock in this offering, 320,000 shares at a price of $5.00 per share, 170,000 shares at a price of $3.50 per share, and 425,000 shares at a price of $4.00 per share. The remaining 1,085,000 shares are being offered by the Company at a price of $3.50 per share. There is no minimum purchase requirement with respect to such shares and there are no escrow arrangements. The offering of such shares by the Company will expire on November 8, 1996, unless earlier terminated in the sole discretion of the Company.


         The offering by the Company is being made without the services of an underwriter and the Company has employed no brokers, dealers, or salespersons in connection with the sale of the Common Stock. However, the Company may in its sole discretion pay a sales concession not to exceed ten percent (10%) of the per share sales price to various brokers, dealers or other salespersons for sales made by them. No other distribution expenses are expected to be incurred in connection with the offering.

         The Company reserves the unqualified right to terminate the offering of shares on behalf of the Company at any time during its pendency for any reason whatsoever.

REPORTS TO STOCKHOLDERS


         The Company furnishes stockholders with annual reports containing financial statements audited by an independent public accounting firm and makes available copies of quarterly reports containing unaudited financial statements for each of the first three fiscal quarters of the year.


                                 LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Smith, Gambrell & Russell, Atlanta, Georgia.

                                    EXPERTS

         The consolidated balance sheets of Crown Casino Corporation as of April 30, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended April 30, 1995, included in this Prospectus and Registration Statement, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


         The consolidated statements of operations, stockholders' equity, and cash flows of Crown Casino Corporation, formerly Skylink America Incorporated, and subsidiaries for the year ended April 30, 1993, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein and in the Registration Statement, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


         The balance sheets of St. Charles Gaming Company, Inc. (a Development Stage Enterprise) as of April 30, 1995 and 1994 and the related statements of operations, stockholders' equity and cash flows for the year ended April 30, 1995 and the period from June 25, 1993 (acquisition date) to April 30, 1994, included in this Prospectus and Registration Statement, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                  CROWN CASINO CORPORATION AND SUBSIDIARIES
                        INDEX TO FINANCIAL STATEMENTS



                                                                                                                         Page
                                                                                                                        Number
                                                                                                                        ------
              FINANCIAL STATEMENTS OF CROWN CASINO CORPORATION,
                    FORMERLY SKYLINK AMERICA INCORPORATED:

Audited Financial Statements:

Reports of Independent Auditors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                     F-3
Consolidated Balance Sheets as of April 30, 1994 and 1995 . . . . . . . . . . . . . . . . . . . . . .                     F-5
Consolidated Statements of Operations for the fiscal years ended April 30, 1993,
    1994, and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                     F-7
Consolidated Statements of Cash Flows for the fiscal years ended April 30, 1993, 1994,
    and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                     F-8
Consolidated Statements of Stockholders' Equity for the fiscal years ended April 30, 1993,
    1994, and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                     F-9
Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                     F-11


Unaudited Financial Statements:

Consolidated Balance Sheets as of  October 31, 1995 (unaudited) and April 30, 1995 (audited)  . . . .                     F-23
Consolidated Statements of Operations for the  six months ended  October 31, 1994 and 1995  . . . . .                     F-24
Consolidated Statements of Cash Flows for the  six months ended  October 31, 1994 and 1995  . . . . .                     F-25
Notes to Consolidated Financial Statements (unaudited)  . . . . . . . . . . . . . . . . . . . . . . .                     F-26


Proforma Financial Information:

Proforma Condensed Consolidated  Statements of Operations . . . . . . . . . . . . . . . . . . . . . .                     F-30
Notes to Pro Forma Condensed Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . .                     F-33




            FINANCIAL STATEMENTS OF ST. CHARLES GAMING COMPANY, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE):

Audited Financial Statements:

Report of Independent Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                     F-35
Balance Sheets as of April 30, 1994 and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . .                     F-36
Statements of Operations for the periods from June 25, 1993 (acquisition date)
    to April 30, 1994 and 1995, and the fiscal year ended April 30, 1995  . . . . . . . . . . . . . .                     F-38
Statements of Cash Flows for the periods from June 25, 1993 (acquisition date)
    to April 30, 1994 and 1995, and the fiscal year ended April 30, 1995  . . . . . . . . . . . . . .                     F-39
Statements of Stockholders' Equity (Deficit) for the period from June 25, 1993 (acquisition date)
    to April 30, 1994, and the fiscal year ended April 30, 1995   . . . . . . . . . . . . . . . . . .                     F-41
Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                     F-42

Unaudited Financial Statements:


Balance Sheet as of  October 31, 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                     F-48
Statements of Operations for the  six months ended  October 31, 1994 and 1995 . . . . . . . . . . . .                     F-49
Statements of Cash Flows for the  six months ended  October 31, 1994 and 1995 . . . . . . . . . . . .                     F-50
Notes to Financial Statements (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                     F-51

REPORT OF INDEPENDENT AUDITORS
                                                        CROWN CASINO CORPORATION

REPORT OF INDEPENDENT ACCOUNTANTS
STOCKHOLDERS AND BOARD OF DIRECTORS
CROWN CASINO CORPORATION

    We have audited the accompanying consolidated balance sheets of Crown Casino Corporation and subsidiaries as of April 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended April 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Crown Casino Corporation and subsidiaries as of April 30, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the two years in the period ended April 30, 1995 in conformity with generally accepted accounting principles.

Dallas, Texas                                           Coopers & Lybrand L.L.P.

August 7, 1995

REPORT OF INDEPENDENT AUDITORS
STOCKHOLDERS AND BOARD OF DIRECTORS
CROWN CASINO CORPORATION (FORMERLY SKYLINK AMERICA INCORPORATED)

    We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of Crown Casino Corporation (formerly Skylink America Incorporated) and subsidiaries for the year ended April 30, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Crown Casino Corporation (formerly Skylink America Incorporated) and subsidiaries for the year ended April 30, 1993, in conformity with generally accepted accounting principles.

Dallas, Texas                                                 Ernst & Young LLP

June 11, 1993

CONSOLIDATED BALANCE SHEET                              CROWN CASINO CORPORATION


 APRIL 30,                                                                                              1995                 1994
 ---------                                                                                              ----                 ----
 ASSETS
 Current assets:
   Cash and cash equivalents                                                                        $ 1,692,440         $ 1,778,939

   Receivables, net                                                                                                       1,041,243
   Prepaid expenses                                                                                     931,935             155,082
                                                                                                    -----------         -----------
      Total current assets                                                                            2,624,375           2,975,264
                                                                                                    -----------         -----------
 Property and equipment:
   Land deposit and site costs                                                                                            1,286,223

   Construction in progress                                                                           1,565,739

   Furniture, fixtures and equipment                                                                  8,887,241           1,842,118

   Riverboat and barges                                                                              15,256,140           9,329,024
                                                                                                    -----------         -----------

   Land held for development                                                                         16,608,555

                                                                                                     42,317,675          12,457,365
   Less accumulated depreciation                                                                       (223,055)            (75,007)
                                                                                                    -----------         -----------

                                                                                                     42,094,620          12,382,358
                                                                                                    -----------         -----------
 Other assets:
   Non-compete agreement, net                                                                           316,674             416,670

   Debt issuance costs, net                                                                             345,963

   Land purchase option                                                                                                   6,075,000

   License costs                                                                                      9,125,000           9,125,000
                                                                                                    -----------         -----------

                                                                                                      9,787,637          15,616,670
                                                                                                    -----------         -----------
                                                                                                    $54,506,632         $30,974,292
                                                                                                    ===========         ===========
 LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:
   Accounts payable                                                                                    $999,611            $215,334

   Accrued liabilities                                                                                1,038,587             152,809

   Advances from LRGP                                                                                 2,179,083

   Capital lease obligations                                                                          2,876,632

   Notes payable                                                                                     26,511,603
                                                                                                    -----------         -----------
      Total current liabilities                                                                      33,605,516             368,143
                                                                                                    -----------         -----------

 Capital lease obligations, less current portion                                                      2,271,477

 Deferred income taxes                                                                                  500,000           4,440,000

 Common stock pending issuance                                                                          200,000           1,500,000

 Common stock subject to redemption                                                                                         829,500
 Commitments and contingencies
 Stockholders' equity:
   Preferred stock, par value $.01 per share, 1,000,000 shares authorized; none issued or outstanding

   Common stock, par value $.01 per share, 50,000,000 shares authorized;
      11,678,459 issued and outstanding (9,686,319 issued and 8,998,925                                 116,785              96,863
      outstanding in 1994)
   Additional paid-in capital                                                                        41,859,407          28,049,381
   Accumulated deficit                                                                              (24,046,553)         (3,721,708)
   Treasury stock, at cost                                                                                                 (587,887)
                                                                                                    -----------         -----------
      Total stockholders' equity                                                                     17,929,639          23,836,649
                                                                                                    -----------         -----------

                                                                                                    $54,506,632         $30,974,292
                                                                                                    ===========         ===========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS                   CROWN CASINO CORPORATION

 Years Ended April 30,                                                           1995                 1994               1993
 ---------------------                                                           ----                 ----               ----
 Revenues                                                                       $         --         $        --         $      --

 Costs and expenses:
   General and administrative                                                      2,008,319           1,425,313           611,004

   Gaming pre-opening and development                                              8,189,802             981,249

   Buy-out of management contract                                                  4,000,000

   St. Charles Parish site abandonment                                             3,131,359

   Depreciation and amortization                                                     248,044             370,885            36,591
                                                                                ------------         -----------         ---------

                                                                                  17,577,524           2,777,447           647,595
                                                                                ------------         -----------         ---------

 Net interest (income) expense:
   Interest expense                                                                6,826,538             578,320             3,886

   Interest income                                                                  (176,889)           (197,447)         (255,263)
                                                                                ------------         -----------         ---------

                                                                                   6,649,649             380,873          (251,377)
                                                                                ------------         -----------         ---------
      Loss from continuing operations before income taxe                         (24,227,173)         (3,158,320)         (396,218)
 Benefit for income taxes                                                         (3,902,328)         (1,105,933)         (133,104)
                                                                                ------------         -----------         ---------

      Loss from continuing operations                                            (20,324,845)         (2,052,387)         (263,114)
                                                                                ------------         -----------         ---------
 Discontinued operations, net of taxes:
   Income (loss) from discontinued operations                                                              2,949          (144,953)
   Loss on disposition of discontinued operations                                                       (179,755)
                                                                                ------------         -----------         ---------

                                                                                                        (176,806)         (144,953)
                                                                                ------------         -----------         ---------
      Net loss                                                                  $(20,324,845)        $(2,229,193)        $(408,067)
                                                                                ============         ===========         =========
 Loss per share:
   From continuing operations                                                   $      (2.01)        $      (.34)        $    (.07)

   From discontinued operations                                                                             (.03)             (.04)
                                                                                ------------         -----------         ---------

                                                                                $      (2.01)        $      (.37)        $    (.11)
                                                                                ============         ===========         =========

 Weighted average common and common equivalent shares outstanding
   outstanding                                                                    10,103,993           5,988,963         3,611,547
                                                                                ------------         -----------         ---------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS                  CROWN CASINO CORPORATION

 YEARS ENDED APRIL 30,                                                 1995                   1994                       1993
                                                                       ----                   ----                       ----
 Operating activities:
   Loss from continuing operations                                     $(20,324,845)           $(2,052,387)              $(263,114)

   Adjustments to reconcile net loss
      to net cash usedby operating activities:

      Depreciation and amortization                                         248,044                370,885                  36,591
      Amortization of debt issuance costs/discount                        3,376,392
      Write-down of assets                                                3,131,359                421,760

      Discount on notes sold                                                                       245,086

      Deferred income taxes                                              (3,940,000)            (1,147,500)               (115,000)

      Equity securities issued for services                               1,562,500
      Changes in assets and liabilities, net of
        acquisitions:
         Receivables, net                                                   592,447                344,534                 764,777

         Prepaid expenses                                                  (902,259)              (113,082)

         Accounts payable and accrued liabilities                         1,611,415                 96,673                (245,229)
         Income taxes payable                                                                                             (242,850)

   Net effect of discontinued operations                                                           322,357                (338,805)
                                                                       ------------            -----------               ---------
      Net cash used by operating activities                             (14,644,947)            (1,511,674)               (403,630)
                                                                       ------------            -----------               ---------
 Investing activities:
   Purchases of assets                                                  (18,897,910)            (7,452,047)                 (6,578)

   Sale of assets                                                                                1,331,374                   2,700

   Acquisitions, net                                                                              (869,519)

   Net effect of discontinued operations                                                           869,623                 (24,060)
                                                                       ------------            -----------               ---------

      Net cash used by investing activities                             (18,897,910)            (6,120,569)                (27,938)
                                                                       ------------            -----------               ---------
 Financing activities:
   Issuance of common stock                                               7,403,490             13,298,463

   Purchase of common stock                                                 (55,000)            (2,208,000)                (77,100)

   Issuance of debt and warrants                                         32,700,000                700,000

   Debt issuance costs                                                   (1,633,407)

   Advances from LRGP                                                     2,179,083
   Payments of debt and capital lease obligations                        (7,137,808)            (2,500,000)
   Net effect of discontinued operations                                                                                   (17,667)
                                                                       ------------            -----------               ---------
      Net cash provided (used) by financing activities                   33,456,358              9,290,463                 (94,767)
                                                                       ------------            -----------               ---------
 Increase (decrease) in cash and cash equivalents                           (86,499)             1,658,220                (526,335)
 Cash and cash equivalents at: Beginning of year                          1,778,939                120,719                 647,054
                                                                       ------------            -----------               ---------

                                     End of year                       $  1,692,440            $ 1,778,939               $ 120,719
                                                                       ============            ===========               =========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY       CROWN CASINO CORPORATION

 FOR THE THREE YEARS                                                          COMMON STOCK                     TREASURY STOCK
 IN THE PERIOD ENDED APRIL 30, 1995                                      SHARES           AMOUNT          SHARES           AMOUNT
 ----------------------------------                                      ------           ------          ------           ------
 Balance at April 30, 1992                                              4,211,230        $ 42,112         522,729        $(510,787)

   Purchase of common stock                                                                               164,665          (77,100)

   Net loss
                                                                       ----------        --------        --------        ---------
 Balance at April 30, 1993                                              4,211,230          42,112         687,394         (587,887)

   Issuance of common stock                                             5,608,389          56,084

   Issuance of warrants Purchase of common stock                         (220,800)         (2,208)

   Stock options exercised                                                 87,500             875

   Tax benefit of stock options Net loss
                                                                       ----------        --------        --------        ---------
 Balance at April 30, 1994                                              9,686,319          96,863         687,394         (587,887)

   Issuance of common stock                                             2,650,034          26,501

   Issuance of warrants Purchase of common stock                                                           10,000          (55,000)

   Stock options exercised                                                 39,500             395

   Cancellation of treasury stock                                        (697,394)         (6,974)       (697,394)         642,887

   Net loss
                                                                       ----------        --------        --------        ---------
 Balance at April 30, 1995                                             11,678,459        $116,785              --        $      --
                                                                       ==========        ========        ========        =========

See accompanying notes to consolidated financial statements.

                                                                                           RETAINED
                                                              ADDITIONAL                   EARNINGS                       TOTAL
                                                               PAID-IN                   (ACCUMULATED                 STOCKHOLDERS'
                                                               CAPITAL                     DEFICIT)                       EQUITY
                                                               -------                     --------                       ------
 Balance at April 30, 1992                                   $ 4,313,708                 $    350,752                  $ 4,195,785
   Purchase of common stock                                                                                                (77,100)
   Net loss                                                                                  (408,067)                    (408,067)
                                                             -----------                 ------------                  -----------

 Balance at April 30, 1993                                     4,313,708                      (57,315)                   3,710,618
   Issuance of common stock                                   23,347,585                                                23,403,669
   Issuance of warrants                                          951,664                                                   951,664
   Purchase of common stock                                     (770,592)                  (1,435,200)                  (2,208,000)
   Stock options exercised                                        67,016                                                    67,891

   Tax benefit of stock options                                  140,000                                                   140,000
   Net loss                                                                                (2,229,193)                  (2,229,193)
                                                             -----------                 ------------                  -----------
 Balance at April 30, 1994                                    28,049,381                   (3,721,708)                  23,836,649
                                                             -----------                 ------------                  -----------
   Issuance of common stock                                   12,418,442                                                12,444,943
   Issuance of warrants                                        1,989,845                                                 1,989,845

   Purchase of common stock                                                                                                (55,000)
   Stock options exercised                                        37,652                                                    38,047
   Cancellation of treasury stock                               (635,913)
   Net loss                                                                               (20,324,845)                 (20,324,845)
                                                             -----------                 ------------                  -----------
 Balance at April 30, 1995                                   $41,859,407                 $(24,046,553)                 $17,929,639
                                                             ===========                 =============                 ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS             CROWN CASINO CORPORATION

A -- HISTORY AND DESCRIPTION OF BUSINESS

    Crown Casino Corporation, formerly Skylink America Incorporated, and subsidiaries (the "Company") owns a 50% interest in a riverboat gaming casino located in Calcasieu Parish, Louisiana that opened in July 1995, owns an 18.6 acre tract of land in the gaming district of Las Vegas, Nevada which is being held for development of a hotel and casino, and in July 1995 entered into a definitive purchase agreement to acquire the Bourbon Street Hotel and Casino (the "Bourbon Street Casino") located in Las Vegas, Nevada. The Company is also actively pursuing other gaming opportunities in these and other jurisdictions.

    Prior to March 1994, the Company had been engaged in various facets of the cable programming business.

B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Principles of Consolidation

    The consolidated financial statements include the accounts of Crown Casino Corporation and all of its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    Cash and Cash Equivalents

    The Company considers cash and all highly liquid investments with an original maturity of three months or less to be cash equivalents.

    Casino Pre-opening and Development Costs

    All casino pre-opening and development costs are expensed as incurred. Pre-opening and development costs consist principally of personnel costs, advertising, insurance, travel, consulting and professional fees.

    Property and Equipment

    Property and equipment are stated at cost. Expenditures for additions, renewals and improvements are capitalized. Interest costs during construction of facilities are capitalized. Costs of repairs and maintenance are expensed as incurred. Depreciation will be charged on gaming related equipment and facilities beginning in July 1995 (commencement of operations). Depreciation is computed using the straight-line method over the following estimated useful lives:

 Furniture, fixtures and equipment                  5 to 10 years
 Riverboat and barges                               15 years

    Non-Compete Agreement

    In connection with the acquisition of St. Charles Gaming Company, Inc. ("SCGC"), the seller agreed not to compete with the Company within the Louisiana market for a period of five years. The costs allocated to such agreement are being amortized over a five year period using the straight-line method. At April 30, 1995 accumulated amortization amounted to $183,326.

    Debt Issuance Costs

    In connection with the issuance of the Senior Note and amendments to the agreement governing the Senior Note, the Company incurred debt issuance costs of approximately $2.5 million. These costs are being amortized over the term of the Senior Note using the effective interest method.

    License Costs

    License costs principally represent the excess purchase price of acquiring SCGC over the net identifiable tangible assets (see Note D). These costs will be amortized beginning in July 1995 (commencement of operations) over the remaining license term using the straight-line method. The Louisiana license was issued on March 29, 1994 and has a five year initial term, which is subject to renewal.

    Income Taxes

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

    Treasury Stock

    During fiscal 1995 the Company formally canceled all of its shares held in treasury. The amount credited to additional paid-in capital upon the original issuance of such shares was estimated to be equal to or greater than the Company's cost of reacquiring such shares. Accordingly, the carrying value in excess of the par value of such shares was charged to additional paid-in capital upon such cancellation.

    Loss Per Share

    Loss per share has been calculated using the weighted average number of shares outstanding.

    Reclassifications

    Certain prior year amounts in the accompanying financial statements have been reclassified to conform to the fiscal 1995 presentation. Amounts associated with cable activities have been reclassified to discontinued operations.

C -- SALE OF 50% OF LOUISIANA PROJECT

    On June 9, 1995 pursuant to a definitive Stock Purchase Agreement ("Stock Purchase Agreement") the Company sold a 50% interest in SCGC to Louisiana Riverboat Gaming Partnership ("LRGP"), a joint venture owned 50% by Casino America, Inc. ("Casino America") and 50% by Louisiana Downs, Inc. LRGP owns the Isle of Capri(SM) dockside riverboat casino in Bossier City, Louisiana. The purchase price consists of (i) a five-year $20 million note (the "LRGP Note"),
(ii) $1 million cash, and (iii) a warrant (which may only be exercised by converting a portion of the LRGP Note) to purchase 416,667 shares of Casino America common stock at $12 per share.

    The LRGP Note bears interest at 11.5% per annum, payable monthly, and is secured by LRGP's 50% interest in SCGC. Principal is payable in seventeen equal quarterly installments beginning in June 1996. If the distributions from SCGC to LRGP during any quarter are less than the principal installment due for such quarter, LRGP will only be obligated to pay the amount of such distribution and any deficiency will be deferred to the next installment due under the LRGP Note. All principal and interest not previously paid will be due and payable in June 2000.

    In June 1995, as a result of the sale of a 50% interest in SCGC, the Company recorded a gain before income taxes of approximately $22 million. However, the majority of the gain has been deferred until such time as its realization is reasonably assured. Realization of such deferred gain is dependent on the collection of the LRGP Note, which is principally dependent on SCGC's future operating profits. Prior to maturity, the principal payments on the LRGP Note are limited to the amount of distributions received by LRGP from SCGC's operations, and principal payments on the LRGP Note are not guaranteed by LRGP.

    Also, pursuant to the Stock Purchase Agreement, LRGP will lend funds, or will provide a financing source for SCGC, to provide for the development of the Calcasieu Parish project and the payment of interest on SCGC's senior debt, in amounts to be agreed upon between LRGP and the Company. The maximum amount of all loans funded or guaranteed by LRGP will not exceed $45 million, unless agreed to by the parties. At April 30, 1995 Casino America and LRGP had loaned or advanced SCGC a total of approximately $6.9 million. In August 1995 SCGC and LRGP jointly issued $38.4 million of senior secured increasing rate notes whose proceeds were used to retire all of SCGC's senior debt ($21.9 million) and certain LRGP obligations ($8.4 million). The balance of the proceeds will be used in the development of the Calcasieu Parish project (see Note G).

    In connection with the Stock Purchase Agreement, SCGC bought out its prior casino management agreement for $4 million and entered into a new casino management agreement with Casino America. The Casino America management agreement has a term of 99 years and provides for a management fee of (i) 2% of "Revenues," as defined in the agreement (generally net gaming revenues less gaming and admission taxes plus all other operating revenues), plus (ii) 10% of "Net Operating Income," as defined in the agreement, provided however, the total management fee shall not exceed 4% of "Revenues." In the event the LRGP Note goes in default and the Company reacquires LRGP's 50% interest in SCGC, SCGC will have the right to terminate the Casino America management agreement.

    In addition to the foregoing, the Company granted LRGP a right of first refusal to jointly develop its 18.6 acre tract of land in the gaming district of Las Vegas in the event the Company chooses to develop such project on a joint venture basis.

    At April 30, 1995 SCGC had assets, liabilities and shareholder's deficit of approximately $35 million, $38 million and $3 million, respectively. SCGC's condensed results of operations for the year ended April 30, 1995 and the period from June 25, 1993 (date of acquisition) through April 30, 1994 were as follows (in thousands):

                                                                                           1995             1994
                                                                                           ----             ----
 Revenue                                                                                  $     --            $   --
 Costs and expenses                                                                         21,730             1,516
 Benefit for income taxes                                                                   (2,828)             (573)
                                                                                          --------            ------

   Net loss                                                                               $(18,902)            $(943)
                                                                                          --------             -----

D -- ACQUISITIONS

    In June 1993 the Company acquired 100% of the outstanding common stock of SCGC, a Louisiana corporation which was organized in January 1993 for the purpose of developing a riverboat casino project in St. Charles Parish, Louisiana. The Company paid $500,000 and issued 1.2 million shares of restricted common stock to the seller in exchange for all of the issued and outstanding common stock of SCGC and for the seller's agreement not to compete with the Company. In addition, in connection with the transaction, the Company issued 400,000 shares of restricted common stock as a finder's fee to a company which has a principal shareholder who is a director of the Company.

    In December 1993 the Company acquired 100% of the outstanding common stock of Gaming Entertainment Management Services, Inc. ("GEMS"), a Nevada corporation which was organized in September 1992 for the purpose of developing a hotel and casino project in Las Vegas, Nevada known as the Desert Winds Hotel and Casino. GEMS' primary asset was its option to purchase an 18.6 acre tract of land in the gaming district of Las Vegas located on the southeast corner of the intersection of Flamingo and Arville. The option was exercised and the land was purchased in June 1994. GEMS has no operations other than its development of the Desert Winds project. In connection with the transaction the Company issued 850,000 shares of restricted common stock to the shareholders of GEMS and issued 35,000 shares of restricted common stock to an unrelated company as a finder's fee. Prior to the acquisition, the Company loaned GEMS $500,000 which was assumed in the purchase.

    The acquisitions have been accounted for using the purchase method of accounting. The purchase price and purchase price allocations are as follows (in thousands):


                                                                                   SCGC        GEMS
                                                                                   ----        ----
 Purchase price:
   Cash                                                                            $  500

   Stock issued                                                                     5,600     $ 3,982

   Other transaction costs                                                             50          20

   Liabilities assumed                                                                 25         585
                                                                                   ------     -------
                                                                                   $6,175     $ 4,587
                                                                                   ======     =======
 Purchase price allocation:
   Cash                                                                               $50     $    80

   Non-compete agreement                                                              500

   Land purchase option                                                                         6,075

   License costs                                                                    9,025

   Deferred income taxes                                                           (3,400)     (1,568)
                                                                                   ------     -------
                                                                                   $6,175     $ 4,587
                                                                                   ======     =======

    The shares issued were valued based upon the trading price of the Company's stock on the earlier of the date when all material contingencies to the acquisition were removed or upon closing, discounted to reflect the restricted nature of the securities. The Company recorded a deferred tax liability to reflect the difference in basis of the acquired assets and liabilities for income tax and financial reporting purposes. The activities of SCGC and GEMS have been included in the Company's results of operations from their respective dates of acquisition. Pro forma results of operations have not been presented for the fiscal year ended April 30, 1994 as such results are not materially different from the actual results of operations for such period.

    In July 1995, the Company entered into a definitive asset purchase agreement to acquire the Bourbon Street Hotel and Casino located in Las Vegas, Nevada for $10 million (see Note P).

E -- LICENSING

    In March 1994 SCGC received a license with certain conditions from the Louisiana Riverboat Gaming Enforcement Division (the "Enforcement Division"). The license has an initial term of five years and is thereafter subject to renewal.

    In connection with the proposed acquisition of the Bourbon Street Hotel and Casino, the Company intends to apply for a Nevada gaming license.

F -- LAND HELD FOR DEVELOPMENT

    In connection with the acquisition of GEMS (see Note D) the Company acquired an option to purchase an 18.6 acre tract of land in the gaming district of Las Vegas, Nevada located on the southeast corner of the intersection of Flamingo and Arville. In June 1994 the Company exercised its option and closed the purchase of the Las Vegas land. Upon such purchase amounts previously capitalized as land purchase option costs were reclassified to land held for development. In February 1994 the Las Vegas land under option was appraised for approximately $20.3 million.

G -- DEBT

    At April 30, 1995 SCGC had the following debt:

 Senior Note, net of discount of $118,397
 Notes payable to Casino America                        $21,811,603
                                                          4,700,000
                                                        -----------
                                                        $26,511,603
                                                        ===========

    In June 1994 SCGC issued a $28 million Senior Secured Increasing Rate Note (the "Senior Note") to an institutional investor. The Senior Note was initially due on June 3, 1995, but was subsequently extended to August 31, 1995 and carried a 12% coupon increasing 67 basis points each quarter up to a maximum interest rate of 14%. The Senior Note was issued with a five year warrant to purchase 508,414 shares of the Company's common stock at an original exercise price of $6.00 per share, which was adjusted to $3.00 per share in December 1994 pursuant to an amendment to the warrant. The proceeds from the private placement were allocated between the Senior Note ($26.7 million) and the warrant ($1.3 million) based upon the relative fair value of each of the securities at the time of issuance. The resulting original issue discount has been amortized over the life of the Senior Note using the effective interest method.

    In August 1995 the Senior Note was paid off from the proceeds of $38.4 million of Senior Secured Increasing Rate Notes (the "New Notes"), issued jointly by SCGC and LRGP. The New Notes initially become due in August 1996, but can be extended up to an additional twelve months at the option of the issuers, and carry a 12% coupon increasing 25 basis points each quarter until maturity, and provide for contingent interest beginning in June 1996 equal to 7.5% of SCGC's and LRGP's consolidated cash flow, as defined. The New Notes are collaterlized by substantially all the assets of SCGC and LRGP and contain covenants relating to certain business, operational and financial matters including limitations on (i) incurring additional debt, (ii) paying dividends,
(iii) merging or consolidating with others, (iv) changes in control, (v) capital expenditures, (vi) investments and joint ventures, and (vii) the sale of assets. The New Notes are not guaranteed by the Company or any of its subsidiaries.

    In March 1995, pursuant to the Stock Purchase Agreement, SCGC issued promissory notes aggregating $4.7 million to Casino America (the "Casino America Notes"). The Casino America Notes bear interest at 11.5% per annum and are due three business days after the New Notes are paid in full. The Casino America Notes are not guaranteed by the Company or any of its subsidiaries.

H -- SALES AND ISSUANCES OF COMMON STOCK

    During fiscal 1994 the Company conducted a private placement offering under Regulation D of the Securities Act of 1933 ("Securities Act") whereby the Company sold 2,690,056 shares of its common stock to accredited investors which resulted in gross proceeds of approximately $14.0 million. In connection with such private placement, the Company paid cash finder's fees of approximately $770,000. In May 1994 the Company sold an additional 636,700 shares of its common stock in the private placement offering which resulted in gross proceeds of approximately $3.7 million.

    In connection with the purchase of SCGC's riverboat the Company issued 433,333 shares of its common stock during fiscal 1994 to Kehl River Boats, Inc. ("KRB"). During fiscal 1995, after KRB was found suitable by the Louisiana gaming regulatory authorities, the Company issued KRB the remaining 623,334 shares of its common stock due under the vessel purchase agreement (see Note
L).

    During fiscal 1995 the Company filed a registration statement with the Securities and Exchange Commission, which became effective in November 1994, to register a total of 10,121,869 shares of its common stock. The registration statement includes (i) 6,937,623 shares on behalf of certain selling shareholders, (ii) 1,184,246 shares representing the underlying shares of outstanding common stock purchase warrants, and (iii) 2,000,000 shares on behalf of the Company. Through April 30, 1995 the Company had sold 915,000 of the 2,000,000 shares included in the registration statement resulting in net proceeds of $3,545,500. In addition, during fiscal 1995 the Company (i) sold 150,000 shares of its common stock to foreign investors under the provisions of Regulation S under the Securities Act resulting in net proceeds of $461,406, and (ii) issued a total of 325,000 shares of its common stock for services rendered and the termination of a certain letter agreement pertaining to a proposed casino site in Lake Charles, Louisiana that was ultimately not pursued.

I -- STOCK OPTIONS AND WARRANTS

    Options

    The Company has two stock option plans, the 1986 Incentive Stock Option Plan ("1986 Plan") for employees covering 1,250,000 shares of common stock and the 1991 Non-Qualified Stock Option Plan ("1991 Plan") for directors and key employees covering 250,000 shares of common stock. Under the 1991 Plan each non-employee director is entitled to an automatic annual grant to purchase 2,500 shares of common stock.

    Under the terms of the Plans, the purchase price of the shares will not be less than the fair market value of such shares on the date of grant. Options granted under the Plans expire in the years 1998 through 2005 and generally are exercisable on the date of grant, with the exception of options to purchase 325,000 shares which become exercisable from 1996 through 1999. At April 30, 1995, there were 223,575 and 135,000 shares of common stock available for grant in the 1986 Plan and 1991 Plan, respectively.

    The following is an aggregate summary of the 1986 Plan and 1991 Plan activity since April 30, 1992:

                                            NUMBER               OPTION             PROCEEDS
                                              OF                  PRICE                ON
                                            SHARES              PER SHARE           EXERCISE
                                            ------              ---------           --------
 Outstanding at April 30, 1992              268,143            $.63 to $.72         $174,313
   Granted                                    7,500                    $.41            3,047
   Canceled                                 (38,500)           $.63 to $.72          (24,547)
                                           --------                               ----------
 Outstanding at April 30, 1993              237,143            $.41 to $.72          152,813
   Granted                                  507,500          $1.41 to $7.38        2,903,125
   Exercised                                (77,500)          $.63 to $1.41          (62,891)
                                           --------                               ----------
 Outstanding at April 30, 1994              667,143           $.41 to $7.38        2,993,047
   Granted                                  480,000          $3.31 to $4.03        1,671,094
   Exercised                                (39,500)          $.41 to $1.41          (38,047)
   Canceled                                (310,000)                  $7.31       (2,266,875)
                                           --------                               ----------
 Outstanding at April 30, 1995              797,643           $.41 to $7.31       $2,359,219
                                           ========                               ==========

    Warrants

    During fiscal 1994 and 1995 the Company issued common stock purchase warrants to a variety of parties in connection with (i) the issuance of debt (558,414 underlying shares), (ii) finder's fees for private placements of common stock (314,952 underlying shares), (iii) a commitment fee for the issuance of a commitment letter (160,880 underlying shares), (iv) the purchase of its riverboat (100,000 underlying shares), and (v) a certain joint venture agreement (50,000 underlying shares). The warrants issued were valued based upon a composite of commonly accepted warrant valuation models.

    The following is an aggregate summary of warrant activity since April 30, 1993:

                                                                 NUMBER OF
                                                                UNDERLYING      EXERCISE PRICE        PROCEEDS
                                                                  SHARES           PER SHARE         ON EXERCISE
                                                                  ------           ---------         -----------
 Outstanding at April 30, 1993                                         --                            $       --

   Issued                                                         475,832       $6.00 to $12.00       3,327,420
                                                                ---------       ---------------      ----------
 Outstanding at April 30, 1994                                    475,832       $6.00 to $12.00       3,327,420

   Issued                                                         708,414       $3.00 to $ 7.25       2,793,992
                                                                ---------       ---------------      ----------
 Outstanding at April 30, 1995                                  1,184,246       $3.00 to $12.00      $6,121,412
                                                                ---------       ---------------      ----------

    All of the warrants became exercisable upon their issuance. The warrants expire between 1997 and 1999, contain certain anti-dilution provisions and provide the holders with certain registration rights relative to the underlying shares.

J -- INCOME TAXES

    The provision (benefit) for income taxes from continuing operations was as follows for the three fiscal years in the period ended April 30, 1995:

                                                                      FISCAL             FISCAL            FISCAL
                                                                       1995               1994              1993
                                                                       ----               ----              ----
 Provision (benefit) for income taxes:
   Current                                                         $    37,672        $   (43,359)       $ 125,626

   Deferred                                                         (3,940,000)        (1,062,574)        (258,730)
                                                                   -----------        -----------        ---------
                                                                   $(3,902,328)       $(1,105,933)       $(133,104)
                                                                   ===========        ===========        =========

    The provision (benefit) for income taxes from continuing operations is different from the amount computed by applying the statutory federal income tax rate to loss from continuing operations before income taxes for the following reasons:

                                                                  FISCAL        FISCAL        FISCAL
                                                                   1995          1994          1993
                                                                   ----          ----          ----

 Federal statutory rate                                           (34)%          (34)%        (34)%

 State income tax, net of federal benefit                          (5)            (3)

 Valuation allowance                                               23

 Other                                                                             2
                                                                  ---            ---          ---
                                                                  (16)%          (35)%        (34)%
                                                                  ====           ===          ===

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets were as follows:

 APRIL 30, . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            1995                1994
 ---------                                                                            ----                ----
 Deferred tax liabilities:
   License costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           $ 3,442,030         $3,442,030

   Land held for development . . . . . . . . . . . . . . . . . . . . . . .             1,792,255          1,792,255

   Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                19,975            165,475
                                                                                      ----------         ----------
      Total deferred tax liabilities . . . . . . . . . . . . . . . . . . .             5,254,260          5,399,760
                                                                                      ----------         ----------
 Deferred tax assets:
   Pre-opening expenses  . . . . . . . . . . . . . . . . . . . . . . . . .             6,471,000            692,530

   Net operating loss carryforward . . . . . . . . . . . . . . . . . . . .             3,589,150            195,600

   Barge reserve . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               269,000

   Bad debt expense  . . . . . . . . . . . . . . . . . . . . . . . . . . .                47,525             68,000

   Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 9,779              3,630

      Total deferred tax assets  . . . . . . . . . . . . . . . . . . . . .            10,386,454            959,760
                                                                                     -----------         ----------
      Valuation allowance  . . . . . . . . . . . . . . . . . . . . . . . .            (5,632,194)
                                                                                     -----------

      Net deferred tax liability . . . . . . . . . . . . . . . . . . . . .           $   500,000         $4,440,000
                                                                                     ===========         ==========

    The Company recorded a valuation allowance for the year ended April 30, 1995 to reduce the carrying value of deferred tax assets. The valuation allowance relates to management's estimate of the realization of such deferred tax assets. At April 30, 1995 the Company had a net operating loss carryforward for tax purposes of approximately $9,477,000 which expires in 2009 and 2010.

K -- LEASES

    In March and July 1995, SCGC entered into agreements to lease the two parcels of land that comprise the Calcasieu Parish riverboat casino site. The leases have an initial term of five years with seven five year renewal options. During the initial term, the leases require annual aggregate rental payments of $850,000 in years one through four, and $1,000,000 in year five, payable monthly. During the first renewal term, the rent will be increased annually by the greater of (i) 5%, or (ii) the percentage increase in the average consumer price index for Calcasieu Parish, Louisiana for the previous twelve month period. During the second through seventh renewal terms, the lessor and SCGC will attempt to set the rent equal to 100% of the rent paid by other riverboat gaming operators in Louisiana and Mississippi for comparable property usages, or if no agreement can be made, then the parties will appoint real estate appraisers to set the rent for such renewal term. However, in no event shall the annual rent be less than $1.6 million during the fourth and all subsequent renewal terms. In addition, SCGC will pay all real estate taxes, except for taxes due on the unimproved value of the property. The Company has guaranteed the obligations of SCGC under these leases.

    In addition to the Calcasieu Parish site leases, the Company has also entered into various operating leases for equipment and office facilities. The aggregate rentals due under such leases were not significant at April 30, 1995.

    Rent expense for all operating leases during the last three fiscal years was as follows:

                                                           FISCAL          FISCAL         FISCAL
                                                            1995            1994           1993
                                                            ----            ----           ----
 Continuing operations                                     $93,888        $39,483        $35,970

 Discontinued operations                                                   23,727         46,105
                                                           -------        -------        -------

                                                           $93,888        $63,210        $82,075
                                                           =======        =======        =======

    The Company has also entered into various capital leases for equipment. As of April 30, 1995 future minimum lease payments under capital leases were as follows:

 FISCAL YEAR                                                                     AMOUNT
 -----------                                                                     ------
 1996                                                                         $ 3,294,610
 1997                                                                           2,234,605
 1998                                                                              84,420
 1999                                                                              79,476
 2000                                                                               6,622
                                                                              -----------
 Total minimum lease payments                                                   5,699,733
 Less amount representing interest                                               (551,624)
                                                                              -----------
 Present value of future minimum lease payments                                 5,148,109

 Less current portion                                                          (2,876,632)
                                                                              -----------
 Capital lease obligations, less current portion                              $ 2,271,477
                                                                              ===========


L -- COMMITMENTS AND CONTINGENCIES

    Common Stock Pending Issuance

    In February, 1995 the Company made a commitment to issue 50,000 shares of its common stock (representing $200,000) to a consultant upon commencement of SCGC's riverboat gaming operations in Calcasieu Parish, Louisiana. In July 1995 such operations commenced and subsequently the shares due were issued.

    At April 30, 1994 the Company was committed to issue 333,334 shares of its common stock (representing $1,500,000) to KRB, the Company's riverboat contractor, upon KRB being found suitable as a 5% or greater shareholder of the Company by the Louisiana gaming regulatory authorities. In December 1994, KRB was found suitable and the Company issued the total shares then due (623,334) to KRB.

    Common Stock Subject to Redemption

    At April 30, 1994 the Company was required to make recission offers to certain investors covering 151,000 shares of its common stock (representing $829,500) to satisfy securities laws in certain states in which the Company conducted a private placement offering of its securities. The recission offers expired at various times through September 1994, at which time the respective amounts included in common stock subject to redemption were reclassified to additional paid-in capital.

    Litigation

    On September 21, 1994, an action was filed against the Company and SCGC in the 24th Judicial District Court for the Parish of Jefferson, Louisiana by Avondale Industries, Inc. ("Avondale"). In this action, Avondale alleges that the Company was contractually obligated to Avondale for the construction of SCGC's riverboat vessel based upon a letter of intent (allegedly reaffirming a previous agreement entered into between Avondale and the Company). Avondale alleges that the Company breached a duty to negotiate in good faith toward the execution of a definitive vessel construction contract. Alternatively, Avondale alleges that a separate oral contract for the construction of the vessel existed and that the Company committed unspecified unfair trade practices and made certain misrepresentations. Avondale seeks unspecified damages including "all lost profits and lost overhead" and attorneys fees. The Company intends to vigorously contest liability in this matter.

    Commitments to Calcasieu Parish

    In January 1995, SCGC made a commitment to Calcasieu Parish to provide certain payments to the Parish above and beyond the statutory admissions tax. SCGC committed to a $1 million initial payment, which was paid upon the opening of the casino, and a $1 million annual payment for as long as the casino is operating at its site in the Parish, but in no event less than six years. In June 1995 SCGC and the Parish entered into a definitive development agreement whereby, in consideration for the payments to be made by SCGC to the Parish, the Parish is required to cooperate with and provide assistance to SCGC in obtaining and maintaining necessary permits and approvals to operate its riverboat gaming casino.

    Teaming Agreement

    In June 1994 the Company entered into a teaming agreement with a group of individuals for the purpose of pursuing a gaming license in the State of Illinois. The agreement requires the Company to issue warrants to purchase up to 250,000 shares of the Company's common stock, and to make certain payments in cash upon the occurrence of specified events, including the issuance of a gaming license.

M -- RELATED PARTY TRANSACTIONS

    During fiscal 1994, in connection with the acquisition of SCGC (see Note
D), the Company issued 400,000 shares of restricted common stock as a finder's fee to a company whose principal shareholder is a director of the Company. In March 1995, this director became an executive officer of the Company.

    The Company incurred legal fees of approximately $259,000 and $218,000 during fiscal 1995 and 1994, respectively, from a law firm of which a director of the Company was a partner. In March 1995, this director became an executive officer of the Company.

    During fiscal 1994 the Company paid $24,000 for investment banking services to a company of which an outside director of the Company is an officer.

    During fiscal 1994 the Company borrowed an aggregate of $700,000 on a short-term basis from an individual who was a major beneficial shareholder of the Company at the time of such loan.

    During fiscal 1995 the Company entered into a teaming agreement (see Note
L) with an individual who subsequently became a director of the Company. Pursuant to such agreement, the Company issued warrants to purchase 50,000 shares of the Company's common stock.

N -- DISCONTINUED OPERATIONS

    In July 1993 the Company made the decision to focus all its efforts in the gaming industry and discontinue operating in the cable programming industry. As a result, during fiscal 1994 the Company sold all its remaining cable assets for total consideration of $1,125,000.

    The loss on disposal of the Company's cable operations was as follows:

                                                                              LOSS
                                                                             BEFORE          INCOME
                                                                             INCOME            TAX
                                                                              TAXES          BENEFIT         NET LOSS
                                                                              -----          --------        ---------
 Loss on disposal of cable operations                                       $(239,925)       $(81,575)       $(158,350)

 Operating loss from July 1993 to February 1994 (disposal date)               (32,432)        (11,027)         (21,405)
                                                                            ---------        --------        ---------
                                                                            $(272,357)       $(92,602)       $(179,755)
                                                                            ==========       =========       ==========

    The identifiable revenues and expenses from cable operations have been reclassified on the accompanying statements of operations from their historical classification to separately identify them as the net results of discontinued operations. Discontinued operations include allocations of general and administrative expenses that were determined to be directly related to such operations. The condensed statements of operations for discontinued operations for fiscal years 1994 and 1993 were as follows:

                                                               FISCAL 1994
                                                               -----------
                                                      MAY-JUNE           JULY-APRIL
                                                   (PRE-MEASURE-       (POST-MEASURE-        FISCAL
                                                     MENT DATE)          MENT DATE)           1993
                                                     ----------          ----------           ----
 Revenues                                            $192,313              412,050         $1,346,912

 Costs and expenses                                   187,845              444,482          1,615,248

 Loss on disposal of cable operations                                      239,925
                                                     --------            ---------         ----------

   Income (loss) before income taxes                    4,468             (272,357)          (268,336)

 Provision (benefit) for income taxes                   1,519              (92,602)          (123,383)
                                                     --------            ---------         ----------
   Net income (loss)                                 $  2,949            $(179,755)        $ (144,953)
                                                     ========            =========         ==========

O -- SUPPLEMENTAL CASH FLOW INFORMATION

    Supplemental cash flow disclosures are as follows for the three fiscal years in the period ended April 30, 1995:


                                                                     FISCAL               FISCAL            FISCAL
                                                                      1995                 1994              1993
                                                                      ----                 ----              ----
 Continuing operations:
   Common stock issued in acquisitions                                                 $9,582,500

   Common stock issued for equipment                                $1,450,000            550,000

   Common stock issued for services and other                        1,300,000
   Equipment acquired under capital leases                           5,778,767
   Equipment acquired with debt                                                         5,000,000

   Note payable converted to common stock                                               3,000,000

   Note payable exchanged for land                                     471,465
   Retirement of debt with property                                                       200,000

   Warrants issued for equipment and services                          337,500            951,664

   Interest paid, net of amount capitalized                    6,132,059             11,474          $  3,886

   Income taxes paid, net of refunds                            (124,328)          (141,359)          226,351

 Discontinued operations:
   Cable assets sold for note receivable                                            250,000

P -- SUBSEQUENT EVENTS

    On June 9, 1995 the Company sold a 50% interest in SCGC to LRGP for approximately $22 million total consideration (see Note C).

    On July 14, 1995 the Company entered into a definitive asset purchase agreement to acquire the Bourbon Street Casino located in Las Vegas, Nevada for a purchase price of $10 million. The Bourbon Street Casino has approximately 430 slot machines and 15 table games over its 15,000 square feet of gaming space, 166 hotel rooms, including 16 suites, and has reported annual revenues of approximately $12 million. Closing is expected to occur by October 1995.

    On July 29, 1995 SCGC's riverboat casino commenced gaming operations in Calcasieu Parish, Louisiana.

    On August 7, 1995 SCGC and LRGP jointly issued $38.4 million of senior secured increasing rate notes and paid off SCGC's Senior Note (see Note G).

CONSOLIDATED BALANCE SHEETS                             Crown Casino Corporation

                                                                                       October 31, 1995     April 30,
                                                                                         (Unaudited)          1995
                                                                                       ----------------   ------------
                                                          ASSETS
Current assets:
   Cash and cash equivalents                                                            $    335,673      $  1,692,440
   Receivables                                                                               264,784
   Prepaid expenses and other                                                                905,587           931,935
                                                                                        ------------      ------------
         Total current assets                                                              1,506,044         2,624,375
                                                                                        ------------      ------------

Property and equipment:
   Construction in progress                                                                                  1,565,739
   Furniture, fixtures and equipment                                                       1,580,621         8,887,241
   Riverboat and barges                                                                                     15,256,140
   Land held for development                                                              16,660,555        16,608,555
                                                                                        ------------      ------------
                                                                                          18,241,176        42,317,675
   Less accumulated depreciation                                                            (137,191)         (223,055)
                                                                                        ------------      ------------
                                                                                          18,103,985        42,094,620
                                                                                        ------------      ------------

Other assets:
   Note receivable                                                                        20,000,000
   Non-compete agreement, net                                                                                  316,674
   Debt issuance costs, net                                                                                    345,963
   License costs                                                                                             9,125,000
                                                                                        ------------      ------------
                                                                                          20,000,000         9,787,637
                                                                                        ------------      ------------

                                                                                        $ 39,610,029      $ 54,506,632
                                                                                        ============      ============


                                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                                     $    134,010      $    999,611
   Accrued liabilities                                                                       318,336         1,038,587
   Advances from LRGP                                                                                        2,179,083
   Capital lease obligations                                                                   5,879         2,876,632
   Notes payable                                                                                            26,511,603
                                                                                        ------------      ------------
         Total current liabilities                                                           458,225        33,605,516
                                                                                        ------------      ------------

Capital lease obligations, less current portion                                                3,281         2,271,477
Deferred income taxes                                                                      8,554,800           500,000
Common stock pending issuance                                                                                  200,000
Investment in SCGC                                                                         2,474,583
Commitments and contingencies

Stockholders' equity:
   Preferred stock, par value $.01 per share, 1,000,000 shares authorized; none issued or outstanding
   Common stock, par value $.01 per share, 50,000,000 shares authorized
      11,725,559 issued and outstanding (11,678,459 at April 30, 1995)                       117,256           116,785
   Additional paid-in capital                                                             42,031,214        41,859,407
   Accumulated deficit                                                                   (14,029,330)      (24,046,553)
                                                                                        ------------      ------------
         Total stockholders' equity
                                                                                          28,119,140        17,929,639
                                                                                        ------------      ------------

                                                                                        $ 39,610,029      $ 54,506,632
                                                                                        ============      ============


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS                   Crown Casino Corporation
(Unaudited)

                                                                                                 Six Months Ended
                                                                                                    October 31,
                                                                                               1995           1994
                                                                                            ----------     ----------
Revenues                                                                                   $         -    $         -

Costs and expenses:
   General and administrative                                                                1,238,029        940,368
   Gaming pre-opening and development                                                          662,787      3,396,409
   Depreciation and amortization                                                                72,553        123,464
                                                                                           -----------    -----------
                                                                                             1,973,369      4,460,241
                                                                                           -----------    -----------

Other income (expense):
   Interest expense                                                                           (965,793)    (3,043,046)
   Interest income                                                                           1,084,298        158,040
   Equity in loss of SCGC                                                                   (1,585,753)
   Gain on sale of 50% of SCGC                                                              21,512,640
                                                                                           -----------    -----------
                                                                                            20,045,392     (2,885,006)
                                                                                           -----------    -----------

      Income (loss) before income taxes                                                     18,072,023     (7,345,247)


Provision (benefit) for income taxes                                                         8,054,800     (2,798,850)
                                                                                           -----------    -----------

      Net income (loss)                                                                    $10,017,223    $(4,546,397)
                                                                                           ===========    ===========


Income (loss) per share                                                                    $       .82    $      (.48)
                                                                                           ===========    ===========

Weighted average common and common
   equivalent shares outstanding                                                            12,263,377      9,556,435
                                                                                           ===========    ===========





See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Crown Casino Corporation
(Unaudited)

                                                                                                     Six Months Ended
                                                                                                        October 31,
                                                                                                    1995            1994
                                                                                              --------------   ------------
Operating activities:
   Net income (loss)                                                                          $   10,017,223   $ (4,546,397)
   Adjustments to reconcile net income (loss)
      to net cash used by operating activities:
      Depreciation and amortization                                                                   72,553        123,464
      Amortization of debt issuance costs/discount                                                   389,360      1,412,740
      Warrant issued for services                                                                                    62,500
      Deferred income taxes                                                                        8,054,800     (2,798,850)
      Equity in loss of SCGC                                                                       1,585,753
      Gain on sale of 50% of SCGC                                                                (21,512,640)
      Changes in assets and liabilities, net of disposition:
          Receivables, net                                                                          (364,784)       356,723
          Prepaid expenses and other                                                                (801,474)    (1,338,379)
          Accounts payable and accrued liabilities                                                  (195,840)     1,367,180
                                                                                              --------------   ------------

       Net cash used by operating activities                                                      (2,755,049)    (5,361,019)
                                                                                              --------------   ------------

Investing activities:
   Purchases of property and equipment                                                            (4,160,168)   (16,884,850)
   Sale of 50% of SCGC                                                                             1,000,000
                                                                                              --------------   ------------

       Net cash used by investing activities                                                      (3,160,168)   (16,884,850)
                                                                                              --------------   ------------

Financing activities:
   Issuance of common stock                                                                           23,215      3,366,584
   Purchases of common stock                                                                         (50,937)       (55,000)
   Issuance of debt and warrants                                                                                 28,000,000
   Debt issuance costs                                                                                           (1,475,099)
   Advances from LRGP                                                                              4,627,897
   Payments of debt and capital lease obligations                                                    (41,725)    (7,057,953)
                                                                                              --------------   ------------

       Net cash provided by financing activities                                                   4,558,450     22,778,532
                                                                                              --------------   ------------

Increase (decrease) in cash and cash equivalents                                                  (1,356,767)       532,663
Cash and cash equivalents at:     Beginning of period                                              1,692,440      1,778,939
                                                                                              --------------   ------------

                                  End of period                                               $      335,673   $  2,311,602
                                                                                              ==============   ============




See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CROWN CASINO CORPORATION
(UNAUDITED)
FOR THE SIX MONTHS ENDED OCTOBER 31, 1995

NOTE A - BASIS OF PRESENTATION

Crown Casino Corporation and subsidiaries ("Crown" or the "Company") owns (i) a 50% interest in St. Charles Gaming Company, Inc. ("SCGC") which owns and operates a riverboat gaming casino located in Calcasieu Parish, Louisiana that opened on July 29, 1995, and (ii) an 18.6 acre tract of land in the gaming district of Las Vegas, Nevada which is being held for possible development of a hotel and casino. The Company is also actively pursuing other gaming opportunities in these and other jurisdictions.

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended October 31, 1995 are not necessarily indicative of the results that may be expected for the year ended April 30, 1996. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended April 30, 1995.


NOTE B - SALE OF 50% OF SCGC

On June 9, 1995 pursuant to a definitive Stock Purchase Agreement ("Stock Purchase Agreement") the Company sold a 50% interest in SCGC to Louisiana Riverboat Gaming Partnership ("LRGP"), a joint venture owned 50% by Casino America, Inc. ("Casino America") and 50% by Louisiana Downs, Inc. LRGP owns the Isle of Capri(SM) dockside riverboat casino in Bossier City, Louisiana. The purchase price consisted of (i) a five-year $20 million note (the "LRGP Note"), (ii) $1 million cash, and (iii) a warrant (which may only be exercised by converting a portion of the LRGP Note) to purchase 416,667 shares of Casino America common stock at $12 per share.

The LRGP Note bears interest at 11.5% per annum, payable monthly, and is secured by LRGP's 50% interest in SCGC. Principal is payable in seventeen equal quarterly installments beginning in June 1996. If the distributions from SCGC to LRGP during any quarter are less than the principal installment due for such quarter, LRGP will only be obligated to pay the amount of such distribution and any deficiency will be deferred to the next installment due under the LRGP Note. All principal and interest not previously paid will be due and payable in June 2000. At October 31, 1995 the entire LRGP Note is classified as non-current since LRGP is not permitted to make principal payments on said note until the New Notes issued jointly by LRGP and SCGC are retired (see Note C). The New Notes initially become due in July 1996, but may be extended up to twelve additional months at the option of the issuers providing no event of default has occurred and is continuing. Also, during any period an event of default has occurred and is continuing under the New Notes issued by LRGP and SCGC, the Company is not entitled to receive interest payments on the LRGP Note, and in the event of foreclosure on the New Notes, it is anticipated that the collectibility of the LRGP Note would be jeopardized.

Also, pursuant to the Stock Purchase Agreement, LRGP will lend funds, or will provide a financing source for SCGC, to provide for the development of the Calcasieu Parish project in amounts to be agreed upon between LRGP and the Company. The maximum amount of all loans funded or guaranteed by LRGP will not exceed $45 million, unless agreed to by the parties. In August 1995 SCGC and LRGP jointly issued $38.4 million of senior secured increasing rate notes the proceeds of which were used to retire all of SCGC's senior debt ($21.9 million) and certain LRGP obligations ($8.4 million). The balance of the proceeds have been used in the development of the Calcasieu Parish project (see Note C).

In connection with the Stock Purchase Agreement, SCGC bought out its prior casino management agreement and entered into a new casino management agreement with Casino America. The Casino America management agreement has a term of 99 years and provides for a management fee of (i) 2% of "Revenues," as defined in the agreement (generally net gaming revenues less gaming and admission taxes plus all other operating revenues) plus (ii) 10% of "Net Operating Income," as defined in the agreement, provided however, the total management fee shall not exceed 4% of "Revenues." In the event the LRGP Note goes into default and the Company reacquires LRGP's 50% interest in SCGC, SCGC will have the right to terminate the Casino America management agreement.

In addition to the foregoing, the Company granted LRGP a right of first refusal to jointly develop its 18.6 acre tract of land in the gaming district of Las Vegas in the event the Company chooses to develop such project on a joint venture basis.


The Company has included 100% of SCGC's operating results in its consolidated results of operations through June 8, 1995. From and after June 9, 1995 (the date of sale of 50% of SCGC), the Company has accounted for its investment in SCGC on the equity method, and accordingly has included its proportionate share of SCGC's operating results in its consolidated results of operations.

The gain on the sale of 50% of SCGC was recognized in the first quarter of fiscal 1996 as (i) the transaction occurred in such quarter, and (ii) collection of the LRGP Note was determined to be reasonably assured.

The Company's gain on the sale of 50% of SCGC is calculated as follows (in thousands):

Consideration for sale of a 50% interest in SCGC                                                              $  21,000


Crown's negative basis in SCGC stock sold:
    Deficit in SCGC                                                                                   1,778
    Percentage sold                                                                                      50%
                                                                                                      -----
                                                                                                                    889
Transaction and other costs                                                                                        (376)
                                                                                                              ---------

    Gain on sale of 50% of SCGC                                                                               $  21,513
                                                                                                              =========


At October 31, 1995 the Company's investment in SCGC is calculated as follows (in thousands):

Remaining negative basis in SCGC on June 9, 1995 after sale of 50%                                           $    (889)
Crown's portion of SCGC's loss from June 9, 1995 to October 31, 1995                                            (1,586)
                                                                                                             ---------

    Crown's investment in SCGC                                                                               $  (2,475)
                                                                                                             =========


Since the Company anticipates SCGC will have future income (operations commenced on July 29, 1995), its investment in SCGC is carried below zero and is shown as a liability at October 31, 1995.

SCGC's summarized unaudited operating results for the six month periods ended October 31, 1995 and 1994 are as follows (in thousands):

                                                                                              Six Months Ended
                                                                                                 October 31,
                                                                                        1995                    1994
                                                                                      --------                --------
Revenues:
  Casino                                                                              $ 17,008                $     --
  Food, beverage and other                                                               1,159
                                                                                      --------                --------
                                                                                        18,167                      --
                                                                                      --------                --------

Costs and expenses:
  Casino                                                                                13,277
  Food, beverage and other                                                                 433
  Gaming taxes                                                                           4,072
  Gaming pre-opening and development                                                     3,785                   3,042
  Depreciation and amortization                                                          1,029                      55
  Interest expense                                                                       2,397                   3,029
                                                                                      --------                --------
                                                                                        24,993                   6,126
                                                                                      --------                --------

    Loss before income taxes                                                            (6,826)                 (6,126)
Benefit for income taxes                                                                (2,137)                 (2,385)
                                                                                      --------                --------

    Net loss                                                                          $ (4,689)               $ (3,741)
                                                                                      ========                ========

NOTE C - SCGC DEBT

In June 1994 SCGC completed a private placement of a $28 million Senior Secured Increasing Rate Note (the "Senior Note") to an institutional investor. The Senior Note was initially due on June 3, 1995, but was subsequently extended to August 31, 1995 and carried a 12% coupon increasing 67 basis points each quarter up to a maximum interest rate of 14%. SCGC repaid $6.5 million of the Senior Note in October 1994. The balance of the Senior Note was repaid in August 1995 from a portion of the proceeds from the issuance of $38.4 million of Senior Secured Increasing Rate Notes (the "New Notes") issued jointly by SCGC and LRGP (collectively, the "Issuers") to the same institutional investor (the "Lender"). The New Notes initially become due on July 27, 1996, but can be extended up to an additional twelve months at the option of the Issuers provided no event of default has occurred and is continuing, carry a 12% coupon increasing 25 basis points each quarter until maturity, and provide for contingent interest beginning in May 1996 equal to 7.5% of the Issuers' consolidated cash flow, as defined. The New Notes are collateralized by substantially all the assets of the Issuers and the agreement governing the New Notes contains covenants relating to certain business, operational and financial matters including limitations on (i) incurring additional debt, (ii) paying dividends, (iii) merging or consolidating with others, (iv) changes in control, (v) capital expenditures, (vi) investments and joint ventures, and
(vii) the sale of assets, and financial covenants pertaining to (a) minimum cash flow, (b) minimum fixed charge ratio, (c) maximum leverage ratio, and (d) minimum net worth. Events of default occurred in September 1995 due to the failure to meet certain of the financial covenants. SCGC and LRGP are presently negotiating with the Lender to obtain a waiver of such defaults, but no waiver has yet been executed by the Lender. No assurance can be given that a satisfactory waiver will be forthcoming. During the pendency of an event of default, the Lender is entitled to accelerate the maturity of the New Notes and to foreclose on the collateral securing the New Notes. The Company believes
(i) the collective cash flow of LRGP and SCGC is more than sufficient to support the level of debt that the New Notes represent, and (ii) the Lender is well collateralized. Accordingly, while no assurance can be given, the Company does not expect that the Lender will accelerate the maturity of the New Notes and seek to foreclose on the collateral.

The New Notes are not guaranteed by the Company or any of its consolidated subsidiaries. However, during any period an event of default has occurred and is continuing under the New Notes, the Company is not entitled to receive interest payments on the $20 million LRGP Note, and in the event of foreclosure on the New Notes, it is anticipated that the collectibility of the LRGP Note would be jeopardized.



NOTE D - LAND HELD FOR DEVELOPMENT

In connection with the acquisition of Gaming Entertainment Management Services, Inc. in December 1993, the Company acquired an option to purchase an 18.6 acre tract of land in the gaming district of Las Vegas, Nevada located on the southeast corner of the intersection of Flamingo and Arville. In June 1994 the Company exercised its option and closed the purchase of the Las Vegas land. In February 1994 the Las Vegas land under option was appraised for approximately $20.3 million.



NOTE E - ABANDONMENT OF BOURBON STREET ACQUISITION

In July 1995 the Company entered into a definitive asset purchase agreement to acquire the Bourbon Street Hotel and Casino (the "Bourbon Street Casino") located in Las Vegas, Nevada for a purchase price of $10 million. The Bourbon Street Casino has reported annual revenues of approximately $12 million.

In November 1995 the Company determined not to proceed with the acquisition of the Bourbon Street Casino due to (i) the possibility of more attractive investment opportunities (including potentially acquiring a second riverboat casino which would be operated from SCGC's existing site in Calcasieu Parish),
(ii) the lack of attractive financing, and (iii) declining margins at the property. In connection with this decision, in November 1995 the Company wrote-off a $500,000 non-refundable deposit and approximately $127,000 of other costs related to the proposed acquisition.



NOTE F - CONTINGENCIES

On September 21, 1994, an action was filed against the Company and SCGC in the 24th Judicial District Court for the Parish of Jefferson, Louisiana by Avondale Industries, Inc. ("Avondale"). In this action, Avondale alleges that the Company was contractually obligated to Avondale for the construction of SCGC's riverboat vessel based upon a letter of intent (allegedly reaffirming a previous agreement entered into between Avondale and SCGC). Avondale alleges that the Company breached a duty to negotiate in good faith toward the execution of a definitive vessel construction contract. Alternatively, Avondale alleges that a separate oral contract for the construction of the vessel existed and that the Company committed unspecified unfair trade practices and made certain misrepresentations. Avondale seeks unspecified damages including "all lost profits and lost overhead" and attorneys fees. Avondale has verbally stated its lost profits and lost overhead amount to approximately $2.5 million. While no assurance can be given as to the ultimate outcome of this litigation, management believes that this litigation will not have a material adverse effect on the financial position of the Company. The Company intends to vigorously contest liability in this matter.

In October 1995, an action was filed against the Company, Casino America, Louisiana Downs, Inc. and W.S. Bellows Construction Co. (the "Defendants") in the U.S. District Court for the Western District of Louisiana, Lake Charles Division, by Marvin D. Vincent and the National Black Chamber of Commerce, Inc. (the "Plaintiffs"). In this action the Plaintiffs allege that the Defendants have desecrated the alleged grave sites of their ancestors during the course of construction of the Calcasieu Parish land-based facilities. The Plaintiffs are seeking damages of $2 million per Defendant, plus $10 million in punitive damages, costs and attorneys' fees. While no assurance can be given as to the ultimate outcome of this litigation, management believes that the allegations made in the lawsuit are without merit and that this litigation will not have a material adverse effect on the financial position or results of operations of the Company.



NOTE G - SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow disclosures are as follows for the six months ended October 31, 1995 and 1994:

                                                                               Six Months Ended
                                                                                   October 31,
                                                                           1995               1994
                                                                          ------             ------
             Note received for sale of 50% of SCGC stock               $20,000,000
             Equipment acquired under capital leases                                        $5,435,638
             Property acquired in exchange for note receivable                                 471,465
             Warrants issued for property and services                                         337,500
             Interest paid, net of amount capitalized                    1,045,538           1,065,652

                            CROWN CASINO CORPORATION
                PRO-FORMA CONSOLIDATED STATEMENTS OF OPERATIONS



                              SALE OF 50% OF SCGC

On June 9, 1995 pursuant to a definitive stock purchase agreement Crown Casino Corporation ("Crown" or the "Company") sold a 50% interest in St. Charles Gaming Company, Inc. ("SCGC") to Louisiana Riverboat Gaming Partnership ("LRGP"), a joint venture owned 50% by Casino America, Inc. ("Casino America") and 50% by Louisiana Downs, Inc. LRGP owns the Isle of Capri(SM) dockside riverboat casino in Bossier City, Louisiana. The purchase price consisted of
(i) a five-year $20 million note (the "LRGP Note"), (ii) $1 million cash, and
(iii) a warrant (which may only be exercised by converting a portion of the LRGP Note) to purchase 416,667 shares of Casino America common stock at $12 per share. The LRGP Note bears interest at 11.5% per annum, payable monthly, and is secured by LRGP's 50% interest in SCGC. On July 29, 1995 SCGC's riverboat casino commenced gaming operations in Calcasieu Parish, Louisiana.


                       PRO-FORMA STATEMENTS OF OPERATIONS

The following pro-forma consolidated statements of operations of Crown for the six months ended October 31, 1995 and for the year ended April 30, 1995 gives effect to the sale of 50% of Crown's interest in SCGC as if such transaction had occurred at the beginning of the respective periods. The pro-forma information is based on the historical financial statements of Crown and SCGC giving effect to the transaction described above and the adjustments described in the accompanying notes to pro-forma consolidated statements of operations and may not be indicative of the results that actually would have occurred had the transaction taken place on the dates indicated or the results which may be obtained in the future.

A pro-forma consolidated balance sheet is not presented since the sale of 50% of SCGC has already been reflected in Crown's historical consolidated balance sheet at October 31, 1995.

                            CROWN CASINO CORPORATION
                 PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED APRIL 30, 1995
                                   UNAUDITED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                        Historical
                                                          Crown
                                                        Year Ended           Deconsolidate                     Pro-Forma
                                                      April 30, 1995             SCGC         Adjustments     Consolidated
                                                      --------------         -------------    -----------     ------------
Revenues:                                               $       -                                               $       -

Costs and expenses:
        General and administrative                          2,008                                                   2,008
        Gaming pre-opening and development                  8,190               $  (7,677)                            513
        Site abandonment and contract buy-out               7,131                  (7,131)
        Depreciation and amortization                         248                    (111)                            137
                                                        ---------               ---------       ---------       ---------
                                                           17,577                  14,919                           2,658
                                                        ---------               ---------       ---------       ---------
Other income (expense):
        Interest expense                                   (6,827)                  6,810                             (17)
        Interest income                                       177                               $   2,300 (a)       2,477
        Equity in loss of SCGC                                                                     (9,451)(b)      (9,451)
        Gain on sale of 50% of SCGC                                                                25,513 (c)      21,513
                                                        ---------               ---------       ---------       ---------
                                                           (6,650)                  6,810          14,362          14,522
                                                        ---------               ---------       ---------       ---------
                Income (loss) before taxes                (24,227)                 21,729          14,362          11,864

Provision (benefit) for income taxes                       (3,902)                  2,827           9,049 (d)       7,974
                                                        ---------               ---------       ---------       ---------

                Net income (loss)                       $ (20,325)              $  18,902       $   5,313       $   3,890
                                                        =========               =========       =========       =========

Income (loss) per share                                 $   (2.01)                                              $     .37
                                                        =========                                               =========

Weighted average common and common
        equivalent shares outstanding                      10,104                                                  10,576
                                                        =========                                               =========





See accompanying Notes to Pro-Forma Consolidated Statements of Operations.

                            CROWN CASINO CORPORATION
                 PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED OCTOBER 31, 1995
                                   UNAUDITED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               Historical
                                                                 Crown
                                                               Six Months
                                                                 Ended          Deconsolidate                       Pro-Forma
                                                            October 31, 1995        SCGC         Adjustments      Consolidated
                                                            ----------------    -------------    -----------      ------------
Revenues:                                                       $       -                                          $        -

Costs and expenses:
   General and administrative                                       1,238                                                1,238
   Gaming pre-opening and development                                 663        $   (536)                                 127
   Depreciation and amortization                                       72             (16)                                  56
                                                                ---------        --------                          -----------
                                                                    1,973            (552)                               1,421
                                                                ---------        --------                          -----------

Other income (expense):
   Interest expense                                                  (966)            965                                   (1)
   Interest income                                                  1,084                             95 (e)             1,179
   Equity in loss of SCGC                                          (1,586)                          (759)(f)            (2,345)
   Gain on sale of 50% of SCGC                                     21,513                                               21,513
                                                                ---------        --------          -----           -----------
                                                                   20,045             965           (664)               20,346
                                                                ---------        --------          -----           -----------

       Income (loss) before taxes                                  18,072           1,517           (664)               18,925

Provision (benefit) for income taxes                                8,055                            (36) (g)            8,019
                                                                ---------        --------          -----           -----------
       Net income (loss)                                        $  10,017        $  1,517          $(628)          $    10,906
                                                                =========        ========          =====           ===========


Income (loss) per share                                         $     .82                                          $       .89
                                                                =========                                          ===========

Weighted average comon and common
   equivalent shares outstanding                                   12,263                                               12,263
                                                                =========                                          ===========





See accompanying Notes to Pro-Forma Consolidated Statements of Operations.

                            CROWN CASINO CORPORATION
            NOTES TO PRO-FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




The sale of a 50% interest in SCGC by Crown causes Crown's remaining 50% interest in SCGC to be accounted for under the equity method of accounting as opposed to consolidating such results. Accordingly, all revenues and expenses of SCGC have been removed from Crown's historical consolidated financial statements. For balance sheet purposes, Crown's remaining 50% interest in SCGC is reflected in the "Investment in SCGC" account. Similarly, Crown's 50% interest in the operations of SCGC have been reflected in the "Equity in loss of SCGC" account in the accompanying Pro-Forma Statements of Operations.


                              TWELVE MONTH PERIOD

a - To record twelve months of interest income at a rate of 11.5% per annum on the $20,000 LRGP Note received in the sale of the 50% interest in SCGC.

b - To record Crown's proportionate share of the equity in net loss of SCGC for the twelve month period.

c - To record Crown's sale of a 50% interest in SCGC presumed to have occurred at the beginning of the period.

d - To record the impact of income taxes on the adjustments described above based upon a 38% effective income tax rate.


                                SIX MONTH PERIOD

e - To record interest income at a rate of 11.5% per annum on the $20,000 LRGP
    Note received in the sale of the 50% interest in SCGC from the beginning of the period to the point when interest on such LRGP Note has been included in the historical financial statements.

f - To record Crown's proportionate share of the equity in net loss of SCGC from the beginning of the period to June 8, 1995.

g - To record the impact of income taxes on the adjustments described above based upon a 38% effective income tax rate.

                        ST. CHARLES GAMING COMPANY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                              FINANCIAL STATEMENTS

                      WITH REPORT OF INDEPENDENT AUDITORS

               FOR THE YEAR ENDED APRIL 30, 1995 AND THE PERIODS

        FROM JUNE 25, 1993 (ACQUISITION DATE) TO APRIL 30, 1994 AND 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE STOCKHOLDERS
ST. CHARLES GAMING COMPANY, INC.:

We have audited the accompanying balance sheets of St. Charles Gaming Company, Inc. (A Development Stage Enterprise) as of April 30, 1995 and 1994, and the related statements of operations, stockholder's equity, and cash flows for the year ended April 30, 1995 and the period from June 25, 1993 (acquisition date) to April 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of St. Charles Gaming Company, Inc. as of April 30, 1995 and 1994, and the results of its operations and its cash flows for the year ended April 30, 1995 and the period from June 25, 1993 (acquisition date) to April 30, 1994, in conformity with generally accepted accounting principles.

As discussed in Note D to these financial statements, in August 1995 the Company and Louisiana Riverboat Gaming Partnership jointly issued $38.4 million of Senior Secured Increasing Rate Notes. The Company believes it has failed to meet certain financial covenants of the agreement governing the notes. The Company and Louisiana Riverboat Gaming Partnership are conducting discussions with the holder of the notes regarding modification of the related borrowing agreements or obtaining waivers in order for the Company to maintain compliance in the future. The ultimate outcome of these discussions cannot be presently determined. Accordingly, no modifications have been made to the accompanying financial statements regarding the possible effects of this uncertainty.

DALLAS, TEXAS                                           COOPERS & LYBRAND L.L.P.

AUGUST 7, 1995, EXCEPT AS TO THE THIRD PARAGRAPH
OF NOTE D FOR WHICH THE DATE IS SEPTEMBER 21, 1995

                        ST. CHARLES GAMING COMPANY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                 BALANCE SHEETS



                                    Assets

                                                                                 April 30,
                                                                        1995                    1994
                                                                       ------                 --------
 Current assets:
   Cash and cash equivalents                                        $     9,522              $    23,027

   Prepaid expenses                                                     769,527                   55,962
                                                                    -----------              -----------
      Total current assets                                              779,049                   78,989
                                                                    -----------              -----------

 Property and equipment:
   Land deposit and site costs                                                                 1,261,273

   Construction in progress                                           1,539,627
   Furniture, fixtures and equipment                                  7,618,268                  606,571

   Riverboat and barges                                              15,256,140                9,329,024
                                                                    -----------              -----------

                                                                     24,414,035               11,196,868
   Less accumulated depreciation                                       (14,563)                   (3,234)
                                                                    ----------               -----------

                                                                     24,399,472               11,193,634
                                                                    -----------              -----------
 Other assets:
   Debt issuance costs, net                                             345,963

   Non-compete agreement, net                                           316,674                  416,670

   License costs                                                      9,125,000                9,125,000
                                                                    -----------              -----------

                                                                      9,787,637                9,541,670
                                                                    -----------              -----------
                                                                    $34,966,158              $20,814,293
                                                                    ===========              ===========
 Liabilities and Stockholder's Equity (Deficit)
 Current liabilities:
   Accounts payable                                                 $   738,861

   Accrued liabilities                                                  768,834              $    25,754

   Advances from LRGP                                                 2,079,083

   Advances from Crown                                                              3,076,887                9,304,590

   Capital lease obligations                                                        2,871,104

   Notes payable                                                                   26,511,603
                                                                                 ------------


      Total current liabilities                                                    36,046,372                9,330,344
                                                                                 ------------              -----------

 Capital lease obligations, less current portion                                    2,265,641

 Deferred income taxes                                                                                       2,827,483

 Commitments and contingencies

 Stockholder's equity:
   Common stock, no par value, 100,000 shares

      authorized, issued and outstanding                                            5,600,000                5,600,000

   Additional paid-in capital                                                      10,900,000                4,000,000

   Deficit accumulated during the development stage                               (19,845,855)                (943,534)
                                                                                 ------------              -----------

      Total stockholder's equity (deficit)                                         (3,345,855)               8,656,466
                                                                                 ------------              -----------
                                                                                 $ 34,966,158              $20,814,293
                                                                                 ============              ===========

See accompanying notes to financial statements.

                        ST. CHARLES GAMING COMPANY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF OPERATIONS





                                                      JUNE 25,1993                              JUNE 25,1993
                                                   (ACQUISITION DATE)                         (ACQUISITION DATE)
                                                          TO                 YEAR ENDED              TO
                                                     APRIL 30, 1995        APRIL 30, 1995      APRIL 30, 1995
                                                     --------------        --------------      --------------
 Revenues                                           $           -            $           -       $           -
 Costs and expenses:
   Gaming pre-opening and development                   8,858,313                7,676,762           1,181,551

   Buy out of management contract                       4,000,000                4,000,000

   St. Charles Parish site abandonment                  3,131,359                3,131,359

   Depreciation and amortization                          445,655                  111,326             334,329

   Interest expense                                     6,810,528                6,810,357                 171
                                                    -------------            -------------       -------------
                                                       23,245,855               21,729,804           1,516,051
                                                    -------------            -------------       -------------

      Loss before income taxes                        (23,245,855)             (21,729,804)         (1,516,051)

 Benefit for income taxes                              (3,400,000)              (2,827,483)           (572,517)
                                                    -------------            -------------       -------------
      Net loss                                      $ (19,845,855)           $ (18,902,321)      $    (943,534)
                                                    =============            =============       =============

See accompanying notes to financial statements.

                        ST. CHARLES GAMING COMPANY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF CASH FLOWS



                                                          JUNE 25, 1993                                        (ACQUISITION DATE)
                                                               TO                          YEAR ENDED                  TO
                                                         APRIL 30, 1995                  APRIL 30, 1995          APRIL 30, 1994
                                                         --------------                  --------------         ---------------
 Operating activities:
   Net loss                                  $ (19,845,855)        $ (18,902,321)         $ (943,534)

   Adjustments to reconcile net loss to
       net cash used
      by operating activities:
      Depreciation and amortization                447,890               111,326             336,564

      Amortization of debt issuance              3,376,392             3,376,392
       costs/discount

      Write-down of assets                       3,131,359             3,131,359

      Deferred income taxes                     (3,400,000)           (2,827,483)           (572,517)

      Changes in assets and liabilities:
      Prepaid expenses                            (894,933)             (838,971)            (55,962)

      Accounts payable and accrued               1,366,905             1,416,151             (49,246)
        liabilities                          -------------         -------------          ----------


      Net cash used by operating               (15,818,242)          (14,533,547)         (1,284,695)
                                             -------------         -------------          ----------

 Investing activities:

   Purchase of property and equipment          (19,991,932)           (8,795,064)        (11,196,868)

   Purchase of other assets                       (350,000)                                 (350,000)
                                             -------------         -------------          ----------

      Net cash used by investing               (20,341,932)           (8,795,064)        (11,546,868)
        activities                           -------------         -------------          ----------


 Financing activities:
   Capital contributions from Crown              7,022,655             3,522,655           3,500,000

   Advances from (payments to) Crown             3,076,887            (6,227,703)          9,304,590

   Advances from LRGP                            2,079,083             2,079,083

   Issuance of debt                             32,700,000            32,700,000

   Debt issuance costs                          (1,633,407)           (1,633,407)

   Payments of debt and capital lease           (7,125,522)           (7,125,522)
                                             -------------         -------------          ----------


      Net cash provided by financing            36,119,696            23,315,106          12,804,590
        activities                           -------------         -------------          ----------


 Decrease in cash and cash equivalents            (40,478)         (13,505)           (26,973)

 Cash and cash equivalents at:
      Beginning of period                          50,000           23,027             50,000
                                                 --------         --------           --------
      End of period                              $  9,522         $  9,522           $ 23,027
                                                 ========         ========           ========

See accompanying notes to financial statements.

                        ST. CHARLES GAMING COMPANY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                  STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)
                 FOR THE PERIOD FROM JUNE 25, 1993 (ACQUISITION
                          DATE) TO APRIL 30, 1994 AND
                         THE YEAR ENDED APRIL 30, 1995


                                                            ADDITIONAL                                 STOCKHOLDER'S
                                            COMMON            PAID-IN           ACCUMULATED               EQUITY
                                            STOCK             CAPITAL             DEFICIT                (DEFICIT)
                                            -----             -------             -------                ---------
 Balance at June 25,
   1993 (before acquisition)              $  339,051                            $    (60,061)          $    278,990
   Acquisition
      adjustments                          5,260,949        $   500,000               60,061              5,821,010
                                           ---------        -----------         ------------           ------------
 Balance at June 25,
   1993 (after acquisition)                5,600,000            500,000                                   6,100,000
   Capital contribution                                       3,500,000                                   3,500,000

   Net loss                                                                     $   (943,534)              (943,534)
                                           ---------        -----------         ------------           ------------
 Balance at April 30,
   1994                                    5,600,000          4,000,000             (943,534)             8,656,466

   Capital contribution                                       6,900,000                                   6,900,000

   Net loss                                                                      (18,902,321)           (18,902,321)
                                          ----------        -----------         ------------           ------------
 Balance at April 30,
   1995                                   $5,600,000        $10,900,000         $(19,845,855)          $ (3,345,855)
                                          ==========        ===========         ============           ============

See accompanying notes to financial statements.

                        ST. CHARLES GAMING COMPANY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                         NOTES TO FINANCIAL STATEMENTS



A -- ORGANIZATION AND DESCRIPTION OF BUSINESS

St. Charles Gaming Company, Inc., a Louisiana corporation, (the "Company") was incorporated on January 18, 1993 for the purpose of operating a riverboat gaming casino to be based in St. Charles Parish, Louisiana (near New Orleans). In January 1995, the Company changed its riverboat berthing site from St. Charles Parish to Calcasieu Parish, Louisiana (near Lake Charles). In July 1995 the Company commenced riverboat gaming operations.

Effective June 25, 1993, the Company was acquired by Crown Casino Corporation ("Crown"). Crown completed its acquisition of the Company at a price which exceeded the book value of the net assets of the Company at the acquisition date and accounted for the transaction using the purchase method of accounting. Accordingly, Crown allocated the excess purchase price to the identifiable assets acquired and liabilities assumed. This allocation established a new basis for the Company's assets and liabilities which is reflected in the accompanying financial statements. The principal result of the creation of a new basis was an increase in license costs ($9,025,000), the recording of a related deferred tax liability ($3,400,000), the addition of a non-compete agreement ($500,000), and an increase in common stock and additional paid-in-capital ($5,260,949 and $500,000, respectively). The amounts recorded as common stock were attributed to the value of the Crown shares issued in the transaction, while the amount recorded as additional paid-in-capital was related to cash paid for the non-compete agreement. The Company has adopted the fiscal year of Crown which ends on April 30.

Effective June 9, 1995, Crown sold a 50% interest in the Company to Louisiana Riverboat Gaming Partnership ("LRGP"), a joint venture owned 50% by Casino America, Inc. ("Casino America") and 50% by Louisiana Downs, Inc. LRGP owns the Isle of Capri dockside riverboat casino in Bossier City, Louisiana.

As the Company's planned principal operations had not yet commenced as of April 30, 1995, the Company is reporting as a development stage enterprise. Since inception, the Company's activities have focused on the pursuit of a riverboat gaming license and other regulatory approvals, the raising of capital, the construction of the riverboat casino and land based facilities, and the development of the project in general. The Company has received substantial financial support from Crown, LRGP and Casino America.


B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS
The Company considers cash and all highly liquid investments with an original maturity of three months or less to be cash equivalents.

CASINO PRE-OPENING AND DEVELOPMENT COSTS
All casino pre-opening and development costs are expensed as incurred. Pre-opening and development costs consist principally of personnel costs, advertising, insurance, travel, consulting and professional fees.

PROPERTY AND EQUIPMENT
Property and equipment are stated at cost. Expenditures for additions, renewals and improvements are capitalized. Interest costs during construction of facilities are capitalized. Costs of repairs and maintenance are expensed as incurred. Depreciation will be charged on gaming related equipment and facilities beginning in July 1995 (commencement of gaming operations). Depreciation is computed using the straight-line method over the following estimated useful lives.

               Furniture, fixtures and equipment             5 to 10 years

               Riverboat and barges                          15 years

NON-COMPETE AGREEMENT
In connection with the acquisition of the Company by Crown, the Company's former owner agreed not to compete with the Company in the Louisiana market for a period of five years. The non-compete agreement is stated at the cost allocated by Crown to the agreement, net of accumulated amortization of $183,326 and $83,330 as of April 30, 1995 and 1994, respectively. Amortization is recorded using the straight-line method over a period of five years.

DEBT ISSUANCE COSTS
In connection with the issuance of the Senior Note and amendments to the agreement governing the Senior Note, the Company incurred debt issuance costs of $2,569,717. These costs have been amortized over the term of the Senior Note using the effective interest method.

LICENSE COSTS
License costs principally represent the excess purchase price Crown paid in acquiring the Company's net identifiable tangible assets. These costs will be amortized beginning in July 1995 (commencement of operations) over the remaining license term using the straight-line method. The Louisiana license was issued on March 29, 1994 and has a five year initial term, which is subject to renewal.

INCOME TAXES
The Company is included in Crown's consolidated federal income tax return. The provision for income taxes in the accompanying financial statements is computed on a separate return basis.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

C -- LICENSING

The Company has received a certificate of final approval from the Louisiana Riverboat Gaming Commission ("Gaming Commission") and a license with certain conditions from the Louisiana Riverboat Gaming Enforcement Division of the Office of State Police (the "Enforcement Division"). The conditions to the license include (i) the Enforcement Division's approval of the operation of the riverboat under an approved plan of security and internal controls for a period of six months, (ii) the exercise of due diligence in the development of its planned hotel in Calcasieu Parish and (iii) obtaining the Enforcement Division's prior written approval to any modifications to its plans for such hotel, including the abandonment of any portion of the project. Upon satisfaction of the conditions to the license, a permanent license will be issued by the Enforcement Division.

D -- DEBT

At April 30, 1995, the Company had the following debt:

                     Senior Note, net of unamortized discount of $118,397                               $21,811,603
                     Notes payable to Casino America                                                      4,700,000
                                                                                                        -----------
                                                                                                        $26,511,603
                                                                                                        ===========

In June 1994, the Company issued a $28 million Senior Secured Increasing Rate Note (the "Senior Note") to an institutional investor. The Senior Note was initially due on June 3, 1995, but was subsequently extended to August 31, 1995 and carried a 12% coupon increasing 67 basis points each quarter up to a maximum interest rate of 14%. The Senior Note was issued with a warrant to purchase 508,414 shares of Crown's common stock. The proceeds from the private placement were allocated between the Senior Note ($26.7 million) and the warrant ($1.3 million) based upon the relative fair value of each of the securities at the time of issuance. The amount allocated to the warrant has been recorded as an increase in the advances from Crown account. The resulting original issue discount has been amortized over the life of the Senior Note using the effective interest method.

On August 7, 1995, SCGC and LRGP (collectively, the "Issuers") jointly issued $38.4 million of Senior Secured Increasing Rate Notes (the "New Notes"), the proceeds of which were used to retire the Senior Note ($21.9 million) and certain LRGP obligations ($8.4 million). The balance of the proceeds will be used in the development of the Calcasieu Parish project. The New Notes initially become due on July

27, 1996, but can be extended up to an additional twelve months at the option of the Issuers provided no event of default has occurred and is continuing, carry a 12% coupon increasing 25 basis points each quarter until maturity, and provide for contingent interest beginning in May 1996 equal to 7.5% of the Issuers' consolidated cash flow, as defined. The New Notes are collateralized by substantially all the assets of the Issuers and contain covenants relating to certain business, operational and financial matters including limitations on
(i) incurring additional debt, (ii) paying dividends, (iii) merging or consolidating with others, (iv) changes in control, (v) capital expenditures,
(vi) investments and joint ventures, and (vii) the sale of assets, and financial covenants pertaining to (a) minimum cash flow, (b) minimum fixed charge ratio, (c) maximum leverage ratio, and (d) minimum net worth. Management of the Company anticipates that the Company will fail to meet certain financial covenants of the agreement governing the New Notes which, if not amended or waived, would result in an event of default. The Issuers are currently having discussions with the holder of the New Notes regarding the anticipated event of default. While no assurance can be given that a satisfactory waiver or amendment will be forthcoming, management of the Company expects the Issuers will obtain such waiver or amendment to cure the anticipated event of default.

In March 1995, the Company issued promissory notes aggregating $4.7 million to Casino America (the "Casino America Notes"). The Casino America Notes bear interest at 11.5% per annum and are due three business days after the New Notes are paid in full.

In May 1995, the Company issued a promissory note to LRGP equal to the lesser of (i) $15 million, or (ii) the aggregate unpaid principal amount of advances made by LRGP to the Company. The note bears interest at the same rate of interest LRGP is charged on certain bank indebtedness, and is due three business days after the New Notes are paid in full. The proceeds from the issuance of the note has been used to develop the Calcasieu Parish project.

In addition, LRGP has made certain advances to the Company. Interest accrues on such advances at the rate of 11.5% per annum. There is no stated maturity date of such advances. The proceeds from the advances have been used to develop the Calcasieu Parish project.

E -- INCOME TAXES

The components of the Company's income tax benefit for the year ended April 30, 1995 and the period from June 25, 1993 (acquisition date) to April 30, 1994 are as follows:


                                                                                 1995            1994
                                                                                 ----            ----
                               Current                                       $(2,827,483)     $(572,517)
                                                                             -----------     ----------
                               Deferred                                      $(2,827,483)     $(572,517)
                                                                             ===========      =========

The benefit for income taxes is different from the amount computed by applying the statutory income tax rate to loss before income taxes for the year ended April 30, 1995 and the period from June 25, 1993 (acquisition date) to April 30, 1994 for the following reasons:


                                                                                 1995           1994
                                                                                 ----           ----
 Federal statutory rate                                                          (34)%          (34)%

 Valuation allowance                                                              26
 State income tax, net of federal benefit                                         (5)            (3)

 Other                                                                                           (1)
                                                                                 ---            ---

                                                                                 (13)%          (38)%
                                                                                 ===            ===

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets were as follows:

                                                          APRIL 30,                      APRIL 30,
                                                             1995                          1994
                                                             ----                          ----
 Deferred tax liabilities:
   License costs                                         $ 3,442,030                    $3,442,030

   Other                                                       1,807                         1,752
                                                         -----------                    ----------

      Total deferred tax liabilities                       3,443,837                     3,443,782
                                                         -----------                    ----------

 Deferred tax assets:
   Pre-opening expenses                                   6,149,2555                       488,412

   Net operating loss carryforward                         2,719,000                       127,887

   Other                                                     272,571
                                                         -----------                    ----------

      Total deferred tax assets                            9,140,826                       616,299

      Less valuation allowance                             5,696,989                            --
                                                         -----------                    ----------

      Net deferred tax liability                         $         -                    $2,827,483
                                                         ===========                    ==========

At April 30, 1995 the Company recorded a valuation allowance equal to the excess of deferred tax assets over deferred tax liabilities because the realization of such excess deferred tax assets was not reasonably assured. At April 30, 1995 the Company had a net operating loss carryforward for federal income tax purposes of approximately $2,836,000 which expires in 2009 and 2010.

F -- LEASES

In March and July 1995, the Company entered into agreements to lease the two parcels of land that comprise the Calcasieu Parish riverboat casino site. The leases have an initial term of five years with seven five year renewal options. During the initial term, the leases require annual aggregate rental payments of $850,000 in years one through four, and $1,000,000 in year five, payable monthly. During the first renewal term, the rent will be increased annually by the greater of (i) 5%, or (ii) the percentage increase in the average consumer price index for Calcasieu Parish, Louisiana for the previous twelve month period. During the second through seventh renewal terms, the lessor and the Company will attempt to set the rent equal to 100% of the rent paid by other riverboat gaming operators in Louisiana and Mississippi for comparable property usages, or if no agreement can be made, then the parties will appoint real estate appraisers to set the rent for such renewal term. However, in no event shall the annual rent be less than $1.6 million during the fourth and all subsequent renewal terms. In addition, the Company will pay all real estate taxes, except for taxes due on the unimproved value of the property.

In addition to the Calcasieu Parish site leases, the Company has entered into various operating leases for equipment and office facilities. The aggregate rentals due under such leases were not significant at April 30, 1995. Rent expense for the year ended April 30, 1995 and the period from June 25, 1993 (acquisition date) to April 30, 1994 was $61,539 and $15,483, respectively.

The Company has also entered into various capital leases for equipment. As of April 30, 1995 future minimum lease payments under capital leases were as follows:

                         FISCAL YEAR                                AMOUNT
                         -----------                                ------
                         1996                                      $3,287,194

                         1997                                       2,227,807

                         1998                                          84,420

                            1999                                                                                  79,476

                            2000                                                                                   6,623
                                                                                                             -----------
                            Total minimum lease payments                                                       5,685,520

                            Less amount representing interest                                                   (548,775)
                                                                                                             -----------

                            Present value of future minimum lease payments                                     5,136,745

                            Less current portion                                                              (2,871,104)
                                                                                                             -----------
                            Capital lease obligations, less current portion                                  $ 2,265,641
                                                                                                             ===========

G -- COMMITMENTS AND CONTINGENCIES

COMMITMENTS TO CALCASIEU PARISH

In January 1995, the Company made a commitment to Calcasieu Parish to provide certain payments to the Parish above and beyond the statutory admissions tax. The Company committed to a $1 million initial payment, which was paid upon the opening of the casino, and a $1 million annual payment for as long as the casino is operating at its site in the Parish, but in no event less than six years. In June 1995 the Company and the Parish entered into a definitive development agreement whereby, in consideration for the payments to be made by the Company to the Parish, the Parish is required to cooperate with and provide assistance to the Company in obtaining and maintaining necessary permits and approvals to operate its riverboat gaming casino.

LITIGATION

On September 21, 1994, an action was filed against Crown and the Company in the 24th Judicial District Court for the Parish of Jefferson, Louisiana by Avondale Industries, Inc. ("Avondale"). In this action, Avondale alleges that the Company was contractually obligated to Avondale for the construction of the Company's riverboat vessel based upon a letter of intent (allegedly reaffirming a previous agreement entered into between Avondale and the Company). Avondale alleges that the Company breached a duty to negotiate in good faith toward the execution of a definitive vessel construction contract. Alternatively, Avondale alleges that a separate, oral contract for the construction of the vessel existed and that the Company committed unspecified unfair trade practices and made certain misrepresentations. Avondale seeks unspecified damages including "all lost profits and lost overhead" and attorneys fees. The Company intends to vigorously contest liability in this matter.

H -- SITE CHANGE AND BUY OUT OF MANAGEMENT CONTRACT

In January 1995, the Company made the decision to abandon its site in St. Charles Parish, Louisiana in favor of a new site in Calcasieu Parish, Louisiana. As a result of this decision the Company recorded a charge of approximately $3.1 million which represents the write-off of previously capitalized costs specific to the St. Charles Parish site.

In March 1995, in connection with Crown's pending sale of a 50% interest in the Company's common stock to LRGP, the Company bought out its existing casino management agreement for $4 million and entered into a new management agreement with Casino America. The Casino America management agreement has a term of 99 years and provides for a management fee of (i) 2% of "Revenues", as defined in the agreement (generally net gaming revenues less gaming and admission taxes plus all other operating revenues), plus (ii) 10% of "Net Operating Income", as defined in the agreement, provided however, the total management fee shall not exceed 4% of "Revenues."

I -- RELATED PARTY TRANSACTIONS

The Company had net advances from Crown of $3,076,887 and $9,304,590 as of April 30, 1995 and 1994, respectively. The Crown advances are noninterest bearing. Advances from Crown have been used to fund the construction of the riverboat and support pre-opening and development activities. Included in net advances at April 30, 1995 is $1,500,000 relating to Crown common stock issued as payment for expenses of the Company. In June 1995, in connection with Crown's sale of a 50% interest in the Company's common stock to LRGP, Crown contributed the balance in its advance account to the Company.

Advances from LRGP bear interest at 11.5% per annum and are due three business days after the New Notes are paid in full.

The Company incurred legal costs of $269,771 and $122,289 for the year ended April 30, 1995 and the period from June 25, 1993 (acquisition date) to April 30, 1994, respectively, from a law firm of which a director of the Company is a partner. In March 1995, this director became an executive officer of Crown.

J -- SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow disclosures for the year ended April 30, 1995 and the period from June 25, 1993 (acquisition date) to April 30, 1994 are as follows:

                                                                                     1995                1994
                                                                                    ------               ----
 Equipment acquired under capital leases                                          $5,762,267

 Interest paid, net of amount capitalized                                          6,115,878             $171

 Non-cash capital contributions                                                    3,377,345

K -- SUBSEQUENT EVENTS

On June 9, 1995 Crown sold a 50% interest in the Company's common stock to LRGP for approximately $22 million total consideration.

On July 29, 1995 the Company's riverboat casino commenced gaming operations in Calcasieu Parish, Louisiana.

On August 7, 1995 SCGC and LRGP jointly issued $38.4 million of senior secured increasing rate notes and retired the Company's Senior Note (see Note D).

                        ST. CHARLES GAMING COMPANY, INC.
                                 BALANCE SHEET
                                OCTOBER 31, 1995
                                  (UNAUDITED)



                                                         Assets
Current assets:
  Cash and cash equivalents                                                                             $      2,687,058
  Receivables                                                                                                    280,416
  Prepaid expenses                                                                                               708,211
  Inventories                                                                                                    108,300
  Deferred tax asset                                                                                           2,137,521
                                                                                                        ----------------
                                                                                                               5,921,506
                                                                                                        ----------------
    Total current assets


Property and equipment:
  Land and improvements                                                                                        2,801,184
  Furniture, fixtures and equipment                                                                           10,535,776
  Leasehold improvements                                                                                      16,258,977
  Riverboat and barges                                                                                        18,600,271
  Construction in progress                                                                                    13,400,925
                                                                                                        ----------------
  Less accumulated depreciation                                                                                 (926,927)
                                                                                                        ----------------
                                                                                                              60,670,206
                                                                                                        ----------------
Other assets:
  Debt issuance costs, net                                                                                       542,833
  Non-compete agreement, net                                                                                     266,676
  License costs, net                                                                                           9,058,464
                                                                                                        ----------------
                                                                                                               9,867,973
                                                                                                        ----------------
                                                                                                        $     76,459,685
                                                                                                        ================

                                            Liabilities and Stockholders' Deficit
Current liabilities:
  Accounts payable                                                                                      $      6,237,426
  Accrued liabilities                                                                                          3,495,247
  Capital lease obligations                                                                                    3,069,559
  Notes payable to related parties                                                                            36,055,805
  Note payable                                                                                                30,000,000
                                                                                                        ----------------
    Total current liabilities                                                                                 78,858,037
                                                                                                        ----------------
Capital lease obligations, less current portion                                                                2,550,816
Commitments and contingency

Stockholders' deficit:
  Common stock, no par value, 100,000 shares
    authorized, issued and outstanding                                                                         5,600,000
Additional paid-in capital                                                                                    13,985,388
Accumulated deficit                                                                                          (24,534,556)
                                                                                                        ----------------
  Total stockholders' deficit                                                                                 (4,949,168)
                                                                                                        ----------------
                                                                                                        $     76,459,685
                                                                                                        ================

See accompanying notes to unaudited financial statements.

                        ST. CHARLES GAMING COMPANY, INC.
                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


<Cation>
                                                Six months ended October 31,
                                                   1995             1994
                                                -----------     ------------
Revenues:
  Casino                                        $17,007,743     $         -
  Food, beverage and other                        1,159,596
                                                -----------     -----------
                                                 18,167,339               -
                                                -----------     -----------
Costs and expenses:
  Casino                                         13,277,306
  Food, beverage and other                          433,218
  Gaming taxes                                    4,071,421
  Gaming pre-opening and development              3,785,380       3,042,440
  Depreciation and amortization                   1,028,897          54,927
  Interest expense                                2,397,339       3,028,670
                                                -----------     -----------
                                                 24,993,561       6,126,037
                                                -----------     -----------

    Loss before income taxes                     (6,826,222)     (6,126,037)

Benefit for income taxes                         (2,137,521)     (2,385,500)
                                                -----------     -----------

    Net loss                                    $(4,688,701)    $(3,740,537)
                                                ===========     ===========





See accompanying notes to unaudited financial statements

                        ST. CHARLES GAMING COMPANY, INC.
                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)





                                                                             Six months ended October 31,
                                                                             1995                    1994
                                                                          ---------               ----------
Operating activities:
        Net loss                                                        $ (4,688,701)           $ (3,740,537)
        Adjustments to reconcile net loss to net
                cash used by operating activities:
                Depreciation and amortization                              1,028,896                  54,927
                Deferred income tax benefit                               (2,137,521)             (2,385,500)
                Amortization of debt issuance costs/discount                 673,124               1,412,740
                Changes in assets and liabilities:
                 Receivables                                                (280,416)
                 Inventories                                                (108,300)
                 Prepaid expenses                                             61,316                (572,418)
                 Accounts payable and accrued liabilities                  8,224,978                 985,519
                                                                        ------------            ------------

                    Net cash provided (used) by operating activities       2,773,376              (4,245,269)
                                                                        ------------            ------------

Investing activates:
        Purchases of property and equipment                              (36,413,137)             (6,861,215)
                                                                        ------------            ------------

                    Net cash used by investing activities                (36,413,137)             (6,861,215)
                                                                        ------------            ------------

Financing activities:
        Advances from (repayments to) Crown                                    8,501              (8,130,710)
        Issuance of debt                                                  59,276,722              28,000,000
        Debt issuance costs                                                 (751,597)             (1,600,099)
        Payments of debt                                                 (21,930,000)             (6,500,000)
        Payments of capital lease obligations                               (286,329)               (548,140)
                                                                        ------------            ------------

                    Net cash provided by financing activities             36,317,297              11,221,051
                                                                        ------------            ------------

Increase in cash and cash equivalents                                      2,677,536                 114,051
Cash and cash equivalents at:   Beginning of period                            9,522                  23,027
                                                                        ------------            ------------

                                End of Period                           $  2,687,058            $    137,594
                                                                        ============            ============


See accompanying notes to unaudited

                        ST. CHARLES GAMING COMPANY, INC.
                    NOTES TO UNAUDITED FINANCIAL STATEMENTS
                                OCTOBER 31, 1995


A - ORGANIZATION AND DESCRIPTION OF BUSINESS

St. Charles Gaming Company, Inc., a Louisiana corporation, (the "Company") was incorporated on January 18, 1993 for the purpose of operating a riverboat gaming casino to be based in St. Charles Parish, Louisiana (near New Orleans). In January 1995, the Company changed its riverboat berthing site from St. Charles Parish to Calcasieu Parish, Louisiana (near Lake Charles). On July 29, 1995 the Company commenced riverboat gaming operations.

Effective June 25, 1993, the Company was acquired by Crown Casino Corporation ("Crown"). Crown completed its acquisition of the Company at a price which exceeded the book value of the net assets of the Company at the acquisition date and accounted for the transaction using the purchase method of accounting. Accordingly, Crown allocated the excess purchase price to the identifiable assets acquired and liabilities assumed. The Company has adopted the fiscal year of Crown which ends on April 30.

Effective June 9, 1995, Crown sold a 50% interest in the Company to Louisiana Riverboat Gaming Partnership ("LRGP"), a joint venture owned 50% by Casino America, Inc. ("Casino America") and 50% by Louisiana Downs, Inc. LRGP owns the Isle of Capri(SM) dockside riverboat casino in Bossier City, Louisiana.

Since inception, the Company's activities have focused on the pursuit of a riverboat gaming license and other regulatory approvals, the raising of capital, the construction of the riverboat casino and land based facilities, and the development of the project in general. The Company has received substantial financial support from Crown, LRGP and Casino America.

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for the period ended October 31, 1995 are not necessarily indicative of the results that may be expected for the year ended April 30, 1996. For further information, refer to St. Charles Gaming Company, Inc.'s financial statements and footnotes for the year ended April 30, 1995.



B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS
The Company considers cash and all highly liquid investments with an original maturity of three months or less to be cash equivalents.

CASINO PRE-OPENING AND DEVELOPMENT COSTS
All casino pre-opening and development costs are expensed as incurred. Pre-opening and development costs consist principally of personnel costs, advertising, insurance, travel, consulting and professional fees.

PROPERTY AND EQUIPMENT
Property and equipment are stated at cost. Expenditures for additions, renewals and improvements are capitalized. Interest costs during construction of facilities are capitalized. Costs of repairs and maintenance are expensed as incurred. Depreciation has been charged on gaming related equipment and facilities beginning in July 1995 (commencement of gaming operations). Depreciation and amortization are computed using the straight-line method over the following estimated useful lives.

Furniture, fixtures and equipment        5 to 10 years
Riverboat and barges                          25 years
Leasehold improvements                        25 years

NON-COMPETE AGREEMENT
In connection with the acquisition of the Company by Crown, the Company's former owner agreed not to compete with the Company in the Louisiana market for a period of five years. The non-compete agreement is stated at the cost allocated by Crown to the agreement, net of accumulated amortization of $233,324 at October 31, 1995. Amortization is recorded using the straight-line method over a period of five years.

DEBT ISSUANCE COSTS
In connection with the issuance of the New Notes, the Company incurred debt issuance costs of $751,597. These costs are being amortized over the term of the New Notes using the effective interest method.

LICENSE COSTS
License costs principally represent the excess purchase price Crown paid in acquiring the Company's net identifiable tangible assets. These costs are being amortized beginning in July 1995 (commencement of operations) over the estimated useful life of the license including expected renewals (25 years). The Louisiana license was issued on March 29, 1994 and has a five year initial term, which is subject to renewal thereafter.

INCOME TAXES
For periods after June 8, 1995 the Company will file its own federal income tax return. For periods prior to June 9, 1995 the Company's results are included in Crown's consolidated federal income tax return. The provisions for income taxes in the accompanying financial statements is computed on a separate return basis. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.



C - DEBT

At October 31, 1995, the Company had the following debt:

                     New Notes                                      $30,000,000
                     Notes payable to Casino America                  4,700,000
                     Notes payable to LRGP                           31,355,805
                                                                    -----------

                                                                    $66,055,805
                                                                    ===========


In June 1994, the Company issued a $28 million Senior Secured Increasing Rate Note (the "Senior Note") to an institutional investor. The Senior Note was initially due on June 3, 1995, but was subsequently extended to August 31, 1995 and carried a 12% coupon increasing 67 basis points each quarter up to a maximum interest rate of 14%.

On August 7, 1995, the Company and LRGP (collectively, the "Issuers") jointly issued $38.4 million of Senior Secured Increasing Rate Notes (the "New Notes") to the same institutional investor (the "Lender"), the proceeds of which were used to retire the Senior Note ($21.9 million) and certain LRGP obligations ($8.4 million). The balance of the proceeds were used in the development of the Calcasieu Parish project. The New Notes initially become due on July 27, 1996, but can be extended up to an additional twelve months at the option of the Issuers provided no event of default has occurred and is continuing, carry a 12% coupon increasing 25 basis points each quarter until maturity, and provide for contingent interest beginning in May 1996 equal to 7.5% of the Issuers' consolidated cash flow, as defined. The New Notes are collateralized by substantially all the assets of the Issuers and contain covenants relating to certain business, operational and financial matters including limitations on
(i) incurring additional debt, (ii) paying dividends, (iii) merging or consolidating with others, (iv) changes in control, (v) capital expenditures,
(vi) investments and joint ventures, (vii) the sale of assets, and financial covenants pertaining to (a) minimum cash flow, (b) minimum fixed charge ratio,
(c)
maximum leverage ratio, and (d) minimum net worth. Events of default occurred in September 1995 due to the failure to meet certain of the financial covenants. SCGC and LRGP are presently negotiating with the Lender to obtain a waiver of such defaults, but no waiver has yet been executed by the Lender. No assurance can be given that a satisfactory waiver will be forthcoming. During the pendency of an event of default, the Lender is entitled to accelerate the maturity of the New Notes and to foreclose on the collateral securing the New Notes. The Company believes (i) the collective cash flow of LRGP and SCGC is more than sufficient to support the level of debt that the New Notes represent, and (ii) the Lender is well collateralized. Accordingly, while no assurance can be given, the Company does not expect that the Lender will accelerate the maturity of the New Notes and seek to foreclose on the collateral.

In March 1995, the Company issued promissory notes aggregating $4.7 million to Casino America (the "Casino America Notes"). The Casino America Notes bear interest at 11.5% per annum and are due three business days after the New Notes are paid in full.

In May 1995, the Company issued a promissory note to LRGP equal to the lesser of (i) $15 million, or (ii) the aggregate unpaid principal amount of advances made by LRGP to the Company. The note bears interest at the same rate of interest LRGP is charged on certain bank indebtedness (prime plus 1%), and is due three business days after the New Notes are paid in full. The proceeds from the issuance of the note have been used to develop the Calcasieu Parish project.

In October 1995, the Company issued a second promissory note to LRGP equal to the lesser of (i) $25 million, or (ii) the aggregate unpaid principal amount of advances made by LRGP to the Company. The note bears interest at 11.5% per annum and is due in equal quarterly payments beginning three months after the Company retires the New Notes. However, to the extent that the Company does not have sufficient cash available for the payment of principal or interest, the Company is only obligated to make such payments to the extent of available cash. All principal and interest not previously paid will be due and payable on November 1, 2000, or earlier if the New Notes are not paid at maturity. The proceeds from the issuance of the note have been used to develop the Calcasieu Parish project.


D - DEFERRED TAX ASSET

Effective June 9, 1995 (date of Crown's sale of 50% of the Company to LRGP), the Company began recording a deferred tax asset to reflect the tax benefit of net operating losses incurred from such date forward. The Company has evaluated the realization of net operating loss carryforwards in light of initial operating results and future projections, and has determined that the realization of a deferred tax benefit from a portion of such net operating losses is reasonably assured.



E - COMMITMENTS AND CONTINGENCY

LITIGATION
On September 21, 1994, an action was filed against Crown and the Company in the 24th Judicial District Court for the Parish of Jefferson, Louisiana by Avondale Industries, Inc. ("Avondale"). In this action, Avondale alleges that Crown was contractually obligated to Avondale for the construction of the Company's riverboat vessel based upon a letter of intent (allegedly reaffirming a previous agreement entered into between Avondale and the Company). Avondale alleges that the Company breached a duty to negotiate in good faith toward the execution of a definitive vessel construction contract. Alternatively, Avondale alleges that a separate oral contract for the construction of the vessel existed and that Crown and the Company committed unspecified unfair trade practices and made certain misrepresentations. Avondale seeks unspecified damages including "all lost profits and lost overhead" and attorneys fees. Avondale has verbally stated its lost profits and lost overhead amount to approximately $2.5 million. While no assurance can be given as to the ultimate outcome of this litigation, management believes that this litigation will not have a material adverse effect on the financial position or the results of operations of the Company. Crown and the Company intend to vigorously contest liability in this matter.

CONSTRUCTION
At October 31, 1995 the Company was committed under various contracts relating to construction of its land-based facilities and certain road improvements. The total amount of non-cancelable commitments as of October 31, 1995 was approximately $2-3 million.


F - SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow disclosures for the six months ended October 31, 1995 and 1994 are as follows:

                                                                                 1995                    1994
                                                                              ----------              -----------
                                Equipment acquired under capital leases       $  769,959              $ 5,419,138

                                Interest paid, net of amount capitalized         143,627                1,064,652

                                Non-cash capital contributions/advances        3,085,388                2,871,035





             ================================================                           ========================================

             NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON
             HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR
             TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH                                         10,121,869 SHARES
             THIS OFFERING OTHER THAN THOSE CONTAINED IN
             THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH
             INFORMATION OR REPRESENTATIONS MUST NOT BE                                               CROWN CASINO
             RELIED UPON AS HAVING BEEN AUTHORIZED BY THE                                              CORPORATION
             COMPANY OR ANY UNDERWRITER.  NEITHER THE
             DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE                                            COMMON STOCK
             HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES,
             CREATE ANY IMPLICATION THAT THERE HAS BEEN NO
             CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE
             DATE HEREOF OR THAT THE INFORMATION CONTAINED
             HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO                                         ________________
             THE DATE HEREOF.  THIS PROSPECTUS DOES NOT
             CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF                                           PROSPECTUS
             AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE                                         ________________
             REGISTERED SECURITIES TO WHICH IT RELATES OR AN
             OFFER TO, OR A SOLICITATION OF, ANY PERSON IN
             ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR
             SOLICITATION IS UNLAWFUL.

                               __________


                            TABLE OF CONTENTS
                                                        Page
                                                        ----
             Available Information . . . . . . . . . .    2                                        December ____, 1995

             Prospectus Summary  . . . . . . . . . . .    3
             The Company . . . . . . . . . . . . . . .    7
             Risk Factors  . . . . . . . . . . . . . .    7
             Dividend Policy . . . . . . . . . . . . .   13
             Use of Proceeds . . . . . . . . . . . . .   13
             Market Price of and Dividends on
                Common Stock . . . . . . . . . . . . .   14
             Selected Financial Information  . . . . .   15
             Management's Discussion and Analysis
                of Financial Condition and
                Results of Operations  . . . . . . . .   16
             Business  . . . . . . . . . . . . . . . .   20
             Management  . . . . . . . . . . . . . . .   38
             Executive Compensation  . . . . . . . . .   40
             Certain Transactions  . . . . . . . . . .   42
             Change in Independent Auditors  . . . . .   43
             Security Ownership of Certain Beneficial
                Owners and Management. . . . . . . . .   44
             Selling Shareholders  . . . . . . . . . .   46
             Description of Capital Stock  . . . . . .   56
             Plan of Distribution  . . . . . . . . . .   58
             Legal Matters . . . . . . . . . . . . . .   59
             Experts . . . . . . . . . . . . . . . . .   59
             Financial Statements  . . . . . . . . . .   F-1


                               ----------

             ================================================                           ========================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All fees shall be paid by the Registrant. All of the amounts shown are estimated except for the registration fees of the Securities and Exchange Commission:


   SEC Registration Fee . . . . . . . . . . . . . . . . . . . . . . . . .   $  22,978

   Blue Sky Fees and Expenses . . . . . . . . . . . . . . . . . . . . . .   $  15,000

   Printing and Engraving Expenses  . . . . . . . . . . . . . . . . . . .   $  20,000

   Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . .    $110,000
                                                                            ---------
   Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . . . .   $  45,000
                                                                            ---------
   Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  17,022
                                                                            ---------

      Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 230,000
                                                                            =========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Company's Articles of Incorporation provide that a director shall not be personally liable to the Company or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that such provision shall not eliminate or limit the liability of a director for (a) a breach of the director's duty of loyalty to the Company or its shareholders; (b) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law; (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (d) an act or omission for which the liability of a director is expressly provided by an applicable statute.

        The Company's Articles of Incorporation also provide that if applicable law is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law, as amended.

        Article XI of the Company's Bylaws provides that the Company shall indemnify a director or officer who has been successful in the defense of any proceeding to which he was a party or in defense of any claim, issue or matter therein because he is or was a director or officer of the Company, against reasonable expenses incurred by him in connection with such defense.

        The Company's Bylaws also provide that the Company may indemnify or obligate itself to indemnify an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer against liability incurred in the proceeding if (a) acting in his official capacity as a director or officer of the Company, he acted in a manner he believed in good faith to be in the best interests of the Company,
(b) in all other cases, his conduct was at least not opposed to the Company's best interests, and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Company may not indemnify a director or officer (a) in connection with a proceeding by or in the right of the Company in which the director or officer was adjudged liable to the corporation, or (b) in connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.


        Since November 30, 1992, the Company has not issued any securities which are not registered pursuant to the federal Securities Act of 1933, except the following:


        On June 25, 1993, the Company acquired all of the issued and outstanding common stock of St. Charles Gaming Company, Inc. in exchange for 1,200,000 shares of the Company's Common Stock being issued to the one shareholder of St. Charles Gaming Company, Inc.

        In July 1993, the Company issued 400,000 shares of Common Stock to 10 Westpark Corporation as a finder's fee for introducing the Company to St. Charles Gaming Company, Inc.

        In October 1993 and in April 1994, the Company issued an aggregate of 433,333 shares of Common Stock, and in July 1994 issued a warrant to purchase 100,000 shares of Common Stock to Kehl River Boats, Inc., all in partial payment of the purchase price of the Casino pursuant to an agreement for such purchase entered into in October 1993, as amended. In December 1994, upon obtaining certain regulatory approvals, the Company issued an additional 623,334 shares of Common Stock for the balance of the purchase price.

        On December 13, 1993, the Company acquired all of the issued and outstanding common stock of Gaming Entertainment Management Services, Inc. ("GEMS") in exchange for 885,000 shares of the Company's Common Stock being issued to the 44 shareholders of GEMS and one corporation as a finder's fee.

        On January 5, 1994, in partial consideration for its services as placement agent in connection with a proposed private placement of debt securities which was never consummated, the Company granted Dabney/Resnick, Inc. a warrant to purchase 80,440 shares of the Company's Common Stock. In connection with introducing the Company to Dabney/Resnick, Inc., the Company undertook to grant to one individual a warrant to purchase 50,000 shares of Common Stock, which warrant was issued in October 1994.

        On January 5, 1994, the Company issued a warrant to purchase 80,440 shares of its Common Stock to Sun Life Insurance Company of America, Inc. ("Sun Life") as a commitment fee in connection with services rendered to the Company by Sun Life relating to a proposed private placement of debt securities which was never consummated.

        On May 26, 1994, the Company concluded a private placement of 3,316,756 shares of its Common Stock to an aggregate of 182 accredited investors for an aggregate purchase price of approximately $17.7 million. On March 18, 1994, the Company issued a warrant to purchase 120,000 shares of its Common Stock to Dabney/Resnick, Inc. and in April 1994, the Company issued warrants to purchase an aggregate of 194,952 shares of Crown Common Stock to two individuals and one corporation, all in consideration of their services as finders of purchasers of Common Stock in the private placement.

        In June 1994, the Company undertook to grant to one individual a warrant to purchase 50,000 shares of Common Stock in consideration of services to the Company in connection with the Company's efforts to obtain a gaming license in the State of Illinois. Such warrant was issued in October 1994.

        In connection with the sale by SCGC of a one-year note to an institutional investor in June 1994, the Company issued to such investor a warrant to purchase 508,414 shares of the Company's Common Stock.

        In March 1995, the Company issued 200,000 shares of Crown Common Stock to Calcasieu Development Corporation ("CDC") in consideration for the mutual release and termination of a previous agreement relating to certain land in the city of Lake Charles, and CDC's cooperation in effecting SCGC's development of its site in Calcasieu Parish.

        In March and July 1995, the Company issued an aggregate of 100,000 shares of Crown Common Stock as partial consideration for consulting services rendered by a single individual.

        In February and March 1995, the Company completed the sale of 150,000 shares of Common Stock to certain foreign investors under the provisions of Regulation S under the Securities Act.

        In April 1995, the Company issued an aggregate of 75,000 shares of its Common Stock to three individuals in connection with consulting services performed by such individuals on behalf of the Company.

        Except as otherwise noted, all issuances of securities described above were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and/or Rules 505 and/or 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The Company believes that all of the securities were acquired by the recipients thereof for investment for their own accounts and with no view toward the resale or distribution thereof. With respect to issuances made in reliance only upon Section 4(2) of the Securities Act, each of the recipients of such securities had a preexisting business relationship with the Company or its principals, the offers and sales were made without any public solicitation and the certificates bear restrictive legends. No underwriter was involved in such transactions. In late 1993 and early 1994, the Company agreed to file a registration statement covering the shares of certain purchasers in the private placements, and was obligated to file such registration statement no later than May 31, 1994. The Company therefore has filed this Registration Statement covering all shares issued in the private placements. In each instance, the offers and sales were made without any public solicitation, the certificates bear restrictive legends and appropriate stop transfer instructions have been or will be given to the transfer agent. No underwriter was involved in the transactions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        The exhibits listed below are filed with or incorporated by reference into this Registration Statement.

                 EXHIBIT
                 NUMBER                                            DESCRIPTION OF EXHIBITS
                 ------                                            -----------------------
                 2.1          Stock Purchase Agreement dated November 1,  1993 by and among Crown  Casino Corporation ("Crown")
                              and Charles Golding  Jr., Michael Bailey, William M. Dougal, Timothy M.  Dougal, William Saetveit
                              and WDT Associates, Inc. (the "Principal Shareholders"). (11)

                 2.1.1        Form of Stock  Purchase  Agreement  between  Crown  and  certain  other  Gaming  Entertainment
                              Management Services, Inc. ("GEMS") selling shareholders. (11)

                 2.1.2        First Amendment  to Stock Purchase  Agreement dated December  13, 1993 by  and between Crown  and the Principal Shareholders. (11)

                 2.2          Amended  Stock Purchase  Agreement  dated June  9, 1995  between  Crown and  Louisiana  Riverboat
                              Gaming Partnership. (14)

                 EXHIBIT
                 NUMBER                                            DESCRIPTION OF EXHIBITS
                 ------                                            -----------------------
                 2.3          Asset Purchase  Agreement  dated July  11,  1995  by and  between Crown  and  SLT Realty  Limited
                              Partnership and Hotel Investors Corporation of Nevada, Inc. (14)

                 3.1          Articles of Incorporation of Skylink America Incorporated (formerly SKAI, Inc.). (4)

                 3.1.1        Articles of  Merger of Skylink America  Incorporated and  SKAI, Inc. filed with  the Secretary of
                              State of the State of Alabama on September 29, 1989. (4)

                 3.1.2        Articles of Merger of  Skylink America Incorporated and  SKAI, Inc.  filed with the Secretary  of
                              State of the State of Texas on October 10, 1989. (4)

                 3.1.3        Articles of  Amendment filed with  the Secretary of  State of the  State of Texas  on October  7,
                              1993. (12)

                 3.1.4        Articles of Amendment  filed with the  Secretary of  State of  the State of  Texas on October  5,
                              1994. (12)

                 3.2          By-Laws dated August 24, 1989. (5)

                 4.1          Specimen stock certificate. (13)

                 4.2          Form  of Registration Rights  Agreement dated January  5, 1994 by  and between  Crown and Dabney-
                              Resnick, Inc. (12)

                 4.2.1        Form of  Stock Purchase Warrant dated January  5, 1994 allowing  Dabney-Resnick, Inc. to purchase shares of common stock of Crown. (12)

                 4.3          Form of  Registration Rights Agreement dated  January 5, 1994  by and between Crown  and Sun Life
                              Insurance Company of America, Inc. (12)

                 4.3.1        Form of  Stock Purchase  Warrant dated  January 5, 1994  allowing Sun  Life Insurance Company  of
                              America, Inc. to purchase shares of common stock of Crown.  (12)

                 4.4.1        Stock Purchase  Warrant dated June 3, 1994,  allowing Nomura Holding  America, Inc. ("Nomura") to purchase shares of Common Stock of Crown. (13)

                 4.4.2        Amendment to Stock Purchase Warrant dated as of December 3, 1994. (12)

                 4.5          Form  of Stock  Purchase Warrant dated  as of April  15, 1994  allowing the  following parties to purchase shares  of Common Stock  of Crown: Daniel  G. Goggin  (38,990 shares), Gerard  M. Jacobs
                              (77,981 shares), and The Hubbard Company, Inc. (77,981 shares). (13)

                 4.6          Form of Stock Purchase Warrant  dated March 18, 1994 granting  Dabney-Resnick, Inc. the  right to purchase 120,000 shares of Common Stock of Crown. (12)

                 4.7          Common Stock  Purchase Warrant dated July  8, 1994 granting  Kehl River Boats, Inc.  the right to purchase 100,000 shares of Common Stock of Crown. (12)

                 4.8          Common Stock  Purchase Warrant dated October  6, 1994 granting Don  Farris the right to  purchase
                              50,000 shares of Common Stock of Crown. (12)

                 4.9          Common  Stock  Purchase  Warrant dated  June  2, 1994  granting  Gerard M.  Jacobs  the right  to purchase 50,000 shares of Common Stock of Crown. (12)

                 4.10.1       Note  Purchase Agreement dated as  of July 20,  1995, by  and among LRGP, SCGC,  Nomura and First
                              National Bank of Commerce, as agent for Nomura ("First NBC"). (15)

                 EXHIBIT
                 NUMBER                                            DESCRIPTION OF EXHIBITS
                 ------                                            -----------------------
                 4.10.2       $38,400,000 Senior Secured  Increasing Rate Note due  July 27, 1996, issued  by LRGP and  SCGC to
                              Nomura. (15)

                 4.10.3       Pledge Agreement dated as of July 20, 1995 made by Crown in favor of First NBC. (15)

                 4.10.4       Crown Subordination Agreement  dated as of  July 20,  1995, among Crown,  LRGP, Nomura and  First
                              NBC. (15)

                 4.10.5       Security Agreement dated as of July 20, 1995, made by SCGC and LRGP in favor of First NBC. (15)

                 5.1          Opinion of Smith, Gambrell & Russell. (12)

                 10.1         Skylink America Incorporated 1986 Incentive Stock Option Plan. (2)

                 10.1.1       Amendment to Incentive Stock Option Plan adopted September 27, 1990. (6)

                 10.2         Lease  Agreement dated  April 2, 1991  between the Registrant  and FDIC  as Manager  of the FSLIC
                              Resolution Fund as Receiver for First Gibraltar. (6)

                 10.3         Employment Agreement dated as of January 1, 1988 between Registrant and Edward R. McMurphy. (3)

                 10.3.1       Amendment  to Employment  Agreement dated  February 25,  1991  between  Registrant and  Edward R.
                              McMurphy. (7)

                 10.4         Severance Agreement dated March 26, 1992 between the Registrant and Mark D. Slusser. (8)

                 10.5         Skylink America Incorporated 1991 Non-Qualified Stock Option Plan. (8)

                 10.6         Form of  Indemnification  Agreement  between  the Registrant  and  Edward  R. McMurphy,  Mark  D.
                              Slusser, T.J. Falgout, III, David J. Douglas, J. David Simmons and Michael B. Cloud. (9)

                 10.7         LRGP $20,000,000 Promissory Note dated June 9, 1995 in favor of Crown. (14)

                 10.8         Shareholders Agreement dated June 9, 1995 by and between LRGP and Crown. (14)

                 10.9         Management Agreement dated March 2, 1995 by and between SCGC and Riverboat Services, Inc. (14)

                 10.10        Lease Agreement dated May 20, 1994 by and between IGT-North America and SCGC. (13)

                 10.10.1      Modification of  Lease Agreement  dated December  23, 1994  between IGT-North  America and  SCGC.
                              (12)

                 10.11        Teaming Agreement dated June 2, 1994 between Crown and Gerard M. Jacobs. (12)

                 10.12        Stock  Option Agreement dated  December 28, 1993 between the Company  and Paul J. Murray, III and
                              Ray A. Davezak (as shareholders of Murzac, Inc.). (12)

                 10.12.1      First Amendment to Stock Option Agreement dated January 4, 1994. (12)

                 10.13        Compromise  Agreement dated January  27, 1995  among Crown, SCGC and  Century Casinos Management,
                              Inc. (12)

                 EXHIBIT
                 NUMBER                                            DESCRIPTION OF EXHIBITS
                 ------                                            -----------------------
                 10.14        Development  Agreement dated June 9, 1995  by and between  SCGC and Calcasieu Parish Police Jury.
                              (14)

                 10.14.1      First Amendment to  Development Agreement dated July 25,  1995 by and  between SCGC and Calcasieu
                              Parish Police Jury. (14)

                 10.15        Lease  (South  Tract) dated  March 24,  1995 by  and among  Port Resources,  Inc. and  CRU,. Inc.
                              (collectively, "Landlord"), SCGC and Crown. (14)

                 10.15.1      Amendment to Lease (South Tract) dated  May 3, 1995 by and among Landlord, SCGC, Crown and  LRGP.
                              (14)

                 10.15.2      Second Amendment  to Lease (South Tract)  dated May 16,  1995 by and among  Landlord, SCGC, Crown and LRGP. (14)

                 10.16        Lease (North Tract) dated July 17, 1995 by and among Landlord, SCGC and Crown. (15)

                 10.16.1      Amendment  to Lease (North  Tract) dated  July 17,  1995 by and  among Landlord,  SCGC, Crown and
                              LRGP. (15)

                 10.16.2      Second Amendment to Lease (North Tract) dated July   25, 1995 by and among  Landlord, SCGC, Crown
                              and LRGP. (15)

                 16.1         Letter from  Ernst  &  Young  LLP,  the  Company's  former  independent  auditor,  regarding  the
                              Company's statements in its  current report concerning the  resignation of  Ernst & Young LLP  as the Company's independent auditor. (12)

                 21.1         Subsidiaries of the Registrant. (1)

                 23.1         Consent of Ernst & Young LLP. (1)

                 23.2         Consent of Coopers & Lybrand L.L.P. (1)

                 23.3         Consent of Smith, Gambrell & Russell (contained in their opinion filed as Exhibit 5.1). (12)

                 24.1         Powers of  Attorney (included  on the  original Signature  Page to this  Registration Statement).
                              (12)

                 24.2         Power of Attorney of Robert J. Kehl. (12)

                 24.3         Power of Attorney of Gerard M. Jacobs. (12)

______________________

(1)    Filed herewith.

(2) Previously filed as an Exhibit to the Registrant's Registration Statement on Form 10, as amended (No. 0-14939) and incorporated herein by reference.

(3) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended April 30, 1988 and incorporated herein by reference.

(4) Previously filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended October 31, 1989 and incorporated herein by reference.

(5) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended April 30, 1990 and incorporated herein by reference.

(6) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended April 30, 1991 and incorporated herein by reference.

(7) Previously filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 1991 and incorporated herein by reference.

(8) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended April 30, 1992 and incorporated herein by reference.

(9) Previously filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 1993 and incorporated herein by reference.

(10) Previously filed as an Exhibit to the Registrant's Current Report on Form 8-K dated October 26, 1993 and incorporated herein by reference.

(11) Previously filed as an Exhibit to the Registrant's Current Report on Form 8-K dated December 13, 1993 and incorporated herein by reference.

(12) Previously filed as an Exhibit to the Registrant's Registration Statement on Form S-1, as amended, initially filed with the Securities and Exchange Commission on May 31, 1994 (No. 33-79484) and incorporated herein by reference.

(13) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended April 30, 1994 and incorporated herein by reference.

(14) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended April 30, 1995 and incorporated herein by reference.

(15) Previously filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 1995 and incorporated herein by reference.

   (d) The financial statements and schedule filed as a part of this Registration Statement are as follows:

        1. Financial Statements. See Index to Financial Statements on page F-1 of the Prospectus included in this Registration Statement.

        2.   Financial Statement Schedule

                     Schedule II     -     Valuation and Qualifying Accounts


ITEM 17.  UNDERTAKINGS.

        (a) The undersigned Registrant hereby undertakes:


            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:


               (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;


               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material changes to such information in the Registration Statement.


            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


        (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c) The undersigned Registrant hereby undertakes that:

            1. For purposes of determining any liability under the Securities
               Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

            2. For the purpose of determining any liability under the
               Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas on December 14, 1995.


                                                        CROWN CASINO CORPORATION

                                               By:                *
                                                    --------------------------------------------------
                                                    Edward R. McMurphy
                                                    President and Chief Executive Officer
                                                    (principal executive officer)


                                               By:  /s/ Mark D. Slusser
                                                    --------------------------------------------------
                                                    Mark D. Slusser
                                                    Vice President Finance and Chief Financial Officer
                                                    (principal accounting officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                                                            Title                              Date
         Signature                                          -----                              ----
         ---------
           *                                 Chairman of the Board, Chief Executive     December 14, 1995
 -------------------------
 Edward R. McMurphy                          Officer and President

           *                                 Director                                   December 14, 1995
 -------------------------
 Tilman J. Falgout, III

           *                                 Director                                   December 14, 1995
 -------------------------
 David J. Douglas

           *                                 Director                                   December 14, 1995
 -------------------------
 John David Simmons

           *                                 Director                                   December 14, 1995
 -------------------------
 Gerald L. Adams

           *                                 Director                                   December 14, 1995
 -------------------------
 Gerard M. Jacobs

           *                                 Director                                   December 14, 1995
 -------------------------
 Robert J. Kehl

 * By /s/ Mark D. Slusser
      --------------------
      Mark D. Slusser as Attorney-
      in-Fact pursuant to Powers of
      Attorney filed as part of this
      Registration Statement

                            Crown Casino Corporation
                    (Formerly Skylink America Incorporated)
                Schedule II - Valuation and Qualifying Accounts


                                   Balance at      Charged to                                      Balance at
                                  Beginning of     Costs and        Charged to      Deductions       End of
 Description                         Period         Expenses      Other Accounts    Describe(1)      Period
-------------------------------------------------------------------------------------------------------------
 Year ended April 30, 1995:
        Allowance for doubtful
         accounts                  $200,000                                         $ 60,629       $139,371

 Year ended April 30, 1994:
        Allowance for doubtful
         accounts                  $ 38,500        $218,510                         $ 57,010       $200,000

 Year ended April 30, 1993:
        Allowance for doubtful
         accounts                  $ 86,308        $ 16,374                         $ 64,182       $ 38,500





(1)  Uncollectible accounts written off, net of recoveries.

                                 Exhibit Index


                     Exhibit                                                                            Sequential
                     Number                                 Description of Exhibits                      Page No.
                     ------                ---------------------------------------------------------    -----------
                       21.1                Subsidiaries of the Registrant

                       23.1                Consent of Ernst & Young LLP

                       23.2                Consents of Coopers & Lybrand L.L.P.
